Exhibit 10.2

EXECUTION VERSION

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
DATED AS OF MAY 15, 2014
AMONG
FORESTAR (USA) REAL ESTATE GROUP INC.,
as Borrower,
FORESTAR GROUP INC.
AND
THE WHOLLY OWNED SUBSIDIARIES
OF BORROWER SIGNATORY HERETO,
as Guarantors,
AND
KEYBANK NATIONAL ASSOCIATION,
as a Lender, Swing Line Lender, LC Issuer and Agent
AND

THE OTHER LENDERS WHICH MAY BECOME
PARTIES TO THIS AGREEMENT
AND
KEYBANC CAPITAL MARKETS
as Sole Arranger and Sole Book Runner

AND
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Syndication Agent
AND
AMEGY BANK NATIONAL ASSOCIATION and CAPITAL ONE N.A.
as Co- Documentation Agents

TABLE OF CONTENTS
Page _ ___
§1.DEFINITIONS AND RULES OF INTERPRETATION    2
§1.1Definitions    2
§1.2Rules of Interpretation.    35
§2.LOANS AND LETTERS OF CREDIT    35
§2.1Commitment to Lend.    35
§2.2Notes.    38
§2.3Interest on Loans.    38
§2.4Unused Facility Fee.    39
§2.5Reduction and Termination of Revolving Commitment.    40
§2.6Requests for Loans.    40
§2.7Funds for Loans.    41
§2.8Use of Proceeds.    41
§2.9Increase in Commitments.    42
§2.10Letters of Credit.    43
§3.REPAYMENT AND PREPAYMENT OF THE LOANS    47
§3.1Stated Maturity; Extension Option.    47
§3.2Mandatory Prepayments.    48
§3.3Optional Prepayments.    49
§3.4Partial Prepayments.    49
§3.5Effect of Prepayments.    49
§4.CERTAIN GENERAL PROVISIONS    50
§4.1Conversion Options; Number of LIBOR Contracts.    50
§4.2Certain Fees.    50
§4.3Letter of Credit Fees.    50
§4.4Funds for Payments.    51
§4.5Computations.    52
§4.6Inability to Determine LIBOR Rate.    52
§4.7Illegality.    53
§4.8Additional Interest.    53
§4.9Additional Costs, Etc.    53
§4.10Capital Adequacy.    55
§4.11Indemnity by Borrower.    55
§4.12Interest on Overdue Amounts; Late Charge.    56
§4.13Certificate.    56
§4.14Limitation on Interest.    56
§5.COLLATERAL SECURITY; RELEASES    57
§5.1Collateral.    57
§5.2Appraisals; Evaluations; Adjusted Value.    57
§5.3Release of Mortgaged Property.    59
§5.4Additional Mineral Rights Leases.    61
§5.5Addition of Negative Pledge Properties to the Borrowing Base Assets.    61
§5.6Operating Account.    62
§5.7Advance Account.    63

§5.8Credo Mortgaged Properties; Credo Reserves Component.    63
§6.REPRESENTATIONS AND WARRANTIES    64
§6.1Corporate Authority, Etc.    64
§6.2Approvals.    65
§6.3Title to Properties; Leases.    66
§6.4Financial Statements.    66
§6.5No Material Changes.    66
§6.6Franchises, Patents, Copyrights, Etc.    66
§6.7Litigation.    67
§6.8No Materially Adverse Contracts, Etc.    67
§6.9Compliance with Organizational Documents, Other Instruments, Laws, Etc.    67
§6.10Tax Status.    67
§6.11No Event of Default.    68
§6.12Investment Company Act.    68
§6.13Credo Oil and Gas Properties.    68
§6.14Setoff, Etc.    69
§6.15Certain Transactions.    70
§6.16Employee Benefit Plans.    70
§6.17Regulations T, U and X.    70
§6.18Environmental Compliance.    70
§6.19Loan Documents.    72
§6.20Mortgaged Properties and Negative Pledge Properties.    73
§6.21[Intentionally Omitted]. .    74
§6.22Brokers.    74
§6.23Ownership.    74
§6.24OFAC.    75
§6.25No Fraudulent Intent.    75
§6.26Transaction in Best Interests of Loan Parties; Consideration.    75
§6.27Solvency.    75
§6.28No Bankruptcy Filing.    76
§6.29Other Debt.    76
§6.30Mineral Rights Leases.    76
§6.31Hedge Agreements and Commodity Hedge Agreements.    76
§7.AFFIRMATIVE COVENANTS OF LOAN PARTIES    76
§7.1Punctual Payment.    77
§7.2Maintenance of Office.    77
§7.3Records and Accounts.    77
§7.4Financial Statements, Certificates and Information.    77
§7.5Notices.    80
§7.6Existence; Maintenance of Properties.    81
§7.7Insurance.    81
§7.8Taxes.    83
§7.9Inspection of Mortgaged Properties, Negative Pledge Properties and Books.    83
§7.10Compliance with Laws, Contracts, Licenses, and Permits.    83
§7.11Sweep of Certain Funds in Operating Accounts of Loan Parties and Subsidiaries.    84
§7.12Further Assurances.    84
§7.13Project Approvals.    84

§7.14Timber Affirmative Covenants.    84
§7.15Plan Assets.    85
§7.16Capital Expenditures.    85
§7.17Business Operations.    86
§7.18Registered Servicemark.    86
§7.19Mineral Activities.    86
§7.20More Restrictive Agreements.    87
§7.21Additional Subsidiaries; Additional Guarantors.    88
§7.22Future Advances Tax Payment.    88
§8.CERTAIN NEGATIVE COVENANTS OF LOAN PARTIES    88
§8.1Restrictions on Indebtedness.    89
§8.2Restrictions on Liens, Etc.    91
§8.3Restrictions on Investments.    93
§8.4Merger, Consolidation.    96
§8.5Sale and Leaseback.    96
§8.6Compliance with Environmental Laws.    97
§8.7Distributions.    98
§8.8Asset Sales.    98
§8.9[Intentionally Omitted]    100
§8.10Restriction on Prepayment of Indebtedness.    100
§8.11[Intentionally Omitted]    101
§8.12Negative Pledges, Restrictive Agreements, etc.    101
§8.13Organizational Documents.    101
§8.14Affiliate Transactions.    102
§8.15Management Fees, Expenses, etc.    102
§8.16Deposit Account Control Agreements.    102
§8.17[Intentionally Omitted]    103
§8.18Modification of Certain Agreements.    103
§9.FINANCIAL COVENANTS OF BORROWER    103
§9.1Corporate Financial Covenants of Loan Parties.    103
§9.2Borrowing Base Covenants.    104
§10.INTENTIONALLY OMITTED    104
§11.CONDITIONS TO ALL BORROWINGS AND LETTERS OF CREDIT    104
§11.1Representations True; No Default.    105
§11.2No Legal Impediment.    105
§11.3Borrowing Documents.    105
§12.EVENTS OF DEFAULT; ACCELERATION; ETC.    105
§12.1Events of Default and Acceleration.    105
§12.2Limitation of Cure Periods.    108
§12.3Termination of Commitments.    108
§12.4Remedies.    108
§12.5Distribution of Collateral Proceeds.    109
§13.SETOFF    110
§14.THE AGENT    110

§14.1Authorization.    110
§14.2Employees and Agents.    111
§14.3No Liability.    111
§14.4No Representations.    112
§14.5Payments.    113
§14.6Holders of Notes.    114
§14.7Indemnity.    114
§14.8Agent as Lender.    114
§14.9Resignation.    114
§14.10Duties in the Case of Enforcement.    115
§14.11Request for Agent Action.    116
§14.12Removal of Agent.    116
§14.13Bankruptcy.    117
§14.14Collateral Trust Agreement.    117
§14.15Right to Realize on Collateral and Enforce Guaranty.    118
§15.EXPENSES    118
§16.INDEMNIFICATION    119
§17.SURVIVAL OF COVENANTS, ETC    120
§18.ASSIGNMENT AND PARTICIPATION    121
§18.1Conditions to Assignment by Lenders.    121
§18.2Register.    122
§18.3New Notes.    123
§18.4Participations.    123
§18.5Pledge by Lender.    123
§18.6No Assignment by Borrower.    124
§18.7Cooperation; Disclosure.    124
§18.8Mandatory Assignment.    124
§18.9Co-Agents, Syndication Agent, and Co-Documentation Agent.    125
§18.10Treatment of Certain Information; Confidentiality.    125
§18.11Withholding Tax.    126
§19.NOTICES    127
§20.RELATIONSHIP    129
§21.GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE    129
§22.HEADINGS    130
§23.COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION    130
§24.ENTIRE AGREEMENT, ETC.    131
§25.WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS    131
§26.DEALINGS WITH THE BORROWER    132
§27.CONSENTS, AMENDMENTS, WAIVERS, ETC.    132

§28.SEVERABILITY    134
§29.NO UNWRITTEN AGREEMENTS    135
§30.ACKNOWLEDGMENT OF INDEMNITY OBLIGATIONS    135
§31.REPLACEMENT OF NOTES    135
§32.TIME IS OF THE ESSENCE    135
§33.RIGHTS OF THIRD PARTIES    135
§34.GUARANTY    136
§34.1The Guaranty.    136
§34.2Obligations Unconditional.    136
§34.3Reinstatement.    137
§34.4Certain Waivers.    138
§34.5Remedies.    138
§34.6Rights of Contribution.    138
§34.7Guaranty of Payment; Continuing Guaranty.    139
§34.8Special Provisions Applicable to Guarantors and other Loan Parties.    139
§35.EFFECTIVENESS OF AMENDMENT AND RESTATEMENT; NO NOVATION    140

Exhibit A-1        Form of Revolving Loan Note
Exhibit A-2        [Intentionally Omitted.]
Exhibit A-3        Form of Swing Line Note
Exhibit B        Form of Compliance Certificate
Exhibit C        Form of Assignment and Assumption Agreement
Exhibit D-1        Form of Request for Loan
Exhibit D-2        Form of Request for Swing Line Loan
Exhibit E        Form of Borrowing Base Certificate
Exhibit F        Patriot Act and OFAC Transferee and Assignee Identifying Information Form
Exhibit G        Form of Letter of Credit Request
Exhibit H        Form of Joinder Agreement (Guarantor)
Exhibit I        Form of Officer’s Certificate
Schedule 1.1        Lenders and Commitments
Schedule 2        Mortgaged Property Documents
Schedule 3        Mortgaged Properties
Schedule 4        Reserved
Schedule 5        Timberland
Schedule 6        High Value Timberland
Schedule 7        Raw Entitled Land
Schedule 8        Entitled Land Under Development
Schedule 9        Non-Appraised Entitled Land
Schedule 10        Reserved
Schedule 11        Excluded Subsidiaries as of Effective Date
Schedule 6.7        Litigation
Schedule 6.10        Open Audit Periods
Schedule 6.13(a)     Specific Disclosures for Credo Oil and Gas Properties
Schedule 6.15        Transactions with Affiliates
Schedule 6.20(f)    Unresolved Real Estate Claims or Disputes

v

Schedule 6.20(g)    Material Real Estate Agreements
Schedule 6.31        Hedge Agreements and Commodity Hedge Agreements
Schedule 8.2        Permitted Liens
Schedule 8.3        Investments

THIRD AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made as of the 15th day of May, 2014, by and among FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation, as borrower (“Borrower”), having its principal place of business at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, FORESTAR GROUP INC., a Delaware corporation (“Forestar Group”), and the wholly owned, direct and indirect Subsidiaries of Borrower now or hereafter signatory hereto, as guarantors (collectively with Forestar Group, “Guarantors”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), as Swing Line Lender, and with the other lending institutions that are or may become parties hereto pursuant to §18 as lenders (“Lenders”), KEYBANK NATIONAL ASSOCIATION, as administrative agent (“Agent”) for itself, the other Lenders and the LC Issuers (as hereinafter defined), and KEYBANC CAPITAL MARKETS, as sole arranger and sole bookrunner.
RECITALS
WHEREAS, Borrower, Guarantors, Agent and certain of the Lenders previously entered into a Revolving and Term Credit Agreement dated as of December 14, 2007, as amended by that certain First Amendment to Revolving and Term Credit Agreement and Other Loan Documents dated as of March 12, 2008, that certain Second Amendment to Revolving and Term Credit Agreement dated as of July 16, 2009, as amended and restated by that certain Amended and Restated Revolving and Term Credit Agreement dated as of August 6, 2010, as amended by that certain First Amendment to Amended and Restated Revolving and Term Credit Agreement dated as of May 6, 2011, that certain Second Amendment to Amended and Restated Revolving and Term Credit Agreement dated as of September 30, 2011, as amended and restated by that certain Second Amended and Restated Revolving and Term Credit Agreement dated as of September 14, 2012, as amended by that certain First Amendment to Second Amended and Restated Revolving and Term Credit Agreement dated as of March 14, 2014 (collectively, the “Original Credit Agreement”), pursuant to which the Lenders party thereto extended certain financial accommodations to Borrower;
WHEREAS, Borrower, Guarantors, Agent and certain of the Lenders are parties to that certain Second Amendment to Second Amended and Restated Revolving and Term Credit Agreement dated as of even date herewith, which provides for and facilitates the amendment and restatement of the Original Credit Agreement as documented by this Agreement;
WHEREAS, the Term Loans made pursuant to the Original Credit Agreement have been repaid in full, but Borrower has requested that Lenders continue to make a revolving credit facility available to it on the terms and conditions contained herein;
WHEREAS, the Revolving Lenders (as hereinafter defined) are willing to make such revolving credit facility available to Borrower, which will include a Swing Line Commitment (as hereinafter defined) and a letter of credit sub-facility, upon the terms and conditions contained herein;

WHEREAS, in order to make such Loans, to continue the outstanding Revolving Loans and Letters of Credit made or issued pursuant to the Original Credit Agreement and for other purposes, Borrower, Agent, Lenders and LC Issuers have agreed to amend and restate the Original Credit Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
§1.DEFINITIONS AND RULES OF INTERPRETATION
§1.1    Definitions
The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
Acquisition Expenditures. The amount of any hard and soft costs incurred by any Loan Party, any of their respective Subsidiaries and any of the Joint Ventures in connection with the acquisition of unimproved Real Estate (excluding Oil and Gas Properties), including the purchase price thereof, and reasonable and customary, out-of-pocket transactional costs and expenses paid by any Loan Party in connection with such acquisition, for which such Loan Party shall provide or cause to be provided to Agent, upon Agent’s request from time to time, invoices, settlement statements and other supporting documentation in respect thereof (and which, with respect to any Real Estate included in the Borrowing Base Assets, have otherwise been properly accounted for by such Loan Party in the Borrowing Base Certificates submitted to Agent), but excluding therefrom general administrative and overhead costs and Development Expenditures.
Additional Bond Indebtedness. Bond Indebtedness (including, without limitation, any Senior Secured Notes due 2022 issued as “Additional Notes” under the Senior Secured Notes Indenture) issued after the Effective Date, in an aggregate principal amount not exceeding at any time the greater of (a) $200,000,000 and (b)  Bond Indebtedness which, immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, would not cause the Total Leverage Ratio to exceed forty-five percent (45%). Bond Indebtedness issued within the cap specified in clause (b) of this definition will be deemed to constitute permitted Additional Bond Indebtedness under this Agreement even if the Total Leverage Ratio exceeds forty-five percent (45%) as of a testing date subsequent to the issuance of such Bond Indebtedness.
Additional Non-Recourse Indebtedness. Non-Recourse Indebtedness issued after the Effective Date.
Adjusted Asset Value. For the Loan Parties, as of any date of determination, the sum of the following, without duplication: (a) the aggregate amount of unrestricted cash and cash equivalents; (b) the Timberland Value; (c) the High Value Timberland Amount; (d) the Raw Entitled Land Value; (e) the Entitled Land Under Development Value; (f) the Non-Appraised Entitled Land Value; (g) the Mineral Business Enterprise Value; (h) the SIDR Reimbursements Value; (i) the Cibolo Resort SIDHT Value; (j) all other Real Estate owned by the Loan Parties, valued at book value without regard to any Indebtedness; (k) all assets held by Joint Ventures, valued at book value without regard to any Indebtedness at the Joint Venture level, provided however, that only the Loan Parties’ respective pro rata share of such Joint Venture assets shall be taken into account for purposes of this definition; and (l) after the Credo Acquisition Effective Date, the Credo Assets Value. Notwithstanding anything to the contrary contained in this definition, in the event Borrower requests that Agent order and review an Appraisal of any assets described in clauses (j) or (k) of this definition, then such assets shall be valued at the lower of book value or appraised value as set forth in such Appraisal.
Advance Account. The account established with Agent pursuant to §5.7.
Advance Rate Costs Value. As of any date of determination, an amount equal to fifty percent (50%) of Credo Costs as of such date.
Advance Rate Reserves Value. As of any date of determination, an amount equal to the sum of (i) sixty percent (60%) of the PDP Reserves Value, plus (ii) twenty-five percent (25%) of the PDNP Reserves Value, plus (iii) ten percent (10%) of the PUD Reserves Value; provided, however, that the portion of the Advance Rate Reserves Value accounted for under clauses (ii) and (iii) combined may not exceed twenty-five percent (25%) of the Advance Rate Reserves Value.
Affected Lender. See §18.8.
Affiliates. As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited or general partnership interests, preferred stock or other ownership interests of such Person. In no event shall Agent, any LC Issuer or any Lender be deemed an Affiliate of any Loan Party.
Agent. KeyBank, acting as Administrative Agent for itself and the other Lenders, its successors and assigns.
Agent’s Office. Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as Agent may designate from time to time by notice to Borrower and the other Lenders.
Agent’s Special Counsel. Bryan Cave LLP or such other counsel as may be selected by Agent.
Agreement. This Third Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. The fee letter agreement dated as of March 7, 2014, among Agent, Arranger and Borrower regarding certain fees payable by Borrower in connection with this Agreement.
Applicable Extension Notice. See §3.1(b)(iii).
Appraisal.
(A)With respect to certain Real Estate, an appraisal of the value of certain Real Estate as described herein determined on a fair market value basis, performed by an independent MAI appraiser selected by Agent who is not an employee of Borrower, Agent or a Lender, the form and substance of each such appraisal and the identity of the appraiser to be in accordance with laws and policies (both regulatory and internal) applicable to Lenders and otherwise acceptable to Agent; and
(B)With respect to the Cibolo Resort SIDHT and the SIDR Reimbursements, an appraisal of the value of each asset on a fair market value basis, performed by an appraiser selected by Agent who is not an employee of Borrower, Agent or a Lender, the form and substance of each such appraisal and the identity of the appraiser to be in accordance with laws and policies (both regulatory and internal) applicable to Lenders and otherwise acceptable to Agent.
Arranger. KeyBanc Capital Markets.
Assignment and Assumption Agreement. See §18.1.
Assignment of Cibolo Resort SIDHT. The Collateral Assignment of Economic Development Agreement, dated as of the Closing Date, from Borrower in favor of Agent, as the same may be amended, restated, supplemented, consolidated or otherwise modified from time to time, pursuant to which there has been granted to Agent for the benefit of Lenders a security interest in the Cibolo Resort SIDHT.
Assignment of Leases and Rents. The Third Amended and Restated Assignment of Leases and Rents, dated as of the Effective Date, from Borrower in favor of Agent, as the same may be amended, restated, supplemented, consolidated or otherwise modified from time to time, pursuant to which there shall be granted to Agent for the benefit of Lenders a security interest in the interest of Borrower as lessor with respect to all Leases (including Timber leases) of all or any part of the Real Estate owned by Borrower.
Assignment of Mineral Rights Leases. Collectively, the Third Amended and Restated Assignment of Leases and Rents, dated as of the Effective Date, from Forestar Minerals LP, and the Second Amended and Restated Assignment of Leases and Rents, dated as of the Effective Date, from Forestar Oil & Gas LLC, in favor of Agent, and any other assignment of Mineral Rights Leases hereafter entered into from time to time by any other Loan Party (including, without limitation, the Credo Entities) as security for the Guaranteed Obligations, as any and all of the same may be amended, restated, supplemented, consolidated or otherwise modified from time to time, pursuant to which there shall be granted to Agent for the benefit of Lenders a security interest in the interest of Forestar Minerals LP, Forestar Oil & Gas LLC or such other Loan Party, as applicable, with respect to all Mineral Rights Leases, each such other assignment to be in form and substance satisfactory to Agent.

Assignment of Rights to Joint Venture Distributions. The Third Amended and Restated Assignment and Security Agreement regarding Joint Venture Distributions dated as of the Effective Date, executed by and among the Loan Parties that from time to time own Equity Interests in any Majority-Owned Joint Venture, in favor of Agent for the benefit of Agent and Lenders.
Assignment of SIDR Reimbursements. The Collateral Assignment of Public Improvement Financing Agreement, dated as of the Closing Date, from Borrower in favor of Agent, as the same may be amended, restated, supplemented, consolidated or otherwise modified from time to time, pursuant to which there has been granted to Agent for the benefit of Lenders a security interest in the SIDR Reimbursements.
Available Liquidity. As of any date of determination, an amount equal to the sum of (a) the amount available for drawing under the Revolving Commitment (subject to pro forma compliance with all covenants, including, without limitation, §9.2(b)) plus (b) unrestricted cash plus (c) Cash Equivalents which are not pledged or encumbered and the use of which is not restricted by the terms of any agreement.
Balance Sheet Date. December 31, 2011.
Base Rate. The term Base Rate shall mean, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of: (i) the rate of interest established by KeyBank from time to time as its “prime rate” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus ½ of one percent (0.5%) per annum; or (iii) the then-applicable LIBOR Rate for a one (1) month Interest Period, plus one percent (1.0%) per annum.
Base Rate Loans. Those Loans bearing interest by reference to the Base Rate.
Base Rate Spread. The per annum rate of three percent (3%).
Basel III. See §4.9.
Bond Indebtedness. Indebtedness in the form of bonds or notes issued by a Loan Party (and any guaranties in respect thereof by Forestar Group or any Subsidiary of Forestar Group) including Convertible Bond Indebtedness.
Borrower. As defined in the preamble hereto.
Borrower’s Knowledge or Knowledge. The actual knowledge of the chief executive officer, Principal Financial Officer, chief financial officer (if different from the Principal Financial Officer), general counsel or vice-president-land management of Borrower, after having conducted a reasonable investigation and inquiry thereof; provided, however, the foregoing shall not be deemed to require Borrower to obtain any written environmental site assessment reports.

Borrowing Base. As of any date of determination, the sum of the following percentages of the Borrowing Base Assets:

(a)	forty-five percent (45%) of Timberland Value; plus

(b)	thirty-five percent (35%) of High Value Timberland Amount; plus

(c)	forty percent (40%) of Raw Entitled Land Value; plus

(d)	forty-five percent (45%) of Entitled Land Under Development Value; plus

(e)	sixty percent (60%) of Mineral Business Enterprise Value; plus

(f)	fifty percent (50%) of SIDR Reimbursements Value; plus

(g)	sixty percent (60%) of Cibolo Resort SIDHT Value; plus

(h)	the Credo Borrowing Base Value.
provided, however, that (i) the Borrowing Base shall be reduced by the amounts, if any, by which (A) the portion of the Borrowing Base accounted for by clause (b) of this definition would exceed twenty-five percent (25%) of the Borrowing Base, (B) the portion of the Borrowing Base accounted for by clause (c) of this definition would exceed twenty-five percent (25%) of the Borrowing Base; and (C) the portion of the Borrowing Base accounted for by clause (h) of this definition would exceed fifty percent (50%) of the Borrowing Base; (ii) Entitled Land Under Development shall only be included in the Borrowing Base to the extent any Real Estate constituting Entitled Land Under Development is included in the Mortgaged Properties; (iii) the Borrowing Base shall be reduced by any reserve existing under §5.8(b); and (iv) the Cibolo Resort SIDHT Value shall be removed from the Borrowing Base at any time that the Agent does not have a valid, perfected security interest therein.
Borrowing Base Assets. Collectively, the Timberland, the High Value Timberland, the Raw Entitled Land, the Entitled Land Under Development, the Mineral Business (exclusive of the Mineral Business conducted by the Credo Entities), the SIDR Reimbursements, the Cibolo Resort SIDHT (so long as Agent has a valid, perfected security interest therein), the Credo Assets; provided, however (i) that any Real Estate constituting Entitled Land Under Development shall only be included in the Borrowing Base Assets to the extent such Real Estate is included in the Mortgaged Properties; and (ii) the Cibolo Resort SIDHT shall only be included in the Borrowing Base Assets to the extent Agent has a valid, perfected security interest therein. With respect to Timberland, High Value Timberland, Raw Entitled Land and Entitled Land Under Development, parcels of Real Estate may from time to time move from one classification of Borrowing Base Asset to another upon designation by Borrower on the Borrowing Base Certificate most recently delivered to Agent, but can never be in more than one classification at any point in time.
In addition, from time to time, with approval of the Required Lenders, additional assets may be included in the Borrowing Base Assets, with percentages of the value thereof included in the Borrowing Base similarly subject to the approval of the Required Lenders.
Borrowing Base Certificate. See §7.4(e).
Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York, the state of Texas, the state where Agent’s Office is located and, if such day relates to any LIBOR Rate

Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
Call Option Overlay. The Convertible Bond Hedge Transactions, the Warrant Transactions and the Capped Call Transactions.
Capitalized Lease. A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
Capped Call Transactions. One or more call options referencing Forestar Group’s common stock purchased by Forestar Group or any Subsidiary of Forestar Group in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) and limiting the amount deliverable to Forestar Group or such Subsidiary of Forestar Group upon exercise thereof based on a cap or upper strike price (howsoever defined).
Cash Equivalents. Investments of the type described in §8.3(a) through (f).
CERCLA. See §6.18.
Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
(a)a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Forestar Group ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Forestar Group, who did not have such power before such transaction;
(b)Borrower ceases for any reason to be a wholly owned, direct Subsidiary of Forestar Group; or
(c)A “Change of Control” occurs under the terms of any Permitted Bond Indebtedness except where any such “Change of Control” would not, in and of itself, directly result in a default or event of default under such Permitted Bond Indebtedness.
Cibolo Resort. The JW Marriott San Antonio Hill Country Resort & Spa located in the Cibolo Canyons development near San Antonio, Texas.
Cibolo Resort SIDHT. All amounts payable to Borrower under that certain Economic Development Agreement dated as of January 12, 2006 among Cibolo Canyons Special Improvement District, Borrower, Marriott International, Inc., and Bexar County, Texas, as amended First Amendment to Economic Development Agreement dated October 30, 2006, and as assigned to

Borrower by Marriott International, Inc. pursuant to that certain Master Assignment and Assumption Agreement dated as of June 13, 2007 among Borrower, SA Real Estate, LLLP and Marriott International, Inc.
Cibolo Resort SIDHT Value. As of any determination date, the value of the Cibolo Resort SIDHT as determined by the most recent Appraisal thereof.
Closing Date. September 14, 2012, the effective date of the Second Amended and Restated Revolving and Term Credit Agreement.
Code. The Internal Revenue Code of 1986, as amended.
Collateral. All of the property, rights and interests of Borrower and Guarantors which are or are intended to be subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Property.
Collateral Trust Agreement. The Collateral Trust Agreement dated as of May 12, 2014, by and among Borrower, Forestar Group and the Subsidiaries of Forestar Group named as additional “Grantors” thereunder, Agent, U.S. Bank National Association, as trustee under the Senior Secured Notes Indenture, Priority Collateral Trustee and Parity Collateral Trustee, as the same may be modified, amended, supplemented, restated or replaced from time to time in accordance with the provisions hereof and thereof.
Commitment. With respect to each Lender, its Revolving Commitment.
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of Lenders.
Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
Commodity Hedge Agreement. Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more commodities (including, without limitation, oil and gas) or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (but not including any Hedge Agreement, the Convertible Bond Hedge Transactions, the Warrant Transactions and the Capped Call Transactions). Obligations and liabilities under Commodity Hedge Agreements entered into with any Lender or an Affiliate thereof as permitted in this Agreement shall be part of the Obligations, but obligations and liabilities under Commodity Hedge Agreements with other Persons shall not be part of the Obligations.
Compliance Certificate. See §7.4(c).
Consolidated or combined. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated or combined basis in accordance with GAAP.

Consolidated Tangible Net Worth. The amount by which Consolidated Total Assets exceeds Consolidated Total Liabilities less, to the extent included in Consolidated Total Assets, the sum of:
(a)    the total book value of all assets of a Person and its Subsidiaries properly classified as intangible assets under GAAP, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; provided that goodwill associated with the Credo Acquisition not to exceed $50,000,000 shall not be deducted in determining Consolidated Total Assets; plus
(b)    all amounts representing any write-up in the book value of any assets of a Person and its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date; plus
(c)    all amounts representing minority interests which are applicable to third parties.
Consolidated Total Assets. All assets of a Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
Consolidated Total Liabilities. All liabilities of a Person and its Subsidiaries and their allocable share of liabilities of their respective Subsidiaries determined on a consolidated basis in accordance with GAAP, and all Indebtedness of such Person and its Subsidiaries, whether or not so classified.
Conversion Request. A notice given by Borrower to Agent of its election to convert or continue a Loan in accordance with §4.1.
Convertible Bond Hedge Transactions. One or more call options referencing Forestar Group’s common stock purchased by Forestar Group or any Subsidiary of Forestar Group in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding).
Convertible Bond Indebtedness. Permitted Bond Indebtedness having a feature which entitles the holder thereof to convert all or a portion of such Indebtedness into or by reference to Equity Interests in Forestar Group.
Credo. Forestar Petroleum Corporation, a Delaware corporation, formerly known as Credo Petroleum Corporation.
Credo Acquisition. The acquisition of Credo effected pursuant to the Credo Merger Agreement.
Credo Acquisition Effective Date. September 28, 2012.

Credo Assets. Collectively, the Credo Patents, the Oil and Gas Properties owned by the Credo Entities and, to the extent not constituting Oil and Gas Properties, the Leases owned by or to which a Credo Entity is a party.
Credo Assets Value. As of any date of determination, an amount equal to the sum of the amount under column A plus the amount under column B below:

Date of Determination	A	B
From Credo Acquisition Effective Date to the First Adjustment Date	100% of Credo Costs	0% of Total Proven Reserves Value
The First Adjustment Date to 3/31/15	80% of Credo Costs	20% of Total Proven Reserves Value
4/1/15 to 3/31/16	60% of Credo Costs	40% of Total Proven Reserves Value
4/1/16 to 3/31/17	40% of Credo Costs	60% of Total Proven Reserves Value
4/1/17 and thereafter	20% of Credo Costs	80% of Total Proven Reserves Value

Credo Borrowing Base Value. As of any date of determination, the sum of (i) the Credo Costs Component and (ii) the Credo Reserves Component.
Credo Costs. As of any date of determination, the sum of $147,494,246.00 plus the amount of capital expenditures related to or in furtherance of the business presently conducted by the Credo Entities made by the Credo Entities after the Credo Acquisition Effective Date through such date of determination.
Credo Costs Component. As of any date of determination, an amount equal to the following percentages of the Advance Rate Costs Value as of such date:

Date of Determination	Percentage
From the Credo Acquisition Effective Date to the First Adjustment Date	100%
The First Adjustment Date to 3/31/15	80%
4/1/15 to 3/31/16	60%
4/1/16 to 3/31/17	40%
4/1/17 and thereafter	20%
Credo Entities. Collectively, Credo and the Credo Subsidiaries, any of which may be sometimes referred to individually as a Credo Entity.
Credo Merger Agreement. That certain Agreement and Plan of Merger dated as of June 3, 2012, among Forestar Group, Longhorn Acquisition Inc. and Credo, as modified or amended.

Credo Mortgaged Property or Credo Mortgaged Properties. Individually and collectively, the Real Estate of the Credo Entities (including the Credo Reserve Properties) that are subject to a Security Deed from time to time.
Credo Patents. Those patents described in the Patent Security Agreement.
Credo Reserve Properties. The Oil and Gas Properties evaluated in the Initial Engineering Report and in each Engineering Report furnished to Agent pursuant to §7.4(k).
Credo Reserves Component. As of any date of determination, an amount equal to the following percentages of the Advance Rate Reserves Value as of such date:

Date of Determination	Percentage
From the Credo Acquisition Effective Date to the First Adjustment Date	0%
The First Adjustment Date to 3/31/15	20%
4/1/15 to 3/31/16	40%
4/1/16 to 3/31/17	60%
4/1/17 and thereafter	80%

Credo Subsidiaries. SECO Energy Corporation, a Nevada corporation, and United Oil Corporation, an Oklahoma corporation, both of which are wholly owned by Credo, and each other Subsidiary of Credo formed or acquired after the Credo Acquisition Effective Date.
Default. See §12.1.
Default Rate. See §4.12.
Defaulting Lender. Any Lender that has (a)(i) been adjudicated as or determined by any Governmental Authority having regulatory authority over such Lender or its assets to be insolvent or has a parent company that has been adjudicated as or determined by any Governmental Authority having regulatory authority over such Lender or its assets to be insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, (b) given notice to Agent or Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan hereunder (unless such notice is given by or on behalf of all Lenders), or (c) become and remains a Delinquent Lender under §14.5(c).
Delinquent Lender. See §14.5(c).

Deposit Account Bank. Each bank or other financial institution at which any Loan Party maintains a deposit account, that has entered into a Deposit Account Control Agreement.
Deposit Account Control Agreement. Each deposit account control agreement, in form and substance satisfactory to Agent, from time to time executed by a Deposit Account Bank in favor of Agent for the benefit of Agent and Lenders, each applicable Loan Party and Agent.
Development. A residential community, commercial development, mixed use residential and commercial community or industrial development or any other project or development (excluding, for the avoidance of doubt, Mineral Activity) developed by Borrower or by any Loan Party or Joint Venture.
Development Expenditures. The amount of any hard and soft costs incurred by any Loan Party or any of the Joint Ventures (but only to the extent of the Loan Parties’ pro rata share of such costs of such Joint Ventures) in connection with the development of the Developments attributable to zoning, permitting, design, site improvement, amenities, and construction of infrastructure in connection with the Developments for which such Loan Party shall provide or cause to be provided to Agent, upon Agent’s request from time to time, invoices, work orders and other supporting documentation with respect thereto, and which, with respect to any Development on Real Estate included in the Borrowing Base Assets (other than Oil and Gas Properties), have otherwise been properly accounted for by such Loan Party in the Borrowing Base Certificates submitted to Agent, including infrastructure costs, but excluding therefrom general administrative and overhead costs, and Acquisition Expenditures.
Direct Competitor. Any Person principally and directly engaged in the business of real estate entitlement and development or the development or leasing of mineral or wood fiber resources in the United States of America.
Distribution. With respect to any Person, the declaration or payment of any cash, cash flow, dividend or distribution (whether in the form of cash or property) on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement for value of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital (whether in the form of cash or property) by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person.
Distribution and Separation Agreement. The Separation and Distribution Agreement dated as of the Spin-off Effective Date, by and among Temple-Inland, Forestar Group and Guaranty Financial Group Inc., executed and delivered in connection with the Spin-off Transaction.
Dodd-Frank. See §4.9.
Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan (other than a Swing Line Loan) is made or is to be made, and the date on which any Loan is converted to a Loan of the other Type.
EBITDA. With respect to any Person for any fiscal period, the sum of (a) Net Income of such Person, plus (b) to the extent the following have been deducted in the calculation of Net Income for such period, (i) interest expense, (ii) federal, state and local income taxes paid or accrued, (iii) depletion, depreciation and amortization expense and (iv) all non-recurring non-cash expenses or charges (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (c) all non-recurring non-cash items increasing Net Income of such Person for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all determined without duplication and in accordance with GAAP. EBITDA for any fiscal period shall be adjusted to give effect, on a pro forma basis and consistent with GAAP, to any acquisition made during such period as if such acquisition was made at the beginning of such period.
Effective Date. May 15, 2014, being the effective date of the Second Amendment to Original Credit Agreement and this Agreement.
Eligible Assignee: (a) Any Lender or any Affiliate of a Lender; (b) any commercial bank, savings bank, savings and loan association, investment or mutual fund, or similar financial institution which (i) has total assets of $5,000,000,000 or more, (ii) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (iii) in the sole judgment of Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (iv) in the sole judgment of Agent, is operationally and procedurally able to meet the obligations of a Lender hereunder; (c) any insurance company in the business of writing insurance which (i) has total assets of $5,000,000,000 or more (ii) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (iii) meets the requirements set forth in subclauses (iii) and (iv) of clause (b) above; and (d) any other financial institution having total assets of $5,000,000,000 (including a mutual fund or other fund under management of any investment manager having under its management total assets of $5,000,000,000 or more, and any of its Related Funds) which meets the requirement set forth in subclauses (iii) and (iv) of clause (b) above; provided that each Eligible Assignee must (A) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any State thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (B) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (C) be exempt from withholding of tax on payments hereunder and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time, and (D) not be Borrower, a Guarantor or an Affiliate of Borrower or any Guarantor or a Direct Competitor of the Loan Parties.
Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
Engineering Report. The Initial Engineering Report and each engineering report delivered pursuant to §7.4(k).
Entitled Land Under Development. Real Estate (other than Oil and Gas Properties) owned in fee simple absolute by any Loan Party and described in Schedule 8 hereof as of the Effective Date, together with all other Real Estate acquired thereafter in fee simple absolute or formerly classified as another type of Borrowing Base Asset or was Negative Pledge Property that has been designated for inclusion in the Borrowing Base in accordance with §5.5, in each case for which all material required zoning, utilities and development permits and approvals have been obtained and for which such Loan Party has commenced construction for a Development (all as certified in the Borrowing Base Certificate most recently delivered by Borrower).
Entitled Land Under Development Value. As of any date of determination, the aggregate value of all Entitled Land Under Development valued on the basis of an “as is”, MAI Appraisal covering at least seventy-five percent (75%) of the remaining Lot portfolio and at least seventy-five percent (75%) of the remaining commercial acreage (both as selected by Agent), with all other Entitled Land Under Development to be valued and included in the Borrowing Base at its book value. The initial Entitled Land Under Development Value shall be determined based upon an “as is”, MAI Appraisal most recently delivered under the Original Credit Agreement. All Development Expenditures incurred by the Loan Parties with respect to the development of the Entitled Land Under Development subsequent to the most recent Appraisal shall be added to the Entitled Land Under Development Value, and such amount shall also be reduced by the value of any parcels or Lots sold since the prior Appraisal date, in each case without duplicating any post-closing adjustments resulting from any updated Appraisals. Entitled Land Under Development Value shall also be increased or decreased, as the case may be, as and to the extent provided in the definition of Non-Appraised Entitled Land Value, without duplication.
Environmental Engineer. Any firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and reasonably acceptable to Agent.
Environmental Laws. See §6.18(a).
Environmental Reports. See §6.18
EPA. See §6.18(b).
Equity Interests. With respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital

(including any warrants, options or conversion or other purchase rights with respect to the foregoing) whether outstanding on the Closing Date or issued thereafter.
Equity Offering. The issuance and sale by Forestar Group subsequent to the date of this Agreement of any equity securities of Forestar Group to investors (other than the Warrant Transactions and Convertible Bond Indebtedness).
Equity Plan. The Forestar Real Estate Group Inc. 2007 Stock Incentive Plan dated November 28, 2007, and any other similar plan for granting of equity interests to employees, directors and eligible consultants or contractors as adopted from time to time by the Forestar Group Board of Directors.
ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and any rules and regulations promulgated pursuant thereto.
ERISA Affiliate. Any Person which is treated as a single employer with Borrower under §414 (b) or (c) of the Code.
ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 (c) of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
Event of Default. See §12.1.
Excluded Subsidiary. The Subsidiaries listed on Schedule 11, each SPE Subsidiary and JV Holdco existing on the Effective Date, together with any and all direct or indirect, wholly owned Subsidiaries created or acquired by any Loan Party subsequent to the Effective Date, which additional Subsidiary (i) has assets with a book value less than five percent (5%) of the consolidated book value of Borrower and its Subsidiaries, determined as of the last day of each fiscal quarter of Borrower, or (ii) which is an SPE Subsidiary or a JV Holdco; provided, however, that the Excluded Subsidiaries other than SPE Subsidiaries or JV Holdcos shall not, collectively, have assets whose book value exceeds ten percent (10%) of the consolidated book value of Borrower and its Subsidiaries. Notwithstanding the foregoing, in no event shall any Subsidiary which from time to time guarantees the Parity Lien Obligations (as defined in the Collateral Trust Agreement) constitute an Excluded Subsidiary hereunder.
Excluded Swap Obligation. With respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Agreement of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranty Agreement with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty Agreement of such Guarantor or the grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Agreement or Lien is or becomes illegal.
Excluded Taxes. See §4.4(b).
Existing Bond Indebtedness. Bond Indebtedness in existence prior to the effective date of the First Amendment.
Existing Synovus Letter of Credit. Irrevocable Standby Letter of Credit No. SYND-69366530-701 in the amount of US$2,220,097, issued by Synovus Bank in favor of City of Brentwood Planning Department with an expiration date of December 17, 2015.
Extended Letter of Credit. See §2.10(l).
Extension Effective Date. See §3.1(b).
Extension Period. See §3.1(b).
Facility Fee. See §2.4.
FATCA. Sections 1471 through 1474 of the Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official government interpretations thereof.
Federal Funds Effective Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by Agent. Any change in the Federal Funds Effective Rate shall become effective as of the opening of business on the day on which such change in the Federal Funds Effective Rate becomes effective, without notice or demand of any kind.
First Adjustment Date. The last day of the calendar month in which the Engineering Report as of December 31, 2013 is delivered to Agent pursuant to §7.4(k), but in no event later than March 31, 2014.
First Amendment. The First Amendment to Second Amended and Restated Revolving and Term Credit Agreement, dated as of March 14, 2014, by and among the Loan Parties, Agent and the Lenders under the Original Credit Agreement signatory thereto.
First Extended Revolving Credit Maturity Date. May 15, 2018.
First Extension Effective Date. See §3.1(b)(i).
First Extension Period. See §3.1(b)(i).

Forestar Form 10. The Registration Statement on Form 10, filed by Forestar Group on August 10, 2007, as amended on September 26, 2007, October 24, 2007, November 13, 2007, November 29, 2007 and December 10, 2007 (File Number 001-33662), with the SEC, as in effect on December 14, 2007.
Forestar Group. Forestar Group Inc., a Delaware corporation.
Funded Debt. With respect to any Person, all outstanding Indebtedness of such Person, other than (i) Indebtedness described in clause (f) of the definition of Indebtedness herein, and (ii) Indebtedness in respect of Trade Letters of Credit.
GAAP. Generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing Forestar Group’s audited consolidated financial statements as of the Balance Sheet Date and for the fiscal year then ended, as such principles may be revised as a result of changes in such accounting principles implemented by Forestar Group and its consolidated Subsidiaries subsequent to such date. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and Borrower or the Required Lenders shall so request, Agent, Lenders, and Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.
Governmental Authority. Any international, foreign, federal, state, county or municipal government, or political subdivision thereof; any governmental, quasi-governmental or regulatory agency, authority, board, bureau, commission, department, instrumentality or public body; or any court or administrative tribunal.
Guaranteed Obligations. See §34.1.
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantors. Forestar Group, the wholly owned, direct and indirect Subsidiaries of Borrower signatory to this Agreement as guarantors, and all other wholly owned, direct and indirect Subsidiaries of Borrower hereafter created or acquired (whether by acquisition of Equity Interests, merger or otherwise) by Borrower or Forestar Group (other than Excluded Subsidiaries) that execute and deliver a joinder to the Guaranty Agreement pursuant to §7.21.
Guaranty Agreement. The agreements of Guarantors set forth in §34 of this Agreement and any guaranties of the Obligations (or portions thereof) executed by a Guarantor in favor of Agent, for the benefit of Lenders, after the Closing Date, all such guaranties to be in form and substance reasonably satisfactory to Agent as of the date such guaranties are delivered, and as the same may be modified or amended hereafter.
Hazardous Substances. See §6.18(b).

Hedge Agreement. Any interest rate cap, collar, floor, forward rate or swap agreement (whether floating rate to fixed rate, fixed rate to floating rate, from one floating rate to another floating rate, a basis swap or otherwise) or similar protective agreement regarding the hedging of interest rate risk exposure now or hereafter entered into by a Loan Party with respect to Indebtedness of the Borrower or any other Loan Party. Obligations and liabilities under Hedge Agreements entered into with any Lender or an Affiliate thereof as permitted in this Agreement shall be part of the Obligations, but obligations and liabilities under Hedge Agreements with other Persons shall not be part of the Obligations.
High Value Timberland. The Real Estate owned in fee simple absolute by a Loan Party and described on Schedule 6 hereof as of the Effective Date, together with any other Real Estate hereafter acquired in fee simple absolute by any Loan Party or formerly classified as another type of Borrowing Base Asset or was Negative Pledge Property that has been designated for inclusion in the Borrowing Base in accordance with §5.5, in each case for which the applicable Loan Party shall have commenced the entitlement process by submitting, or beginning to prepare, one or more applications for the zoning, utilities, access and subdivision approvals, licenses and permits required in order to commence construction and installation of the infrastructure improvements for a Development, but for which all necessary approvals, licenses and permits have not yet been received, and in the case of such Real Estate owned as of the Effective Date, on which, or on a portion of which, Timber is located or which has otherwise been designated as High Value Timberland (all as certified in the Borrowing Base Certificate most recently delivered by Borrower).
High Value Timberland Amount. As of any determination date, the value of the High Value Timberland as determined by the most recent evaluations performed by an MAI appraiser covering at least seventy-five percent (75%) of the total acreage of the High Value Timberland (as selected by Agent), with the remainder of the High Value Timberland valued at the average per acre price determined in the evaluations performed by an MAI appraiser.
Increasing Lender. See §2.9.
Incurred Interest. For Forestar Group and its Subsidiaries on a Consolidated basis, for any fiscal period, the aggregate amount of all interest paid, accrued or capitalized during such period, excluding loan fees.
Indebtedness. With respect to any Person means: (a) all indebtedness for money borrowed and any obligations evidenced by bonds, debentures, notes or similar debt instruments; (b) all liabilities secured by any mortgage, deed of trust, deed to secure debt, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all reimbursement obligations with respect to letters of credit or similar instruments issued by a

Person; and (f) all indebtedness, obligations or other liabilities under or with respect to (i) interest rate swap, collar, cap or similar agreements providing interest rate protection, including, without limitation, any Hedge Agreement, (ii) any Commodity Hedge Agreement, and (iii) foreign currency exchange agreements. For avoidance of doubt, Forestar Group’s obligations under the Warrant Transactions shall not constitute Indebtedness.
Indemnified Taxes. Taxes other than Excluded Taxes.
Indemnity Agreement. The Third Amended, Restated and Consolidated Indemnity Agreement Regarding Hazardous Materials, made by Forestar Group, Borrower and certain of the Credo Entities in favor of Agent and Lenders, dated as of the Effective Date, pursuant to which such Loan Parties agree to indemnify Agent and Lenders with respect to Hazardous Substances and Environmental Laws, such Indemnity Agreement to be in form and substance satisfactory to Agent, as the same may be further amended, restated, consolidated, supplemented or otherwise modified from time to time.
Initial Engineering Report. See §5.8.
Initial Revolving Credit Maturity Date. May 15, 2017.
Interest Coverage Ratio. For any Test Period, the ratio of (i) EBITDA of Forestar Group and its Subsidiaries for such period, calculated on a Consolidated basis in accordance with GAAP, plus (to the extent deducted in the calculation of Net Income) all non-cash compensation expenses to officers, directors and employees of such Persons, to (ii) Incurred Interest for such period.
Interest Payment Date. With respect to each Loan, the first day of each calendar month during the term of such Loan.
Interest Period. With respect to each LIBOR Rate Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending one (1), two (2), three (3) or six (6), or, if available to all Lenders, nine (9) or twelve (12) months thereafter and (b) thereafter, each period commencing on the day following the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending on the last day of one of the periods set forth above, as selected by Borrower in a Loan Request or Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    the first day of each Interest Period must be a Business Day.
(ii)    if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day;
(iii)    if Borrower shall fail to give notice as provided in §4.1, Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto; and

(iv)    no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.
Interim Quarterly Estimate. See §5.8(a).
Investments. With respect to any Person, all shares of capital stock, partnership interests, limited liability company interests or other ownership interests, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments to make such purchases and all interests in real property; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted or increased in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from, or added to, the aggregate amount of Investments any decrease or increase, respectively, in the value thereof.
Joinder Agreement (Guarantor). An agreement in the form attached hereto and made a part hereof as Exhibit H, whereby a Person shall become an additional joint and several Guarantor pursuant to §7.21.
Joint Venture. Any Person (including any Person that would constitute a Subsidiary but for the proviso in the definition of Subsidiary) in which any of the Loan Parties is directly the owner of any Equity Interest, provided that such Equity Interest (taken together with all Equity Interests, if any, owned by any other Loan Parties in such Person) constitute less than all of the issued and outstanding Equity Interests of such Person.
JV Holdco. A Subsidiary of Borrower substantially all of the assets of which are Equity Interests in one or more Joint Ventures.
KeyBank. KeyBank National Association, a national banking association.
Leases. Leases, licenses and agreements whether written or oral, relating to the use or occupancy of any Mortgaged Property, Negative Pledge Property or other Real Estate, including, without limitation, hunting leases, Timber leases and Mineral Rights Leases.

Lenders. KeyBank and the other lending institutions which may become parties to this Agreement, pursuant to §18 hereof, as is defined in the first paragraph of this Agreement, to include Revolving Lenders, and as the context requires, Swing Line Lender.
LC Issuer. Agent, in its capacity as issuer of the Prior Letters of Credit and any other Letters of Credit hereunder; Synovus Bank, as issuer of the Existing Synovus Letter of Credit and any other Letter of Credit hereunder; and any other Lender that may from time to time be designated as an LC Issuer in accordance with the provisions of §2.10(m).
Letter of Credit. An irrevocable standby letter of credit issued by any LC Issuer pursuant to §2.10 for the account of any Loan Party in respect of obligations of any Loan Party incurred pursuant to contracts made or performances undertaken or to be undertaken in the ordinary course of its such Loan Party’s business which is payable upon presentation of a sight draft and other documents described in the Letter of Credit, if any, as originally issued pursuant to this Agreement or as amended, modified, extended, renewed or supplemented.
Letter of Credit Fees. The fees due in connection with the Outstanding Letters of Credit pursuant to §4.3.
Letter of Credit Request. A written request from Borrower to any LC Issuer (a copy of which is contemporaneously provided to Agent) in the form of Exhibit G attached hereto, requesting the issuance of a Letter of Credit pursuant to §2.10(b).
LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
LIBOR Rate. As applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period for such LIBOR Rate Loan which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for such LIBOR Rate Loan; provided, however, if the rate described above does not appear on such service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period for such LIBOR Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for the LIBOR Rate Loan as selected by Agent. The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to the Interest Period for such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. (eastern time), on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for the LIBOR Rate Loan. In the event that Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate for a LIBOR Rate Loan cannot be determined. In such event, the Loan shall bear interest at the Base Rate. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage.
LIBOR Rate Loans. Those Loans bearing interest calculated by reference to the LIBOR Rate.
LIBOR Rate Spread. The per annum rate of four percent (4%).
Liens. See §8.2.
Loan or Loans. Collectively, the aggregate Revolving Loans and Swing Line Loans to be made by Lenders hereunder, as applicable, which Revolving Loans and Swing Line Loans may be, at the request of the applicable Lender, evidenced by the Revolving Loan Notes and the Swing Line Note, as the case may be. Amounts drawn under a Letter of Credit shall be converted into Revolving Loans as provided in §2.10.
Loan Documents. Collectively, this Agreement, the Notes, the Security Documents, and all other documents, instruments or agreements now or hereafter assumed, executed or delivered by or on behalf of any Loan Party in favor of the Agent or the Lenders in connection with the Loans, as the same may be amended, modified, renewed, extended, consolidated, supplemented or restated from time to time.
Loan Parties. Collectively, Borrower and the Guarantors, any of which may be sometimes referred to individually as a Loan Party.
Loan Request. See §2.6.
Lot or Lots. An individual residential lot located or to be located on Entitled Land Under Development or Non-Appraised Entitled Land and designated on the final subdivision plat, map or filing (or in the case of Entitled Land Under Development or Non-Appraised Entitled Land, an individual lot designated on an approved tentative tract map, preliminary plat map, preliminary subdivision plat or similar plat or map) and including any related community or commercial lot(s) relating to the amenities for that Development.
Majority-Owned Joint Venture. Any Joint Venture in which any of the Loan Parties is directly the owner of greater than fifty percent (50%) of all the issued and outstanding Equity Interests in such Joint Venture.
Material Adverse Effect. A materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents, (c) the validity or enforceability of any of the Loan Documents, or (d) the rights, benefits or interests of Lenders, the LC Issuers and Agent in and to this Agreement, any other Loan Document or the Collateral.

Maturity Date. The Revolving Credit Maturity Date.
Mineral Activity. The exploration, extraction, mining, processing, production, storage, transportation or handling of any coal, oil, gas, related liquid hydrocarbons or any other mineral or related marketable substance.
Mineral Business. The business of Borrower or any of the other Loan Parties in respect of Mineral Activity or otherwise consisting of realizing lease and royalty payments from oil and gas mineral interests.
Mineral Business Enterprise Value. As of any date of determination, an amount equal to the product of (a)  annualized EBITDA of the Loan Parties from the Mineral Business exclusive of the Mineral Business conducted by the Credo Entities for the most recently completed four (4) fiscal quarters, multiplied by (b) four (4).
Mineral Rights Lease. Any Lease, joint operating agreement, operating agreement, servitude, joint venture agreement, oil and gas partnership agreement, division order or other agreement pursuant to which any Loan Party (i) grants one or more third-parties the right to conduct Mineral Activity on Real Estate owned or leased by such Loan Party or (ii) has rights, interests, obligations or privileges with respect to Mineral Activity.
Moody’s. Moody’s Investors Service, Inc.
Mortgaged Property or Mortgaged Properties. Individually and collectively, the property described on Schedule 3 attached hereto, each by this reference incorporated herein, which has been conveyed as security for the Obligations pursuant to the Security Deeds, and any other property which is added as a Mortgaged Property pursuant to §5.1, §5.5 or §5.8 hereof. For avoidance of doubt, Mortgaged Properties shall include Oil and Gas Properties subject to a Security Deed.
Mortgaged Property Documents. See Schedule 2 attached hereto by reference made a part hereof.
Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA to which Borrower or any ERISA Affiliate is making, or is required to make, contributions.
Multifamily Property. Real Estate containing a residential structure with five or more dwelling units in the same structure.
Negative Pledge Property or Negative Pledge Properties. Individually and collectively, any and all Real Estate (including, without limitation, Oil and Gas Properties that constitute Real Estate) owned by any of the Loan Parties other than (i) the Mortgaged Properties and (ii) Real Estate which is subject to a Permitted Lien securing Indebtedness (other than the Obligations) permitted by §8.1.
Net Income. With respect to Forestar Group and its Subsidiaries for any Test Period, the net income (or deficit) of such Persons, after deduction of all expenses, taxes and other property charges, determined in accordance with GAAP, except that contributions or other transfers of Real Estate to one or more Joint Ventures shall be considered a “sale” with 100% of any resulting “gain on sale”

included in Net Income for the fiscal quarter in which such contributions or transfers occurs notwithstanding any requirement for any computation to be made in accordance with GAAP so long as the structure of such Joint Venture has been approved by Agent, such approval not to be unreasonably withheld, conditioned or delayed.
Non-Annexation Agreement. That certain Amended and Restated Agreement for Services in Lieu of Annexation dated as of January 28, 2005, among the City of San Antonio, certain representatives appointed by the Bexar County Commissioners Court and Borrower, as amended or modified.
Non-Annexation Agreement Estoppel. An estoppel certificate or letter, in form and substance satisfactory to Agent, from the City of San Antonio, Texas, with respect to the status of the Non-Annexation Agreement.
Non-Appraised Entitled Land. The Real Estate (other than Oil and Gas Properties) described on Schedule 9 hereof as of the Effective Date and Real Estate acquired thereafter from time to time, in each case consisting of Real Estate owned in fee simple absolute by any Loan Party or a Joint Venture for which all material required zoning, utilities and development permits and approvals have been obtained in connection with a proposed Development, but for which an Appraisal has not been obtained by such Loan Party and provided to Agent. Once an Appraisal meeting the applicable requirements of this Agreement shall have been obtained and provided to Agent, such Real Estate (if owned by a Loan Party) shall thereafter cease to be Non-Appraised Entitled Land and shall instead be treated under this Agreement and the other Loan Documents as Raw Entitled Land or Entitled Land Under Development, as the case may be.
Non-Appraised Entitled Land Value. As of any date of determination, the aggregate value of all Non-Appraised Entitled Land valued at current book value. Non-Appraised Entitled Land Value shall not be included in the Borrowing Base except as follows: with respect to any Non-Appraised Entitled Land acquired and owned by a Loan Party after the Closing Date and for which the Appraisal required to convert such Non-Appraised Entitled Land into Raw Entitled Land or Entitled Land Under Development (as the case may be) shall have not been obtained, the book value of such Non-Appraised Entitled Land shall temporarily be included in the Borrowing Base as part of Raw Entitled Land Value or Entitled Land Under Development Value (depending upon whether such Non-Appraised Entitled Land would qualify as Raw Entitled Land or Entitled Land Under Development if the requisite Appraisal had been obtained) until such time as Appraisals in accordance with §5.2(c) are obtained. Upon delivery of such Appraisal to Agent, such Non-Appraised Entitled Land shall thereafter cease to be Non-Appraised Entitled Land and shall instead be treated under this Agreement and the other Loan Documents as Raw Entitled Land or Entitled Land Under Development, as the case may be.
Non-Consenting Lender. See §18.8.
Non-Recourse Assets. Assets (including Real Estate and Oil and Gas Properties other than, in each case, Mortgaged Property), all rights related thereto (including contract rights), the improvements and Leases thereon and the rents and profits thereof and all proceeds of any of the foregoing which are of the type customarily transferred or in respect of which security interests or mortgages are customarily granted in connection with the non-recourse financing of such assets and which, to the extent permitted under this Agreement, are sold, transferred, pledged or otherwise conveyed by Borrower or a Subsidiary to an SPE Subsidiary or directly to the provider(s) of such financing (or an agent on its or their behalf) in connection with the incurrence of Non-Recourse Indebtedness permitted under §8.1.
Non-Recourse Indebtedness. Indebtedness of a Person which is secured by Non-Recourse Assets and is not a general obligation of any Loan Party or any of their respective wholly owned Subsidiaries other than the applicable SPE Subsidiary (except for any portion thereof constituting Permitted Recourse Undertakings or Indebtedness otherwise permitted under §8.1(xiii) or except to the extent the obligations of any Loan Party or any such Subsidiary thereunder are limited to the Non-Recourse Assets pledged to secure such Indebtedness), the holder of such Indebtedness having recourse solely to the Non-Recourse Assets securing such Indebtedness or other assets of Persons that are not Loan Parties or wholly owned Subsidiaries of any Loan Party other than the applicable SPE Subsidiary (except in connection with Permitted Recourse Undertakings and Indebtedness otherwise permitted under §8.1(xiii)).
Notes. See §2.2.
Notice. See §19.
Obligations. All indebtedness, obligations and liabilities of Borrower and Guarantors to any of Lenders, LC Issuers and Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise (including, without limitation, advances made by Agent to protect or preserve the Collateral or the security interests therein), and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under the United States Bankruptcy Code or other similar federal or State law, naming such Person as the debtor in such proceeding, regardless of whether or not such interest and fees are allowed claims in such proceeding. This definition shall also include any Indebtedness, obligations and liabilities of Borrower or any other Loan Party under Hedge Agreements and Commodity Hedge Agreements permitted hereunder that are entered into with any Lender or its Affiliates. This definition shall exclude, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.
OFAC Review Process. That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loans or any of their members, officers or partners are a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

Oil and Gas Properties. All right, title and interest of the Loan Parties in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interests, production payments, net profits interests, oil and gas fee interests, and other rights therein including any reversionary or carried interests relating to the foregoing, together with any right, title or interest created by or arising under the terms of any unitization, communization and pooling agreements or arrangements, and all property, interests and rights covered thereby, whether arising by contract, by order, or by operation of law, which now or hereafter include all or any part of the foregoing, whether or not constituting Real Estate.
Operating Accounts. See §5.6.
Organizational Document. With respect to any Person other than a natural person, its articles or certificate of incorporation, formation or organization, partnership agreement, operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.
Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to issued Letters of Credit, the aggregate undrawn amounts under issued Letters of Credit as of any date of determination.
Parity Collateral Trustee. U.S. Bank National Association, in its capacity as Parity Collateral Trustee under the Collateral Trust Agreement, together with its successors and assigns in such capacity.
Patent Security Agreement. Any Patent, Trademark and License Security Agreement, executed on or after Credo Acquisition Effective Date by Credo in favor of Agent as the same may be amended, restated, supplemented, consolidated or otherwise modified from time to time, pursuant to which there shall be granted to Agent for the benefit of Lenders a security interest in the Credo Patents, such security agreement to be in form and substance satisfactory to Agent.
Patriot Act Customer Identification Process. That certain customer identification and review process established by Agent pursuant to the requirements of 31 U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in Borrower and any assignees of a portion of the Loan hereunder.
PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
PDNP Reserves Value. The aggregate value of the Credo Entities’ Proved Development Non-Producing Reserves (Present Worth at 10%) as set forth in the most recent Engineering Report furnished to Agent pursuant to §7.4(k).
PDP Reserves Value. The aggregate value of the Credo Entities’ Proved Developed Producing Reserves (Present Worth at 10%) as set forth in the most recent Engineering Report furnished to Agent pursuant to §7.4(k), or with respect to the requirement set forth in §5.8 (i) as it applies to the initial Credo Mortgaged Properties, as set forth in the Initial Engineering Report, and (ii) as it applies thereafter to the Credo Mortgaged Properties, in the most recent Engineering Report furnished pursuant to §7.4(k).
Permitted Bond Indebtedness. The Indebtedness permitted by §8.1(xvi).
Permitted Existing Indebtedness. Indebtedness of the Loan Parties and their Subsidiaries, or any of them, which is outstanding on the Effective Date and identified on the written disclosure provided to, and approved by, Agent pursuant to §6.29.
Permitted Existing Non-Recourse Indebtedness. Non-Recourse Indebtedness of the Loan Parties which (a) is outstanding on the Effective Date, (b) is identified on the written disclosure provided to the Agent pursuant to §6.29, and (c) complies with the requirements of clauses (a) through (c) of §8.1(xii).
Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
Permitted Recourse Undertakings. Representations, warranties, covenants, environmental indemnities, and “bad acts” or similarly limited guarantees entered into by Borrower or any Subsidiary of Borrower in connection with Non-Recourse Indebtedness which are customary for non-recourse real estate financings.
Permitted Refinancing Indebtedness. Any Indebtedness of the Loan Parties issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Permitted Existing Indebtedness, Indebtedness otherwise permitted by this Agreement or other Permitted Refinancing Indebtedness of such Person, provided, that:
(a)    the principal amount of such Indebtedness (not including accrued or capitalized interest and premiums, fees and expenses) does not exceed the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (except that Permitted Refinancing Indebtedness shall include Indebtedness of Capitol of Texas Insurance Group Inc. relating to the Radisson Hotel in Austin, Texas in a principal amount not to exceed $20,400,000);
(b)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Non-Recourse Indebtedness, the Permitted Refinancing Indebtedness with respect thereto must also be Non-Recourse Indebtedness;
(c)    no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Indebtedness; and
(d)    Agent shall have received a certificate from Borrower certifying that such Indebtedness complies with the requirements of clauses (a) through (c) of this definition.
Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.
Pledge and Security Agreement. The Third Amended and Restated Pledge and Security Agreement dated as of the Effective Date executed by the Loan Parties for the purpose of pledging and granting a first priority security interest in and to all Equity Interests now or hereafter owned by them in any other Loan Party and (if and to the extent no consent is required at all or the necessary consents have been obtained and otherwise subject to §5.1(v)) in any of their respective Majority-Owned Joint Ventures and JV Holdcos.
Pledged Deposit Account. Individually and collectively, (a) the main operating account pledged by Borrower to Agent for the benefit of Lenders as Collateral for the Obligations, and (b) each operating account (if any) pledged from time to time by any other Loan Party to Agent for the benefit of Lenders as Collateral for the Obligations.
Principal Financial Officer. The primary officer or the authorized agent of Borrower or Forestar Group, as the case may be, responsible for the preparation and certification of financial statements.
Priority Collateral Trustee. KeyBank National Association, in its capacity as Priority Collateral Trustee under the Collateral Trust Agreement, together with its successors and assigns in such capacity.
Prior Letter of Credit. Any letter of credit issued prior to the Effective Date under the Original Credit Agreement for the account of any of the Loan Parties and which will remain outstanding after the Effective Date.
Project Approvals. See §6.20(a).
PUD Reserves Value. The aggregate value of the Credo Entities’ Proved Undeveloped Reserves (Present Worth at 10%) as set forth in the most recent Engineering Report furnished to Agent pursuant to §7.4(k).
Raw Entitled Land. The Real Estate described on Schedule 7 hereof as of the Effective Date together with any other Real Estate acquired thereafter or formerly classified as another type of Borrowing Base Asset or was Negative Pledge Property that has been designated for inclusion in the Borrowing Base in accordance with §5.5, in each case consisting of Real Estate owned in fee simple by a Loan Party (i) that is suitable for Development and (ii) for which all major discretionary land-use approvals have been obtained (all as certified in the Borrowing Base Certificate most recently delivered by Borrower).
Raw Entitled Land Value. As of any date of determination, the aggregate value of all Raw Entitled Land valued on the basis of an “as is”, MAI Appraisal covering at least seventy-five percent (75%) of the remaining Lot portfolio and at least seventy-five percent (75%) of the remaining commercial acreage (both as selected by Agent), with all other Raw Entitled Land to be valued at book value. The initial Raw Entitled Land Value shall be determined based upon an “as is”, MAI Appraisal most recently delivered under the Original Credit Agreement. All costs incurred by

Borrower and the applicable Guarantors with respect to the development of the Raw Entitled Land subsequent to the Appraisal shall be added to the Raw Entitled Land Value Amount, and such amount shall also be reduced by the value of any parcels or lots sold since the prior Appraisal date, in each case without duplicating any post-closing adjustments resulting from any updated Appraisals. Raw Entitled Land Value shall also be increased or decreased, as the case may be, as and to the extent provided in the definition of Non-Appraised Entitled Land Value, without duplication.
RCRA. See §6.18(a).
Real Estate. All real property or interests in real property at any time owned or leased (as lessee or sublessee) by any Loan Party or their respective Subsidiaries or Joint Ventures including, without limitation, the Mortgaged Properties and the Negative Pledge Properties.
Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.
Register. See §18.2.
Reimbursement Agreement. The applications made and agreements entered into between any LC Issuer and (i) Borrower and (ii) any other Loan Party relating to a Letter of Credit on the form then in use by such LC Issuer as its standard form agreement with respect to similar letters of credit.
Related Fund. With respect to any fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.
Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
Release. See §6.18(c) (iii).
Renewal Date. See §3.1(b).
Request for Swing Line Loan. See §2.6(b).
Required Lenders. As of any date, the Lender or Lenders (not including any Defaulting Lender which shall not be entitled to vote) whose aggregate Commitment Percentage exceeds fifty percent (50%). For purposes of this definition, a Revolving Lender (other than Swing Line Lender) shall be deemed to hold a Swing Line Loan or participate in a Letter of Credit to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
Requirements. Any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, safety, handicapped access, historic preservation and protection, tidelands, wetlands, flood control and Environmental Laws, including without limitation, the Americans With Disabilities Act or any state laws regarding disability requirements, or any lease, agreement, covenant or instrument to which any Mortgaged Property or Negative Pledge Property, or any Loan Party as the owner of such Real Estate, may be subject.
Reserve Percentage. As of any date, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D. The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.
Revenues/Capital Expenditures Ratio. For any Test Period, the ratio of Total Revenues for such period to Total Capital Expenditures for such period.
Revolving Commitment. With respect to each Revolving Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s commitment to make or maintain Revolving Loans to Borrower, to purchase participations in Swing Line Loans made by Swing Line Lender pursuant to §2.1(c), or to purchase participations in Letters of Credit issued by any LC Issuer for the account of any Loan Party in accordance with §2.10, as the same may be changed from time to time in accordance with the terms of this Agreement, including without limitation, §2.9.
Revolving Commitment Percentage. With respect to each Revolving Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Lender’s percentage of the aggregate Revolving Commitments of all Revolving Lenders.
Revolving Credit Maturity Date. (i) the Initial Revolving Credit Maturity Date, or (ii) if the Initial Revolving Credit Maturity Date is extended pursuant to §3.1(b)(i), the First Extended Revolving Credit Maturity Date, or (iii) if the First Extended Revolving Credit Maturity Date is extended pursuant to §3.1(b)(ii), the Second Extended Revolving Credit Maturity Date, or (iv) such earlier date on which the Revolving Loans shall become due and payable pursuant to the terms hereof.
Revolving Lenders. The Lenders having Revolving Commitments, together with their permitted successors and assigns.
Revolving Loan. Collectively, the amounts advanced from time to time by Revolving Lenders to Borrower under the Revolving Commitments for Revolving Loans, not to exceed $300,000,000 at any time Outstanding; subject, however, to increase in accordance with §2.9.
Revolving Loan Notes. See §2.2.
Rights Agreement. The Rights Agreement dated as of December 11, 2007 between Forestar Group and ComputerShare Trust Company, N.A., as Rights Agent thereunder, providing for the issuance to Forestar Group’s stockholders, under the circumstances described therein, of certain rights to acquire shares of Series A junior participating preferred stock of Forestar Group, on the terms and conditions set forth in such agreement.

S&P. Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies.
SARA. See §6.18(a).
SEC. United States Securities and Exchange Commission.
Second Amendment. The Second Amendment to Second Amended and Restated Revolving and Term Loan Agreement dated as of the Effective Date, by and among the Loan Parties, Agent, and each of the Revolving Lenders party to the Original Credit Agreement..
Second Extended Revolving Credit Maturity Date. May 15, 2019.
Second Extension Effective Date. See §3.1(b)(ii).
Second Extension Period. See §3.1(b)(ii).
Security Deeds. Collectively, each deed of trust, mortgage and/or deed to secure debt from or assumed by any Loan Party, whether now existing or hereinafter entered into, in favor of Agent for the benefit of Lenders (or to trustees named therein acting on behalf of Agent for the benefit of Lenders), as modified, amended or restated from time to time, pursuant to which such Loan Party shall have conveyed or granted a mortgage lien upon or conveyed security title to each Mortgaged Property as security for the Obligations, each such deed of trust, mortgage and deed to secure debt to be in form and substance satisfactory to Agent.
Security Documents. Collectively, the Security Deeds, the Assignment of Leases and Rents, the Assignment of Mineral Rights Leases, the Assignment of Rights to Joint Venture Distributions, the Pledge and Security Agreement, the Assignment of SIDR Reimbursements, the Assignment of Cibolo Resort SIDHT, the Indemnity Agreement, the Patent Security Agreement, Deposit Account Control Agreements and any further collateral assignments now or hereafter delivered by a Loan Party to Agent for the benefit of Lenders, including, without limitation, UCC-1 financing statements filed or recorded in connection therewith, as each may be further amended, modified, renewed, consolidated, supplemented or extended, from time to time.
Senior Secured Notes due 2022. The 8.50% Senior Secured Notes due 2022, issued by Borrower pursuant to the Senior Secured Notes Indenture, and any additional senior secured notes thereafter issued under the Senior Secured Notes Indenture in accordance with the terms of the Senior Secured Notes Indenture and this Agreement.
Senior Secured Notes Indenture. The Indenture dated as of May 12, 2014, by and among Borrower, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which Borrower has issued the Senior Secured Notes or any replacement indenture entered into in connection with Permitted Refinancing Indebtedness.
SIDR Reimbursements. All amounts payable to Borrower under that certain Ad Valorem Tax and Non Resort Sales and Use Tax Public Improvement Financing Agreement dated as of January 12, 2006 among Cibolo Canyons Special Improvement District, Borrower and Bexar County, Texas,

as amended by First Amendment to Ad Valorem Tax and Non Resort Sales and Use Tax Public Improvement Financing Agreement dated effective as of October 30, 2006.
SIDR Reimbursements Value. As of any determination date, the value of the SIDR Reimbursements as determined by the most recent Appraisal thereof.
SPE Subsidiary. A bankruptcy remote or other special purpose Subsidiary which engages in no material business other than, issuing or incurring Non-Recourse Indebtedness (and in the case of Capitol of Texas Insurance Group Inc., issuing surety bonds and letters of credit in an aggregate amount of up to $10,000,000 outstanding and issued at any time and acting as a Guarantor hereunder) and, in connection therewith, owning Non-Recourse Assets and pledging or transferring interests therein, including, without limitation, a Subsidiary formed for the purpose of constructing, acquiring, owning, developing and/or financing Non-Recourse Assets as Multifamily Properties. A Subsidiary whose only material assets are Equity Interests in SPE Subsidiaries shall be considered an SPE Subsidiary for purposes hereof.
Spin-off Effective Date. The date on which the Spin-off Transaction was completed, which was December 28, 2007.
Spin-off Tax Sharing Agreement. The Tax Sharing Agreement dated as of the Spin-off Effective Date, between Temple-Inland and Forestar Group.
Spin-off Transaction. The transfer of certain assets and liabilities of Temple-Inland and certain of its Affiliates to the Loan Parties as contemplated by Temple-Inland’s distribution of all of its shares of Forestar Group to Temple-Inland’s stockholders as contemplated by the Distribution and Separation Agreement and as described in the Forestar Form 10, the making of the initial Loans under the Original Credit Agreement, repayment of intercompany indebtedness and the related transactions contemplated by the parties thereto in connection with each thereof.
Standby Letters of Credit. All Letters of Credit issued by any LC Issuer for the account of any Loan Party pursuant to the terms set forth in this Agreement other than Trade Letters of Credit.
State. A state of the United States of America, or the District of Columbia.
Subsequent Lender. See §2.9
Subsidiary. Any corporation, association, partnership, limited liability company, trust or other business or legal entity of which the designated parent shall at any time own, directly or indirectly through a Person or Persons, a greater than fifty percent (50%) ownership interest; provided that, unless otherwise expressly provided herein, no Joint Venture shall be considered a Subsidiary for purposes hereof.
Survey. With respect to each Mortgaged Property (other than Oil and Gas Properties) and each Negative Pledge Property, an instrument survey of such Mortgaged Property or such Negative Pledge Property from time to time obtained by or otherwise in the possession of Borrower or any Guarantor, whether a “boundary-only” or “as-built” survey.

“Swap Counterparty” means, with respect to any swap with a Lender or any Affiliate of a Lender, any Person that is or becomes a party to such swap.
Swap Obligation. With respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act between any Lender or any Affiliate of such Lender, on the one hand, and one or more Swap Counterparties on the other hand.
Swing Line Commitment. Swing Line Lender’s obligation to make Swing Line Loans pursuant to §2.1(c) in an amount up to, but not exceeding, $25,000,000, at any time Outstanding.
Swing Line Lender. KeyBank, together with its respective successors and assigns.
Swing Line Loan. A loan made by Swing Line Lender to Borrower pursuant to §2.1(c).
Swing Line Note. The promissory note of Borrower payable to the order of Swing Line Lender in a face principal amount equal to the amount of the Swing Line Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit “A-3”.
Taxes. See §4.4(b).
TEMCO Investment. See §8.3(u).
Temple-Inland. Temple-Inland Inc., a Delaware corporation.
Temple Inland Agreements shall mean the Distribution, and Separation Agreement and the Spin-off Tax Sharing Agreement.
Test Period. See §9.1(a).
Timber. Any trees of any age, species, or condition, whether standing, lying, growing or to be grown, alive or dead and now or hereafter at any time located on the Timberland.
Timberland. The Real Estate (other than Oil and Gas Properties) owned in fee simple absolute by any Loan Party and described on Schedule 5 hereof, together with any other Real Estate (other than High Value Timberland, Raw Entitled Land or Entitled Land Under Development) hereafter acquired in fee simple absolute by any Loan Party on which, or on a portion of which, Timber is located.
Timberland Value. Except for High Value Timberland, an amount equal to the per acre amount for Timberland determined in the most recent valuation update pursuant to §5.2(b) multiplied by the number of acres to which such valuation applied.
Title Evidence. With respect to each Credo Mortgaged Property, either (i) an attorney’s opinion of title (including updates and supplements) in the possession of Credo or obtained by Borrower; or (ii) title abstracts, title files and other title information in the possession of Credo or obtained by Borrower, in either case, constituting evidence satisfactory to Agent of the status of title

(including, without limitation, the absence of Liens other than Permitted Liens) to such Credo Mortgaged Property.
Title Policy. With respect to each parcel of Mortgaged Property, any policy or owner’s title insurance issued to Borrower or the applicable Guarantor, from time to time obtained by or otherwise in the possession of Borrower or any Guarantor.
Total Capital Expenditures. For the relevant period, the aggregate amount of all Development Expenditures and Acquisition Expenditures incurred by Borrower (for Borrower and its consolidated Joint Ventures) and its Subsidiaries (but excluding those of the Credo Entities), plus (without duplication) such parties’ pro rata share of all such expenditures incurred by unconsolidated Joint Ventures; provided, however, that discretionary capital expenditures with respect to any Multifamily Properties shall be excluded.
Total Funded Debt. As of any date of determination, an amount equal to the sum of (i) one hundred percent (100%) of all Funded Debt of any Loan Party, plus (ii) any Loan Party’s pro rata share of the Funded Debt of their respective Joint Ventures, plus (iii) to the extent not covered under clause (ii) (and without duplication of amounts thereunder) any amount of the Funded Debt of any Joint Ventures for which any Loan Party is liable.
Total Leverage Ratio. As of any date of determination, the ratio of Total Funded Debt to Adjusted Asset Value, expressed as a percentage.
Total Proven Reserves Value. As of the date of determination, the sum of (i) PDP Reserves Value, plus (ii) PDNP Reserves Value, and plus (iii) PUD Reserves Value.
Total Revenues. For the relevant period, the aggregate amount of all gross revenues derived from the operations of Forestar Group and its Subsidiaries (but excluding the revenues of the Credo Entities and from Multifamily Properties), plus their pro rata share of operating revenues from unconsolidated Joint Ventures; provided that any “gain on sale” resulting from the contributions or other transfers of Real Estate to one or more Joint Ventures shall be considered revenues derived from the operations of Forestar Group and its Subsidiaries for the fiscal quarter in which such contributions or transfers occur so long as the structure of such Joint Venture has been approved by Agent, such approval not to be unreasonably withheld, conditioned or delayed.
Trade Letters of Credit. All trade or documentary Letters of Credit issued by Agent for the account of any Loan Party pursuant to the terms set forth in this Agreement, in connection with the purchase by any Loan Party of goods or services in the ordinary course of business.
Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
Unused Amount. See §2.4.
Voting Interests. Stock, partnership, membership or similar ownership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, limited liability company, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, limited liability company, association, trust or other business entity involved.
Warrant Transactions. One or more call options referencing Forestar Group’s common stock written by Forestar Group substantially contemporaneously with the purchase by Forestar Group of Convertible Bond Hedge Transactions and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Convertible Bond Hedge Transactions.
§1.2    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified, supplemented, extended, renewed, restated or replaced from time to time in accordance with its terms and the terms of this Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification to such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f)    The words “include”, “includes” and “including” are not limiting.
(g)    The words “approval” and “approved” as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
(h)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
(i)    Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
(j)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(k)    All references in this Agreement to “Cleveland time” shall refer to prevailing time in Cleveland, Ohio.
§2.    LOANS AND LETTERS OF CREDIT

§2.1    Commitment to Lend.
(l)    Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Lenders severally agrees to lend to Borrower, and Borrower may borrow (and repay and reborrow) from time to time between the Effective Date and the Revolving Credit Maturity Date upon notice by Borrower to Agent given in accordance with §2.6, such sums as are requested by Borrower for the purposes set forth in §2.8 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (a) such Lender’s Revolving Commitment, and (b) such Lender’s Revolving Commitment Percentage of the Borrowing Base; provided, that, in all events no Default or Event of Default shall have occurred and be continuing, or shall result therefrom; and provided, further, that the Outstanding principal amount of the Revolving Loans and Swing Line Loans (after giving effect to all amounts requested), plus the Outstanding Letters of Credit, shall not at any time exceed the aggregate Revolving Commitments of all Revolving Lenders or cause a violation of the covenant set forth in §9.2(b). The Revolving Loans shall be made pro rata in accordance with each Revolving Lender’s Revolving Commitment Percentage. Each request for a Revolving Loan hereunder shall constitute a representation and warranty by Borrower that all of the conditions set forth in §11, have been satisfied on the date of such request. No Revolving Lender shall have any obligation to make Revolving Loans to Borrower in an aggregate principal amount outstanding which, together with such Lender’s participation interest in Swing Line Loans and Outstanding Letters of Credit, exceeds such Lender’s Revolving Commitment. All Revolving Loans heretofore made (or acquired by assignment) by the Revolving Lenders pursuant to the Original Credit Agreement, which are Outstanding on the Effective Date shall be continued under this Agreement and shall be deemed to be Revolving Loans made hereunder.
(m)    [Intentionally Omitted]
(n)    Swing Line Loans. (i) Subject to the terms and conditions hereof, from time to time from the Effective Date to but excluding the fifth (5th) day prior to the Revolving Credit Maturity Date, Swing Line Lender agrees to make Swing Line Loans to Borrower in an aggregate principal amount at any one time Outstanding up to, but not exceeding Swing Line Commitment; provided, that in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the sum of (A) the Outstanding principal amount of the Revolving Loans and the Swing Line Loans (after giving effect to the Swing Line Loan being requested), plus (B) the Outstanding Letters of Credit shall not exceed the aggregate Revolving Commitments of the Revolving Lenders or cause a violation of the covenant set forth in §9.2(b). If at any time the aggregate principal amount of the Swing Line Loans Outstanding at such time exceeds the Swing Line Commitment in effect at such time, Borrower shall promptly pay Agent for the account of Swing Line Lender the amount of such excess. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow Swing Line Loans hereunder. All Swing Line Loans heretofore made by the Swing Line Lender pursuant to the Original Credit Agreement which are Outstanding on the Effective Date shall be continued under this Agreement and shall be deemed to be Swing Line Loans hereunder.
(ii)    Swing Line Loans shall bear interest at a per annum rate equal to the rate of interest borne by Base Rate Loans. Interest payable on Swing Line Loans is solely for the account of Swing Line Lender, subject to the participation rights of each Revolving Lender that has fully funded its participation interest in such Swing Line Loans pursuant to §2.1(c)(v). All accrued and unpaid interest on Swing Line Loans shall be payable by Borrower on the dates and in the manner provided in §3 with respect to interest on Base Rate Loans (except as Swing Line Lender and Borrower may otherwise agree in writing in connection with any particular Swing Line Loan).
(iii)    Each Swing Line Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 or such other minimum amounts agreed to by Swing Line Lender and Borrower from time to time. Any voluntary prepayment of a Swing Line Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swing Line Loans (or such other minimum amounts upon which Swing Line Lender and Borrower may agree in writing) and in connection with any such prepayment, Borrower must give Swing Line Lender prior written notice thereof no later than 10:00 a.m. (Cleveland time) on the date of such prepayment.
(iv)    Borrower agrees to repay each Swing Line Loan within five (5) days after the date such Swing Line Loan was made; provided, that the proceeds of a Swing Line Loan may not be used to repay a Swing Line Loan. Notwithstanding the foregoing, Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swing Line Loans on the Revolving Credit Maturity Date (or such earlier date as Swing Line Lender and Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swing Line Loan from Borrower, Swing Line Lender may, on behalf of Borrower (which hereby irrevocably directs Swing Line Lender to act on its behalf for such purpose), request a borrowing of Base Rate Loans from the Revolving Lenders in an amount equal to the principal balance of such Swing Line Loan, provided that the proposed advance of a Base Rate Loan meets all other requirements for such Advance in this Loan Agreement. The amount limitations of §2.6(a) shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. Swing Line Lender shall give notice to Agent of any such borrowing of Base Rate Loans not later than 12:00 noon (Cleveland time) on the proposed date of such borrowing and Agent shall give prompt notice of such borrowing to the Revolving Lenders. No later than 2:00 p.m. (Cleveland time) on such date, each Revolving Lender will make available to Agent at the Agent’s Head Office for the account of Swing Line Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Revolving Lender and, to the extent of such Base Rate Loan, such Revolving Lender’s participation in the Swing Line Loan so repaid shall be deemed to be funded by such Base Rate Loan. Agent shall pay the proceeds of such Base Rate Loans to Swing Line Lender, which shall apply such proceeds to repay such Swing Line Loan.
(v)    At the time each Swing Line Loan is made, each Revolving Lender shall automatically (and without any further notice or action) be deemed to have purchased from Swing Line Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage in such Swing Line Loan. If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in §12.1.(h) or §12.1.(i), upon notice from Agent or Swing Line Lender, each Revolving Lender severally agrees to pay to Agent for the account of Swing Line Lender in respect of such participation the amount of such Lender’s Revolving Commitment Percentage of each outstanding Swing Line Loan. If such amount is not in fact made available to Agent by any Revolving Lender, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving

Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Effective Rate. If such Revolving Lender does not pay such amount forthwith upon demand therefor by Agent or Swing Line Lender, and until such time as such Revolving Lender makes the required payment, Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Revolving Lenders to purchase a participation therein). Further, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due such Revolving Lender hereunder, to Swing Line Lender to fund Swing Line Loans in the amount of the participation in Swing Line Loans that such Revolving Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).
(vi)    A Revolving Lender’s obligation to make payments in respect of a participation in a Swing Line Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have or claim against Agent, Swing Line Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in §12.1.(h) or §12.1.(i)) or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by Agent, any Lender or any Loan Party or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
§2.2    Notes.
If requested by a Lender, the Revolving Loans of such Lender shall be evidenced by separate revolving promissory notes of Borrower in favor of the Revolving Lenders in substantially the form of Exhibit A-1 (“Revolving Loan Notes”), and the Swing Line Loans of such Lender shall be evidenced by the Swing Line Note in substantially the form of Exhibit A-3 hereto (“Swing Line Note”), each initially dated as of the Effective Date and completed with appropriate insertions (collectively, the Revolving Loan Notes, the Swing Line Note, any substitute or replacement notes therefor and any new Revolving Loan Notes issued in connection with the increase of the Revolving Commitment, pursuant to §2.9 of this Agreement, the “Notes”). A Revolving Loan Note shall be payable to each Revolving Lender in the principal face amount equal to such Lender’s Revolving Commitment, or, if less, the outstanding amount of all Revolving Loans made by such Lender, plus interest accrued thereon, as set forth below. The Swing Line Note shall be payable to the Swing Line Lender in the principal face amount equal to the Swing Line Commitment, or, if less, the Outstanding amount of all Swing Line Loans made by Swing Line Lender, plus interest accrued thereon, as set forth in §2.1(c)(ii). Each such Note shall be issued by Borrower to the applicable Lender and shall be duly executed and delivered by an authorized officer of Borrower. Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or the receipt of such payment. The Outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrower, hereunder or under any Note to make payments of principal of or interest on any Note when due.
§2.3    Interest on Loans.
(a)    Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto or the date on which such LIBOR Rate Loan is converted to a Base Rate Loan at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the LIBOR Rate Spread.
(b)    Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Base Rate Spread.
(c)    Borrower promises to pay interest on the Loans in arrears on each Interest Payment Date with respect thereto.
(d)    Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.
§2.4    Unused Facility Fee.
Commencing on the Closing Date and ending on the Revolving Credit Maturity Date, Borrower agrees to pay to Agent for the account of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages an unused facility fee (the “Facility Fee”) calculated (a) for the period prior to, but not including, the Effective Date, at the following rates:

Unused Amount	Rate
Less than 50% of aggregate Revolving Commitments	0.25%
50% or more of aggregate Revolving Commitments	0.35%

and (b) for the period from and after the Effective Date, at the rate of thirty-five one hundredths of one percent (0.35%) per annum, in each case on the average daily amount by which the aggregate Revolving Commitments from time to time exceed the sum of the Outstanding Revolving Loans, the Outstanding Swing Line Loans and the Outstanding Letters of Credit during each fiscal quarter or portion thereof (such excess, the “Unused Amount”). The Facility Fee shall be payable quarterly in arrears on the first day of each fiscal quarter of Borrower for the immediately preceding fiscal quarter, with a final payment due and payable on the Revolving Credit Maturity Date; provided, however, that the accrued and unpaid Facility Fee for the period to but not including the Effective Date shall be due and payable in arrears on the Effective Date, for the account of the Revolving Lenders party to the Original Credit Agreement as of the date immediately prior to the Effective Date, and the accrued and unpaid Facility Fee for the period from and including the Effective Date to but excluding July 1, 2014, shall be payable to the Revolving Lenders party hereto on July 1,

2014. Any payment due under this Section shall be prorated for any partial fiscal quarter. The Facility Fee shall be fully earned when due and non-refundable when paid. Notwithstanding the foregoing, no Facility Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Facility Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.
§2.5    Reduction and Termination of Revolving Commitment.
Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to Agent to reduce by $1,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Revolving Commitments be reduced in such manner to an amount less than $75,000,000 unless all Obligations are being repaid or prepaid and this Agreement is terminated) or to terminate entirely the unborrowed portion of the Revolving Commitments, whereupon the Revolving Commitments of Revolving Lenders shall be reduced pro rata in accordance with their respective Revolving Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Loans, Outstanding Swing Line Loans and Outstanding Letters of Credit would exceed the Revolving Commitments of all Revolving Lenders as so terminated or reduced. Promptly after receiving any notice from Borrower delivered pursuant to this §2.5, Agent will notify Lenders of the substance thereof. Upon the effective date of any such reduction or termination, Borrower shall pay to Agent for the respective accounts of Lenders the full amount of any facility fee under §2.4 then accrued on the amount of the reduction. No reduction or termination of the Commitment may be reinstated.
§2.6    Requests for Loans.
(a)Borrower shall give to Agent written notice in the form of Exhibit D-1 hereto (or telephonic notice confirmed in writing in the form of Exhibit D-1 hereto) of each Loan (other than a Swing Line Loan) requested hereunder (a “Loan Request”) by 12:00 noon (Cleveland time) on the Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Drawdown Date. Each such notice shall also contain a statement that the conditions to borrowing set forth in §11 hereof have been satisfied. Promptly upon receipt of any such notice, Agent shall notify each of Lenders thereof. Each such Loan Request shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Loan requested from Lenders on the proposed Drawdown Date. Subject to §2.1(c)(iv), each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than eight (8) LIBOR Rate Loans outstanding at any one time.

(b)Borrower shall give to Agent and Swing Line Lender written notice in the form of Exhibit D-2 hereto (or telephonic notice confirmed in writing in the form of Exhibit D-2 hereto) of each Swing Line Loan requested hereunder (a “Request for Swing Line Loan”) by 1:00 p.m. (Cleveland time) on the Business Day of the proposed borrowing of a Swing Line Loan. On the date of the requested Swing Line Loan and subject to satisfaction of the applicable conditions set forth in §11 for all borrowings, Swing Line Lender will make the proceeds of such Swing Line Loan available to Borrower in Dollars, in immediately available funds, at the account specified by Borrower in its Request for Swing Line Loan not later than 3:00 p.m. (Cleveland time) on such date. Each such Request for Swing Line Loan shall also contain a statement that the conditions to borrowing set forth in §11 hereof have been satisfied.
§2.7    Funds for Loans.
(a)    Not later than 2:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Loans other than Swing Line Loans, each of Lenders will make available to Agent, at Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, Agent will make available to Borrower the aggregate amount of such Loans made available to Agent by the Lenders by crediting such amount to the account of Borrower maintained at Agent’s Head Office. The failure or refusal of any Lender to make available to Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.4.
(b)    Unless Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrower, and such Lender shall be liable to Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Agent. Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent at a per annum rate equal to (i) from Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.8    Use of Proceeds.
Borrower will use the proceeds of the Loans solely (i) to pay closing costs and expenses in connection with the Second Amendment, this Agreement and the other Loan Documents executed and delivered in connection therewith; (ii) to fund Borrower’s working capital and general corporate needs, which include, without limitation, timberland management, the acquisition and disposition of real estate assets, the construction and sale of Lots, the acquisition and development of full service master planned communities and other real estate, Mineral Activities, the making of other Investments and the making of Distributions, in each case as and to the extent permitted by this Agreement; and (iii) for such other purposes as may be approved in writing from time to time by the Required Lenders.
§2.9    Increase in Commitments.
At any time prior to the Revolving Credit Maturity Date, Borrower may request an increase, from time to time, but not more than four (4) times in the aggregate, in the total Revolving Commitments or establish or (if previously established, increase) any term loan commitments hereunder, by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), and/or (ii) increasing the Revolving Commitment of any Revolving Lender and/or any term loan commitment of any term lender, as the case may be (each an “Increasing Lender”), subject to the following conditions:
(a)    each Subsequent Lender shall meet the conditions for an assignee under §18.1;
(b)    if requested by the applicable Lender, Borrower executes new Revolving Loan Notes or term loan notes, or both, as applicable, payable to the order of such Subsequent Lender, or a new or replacement Revolving Loan Note or term loan notes (or both, as applicable) payable to the order of such Increasing Lender;
(c)    each Subsequent Lender executes and delivers to Agent a signature page to this Agreement evidencing its agreement to be bound as a Lender hereunder and each Increasing Lender executes and delivers to Agent an acknowledgement of its increased or additional Revolving Commitment and/or term loan commitment (as applicable);
(d)    Borrower and Agent shall have executed modifications of the Security Documents and other Loan Documents to reflect the increase in the Revolving Commitments or the term loan commitments (or both, as applicable) and Borrower shall have paid to Agent any and all documentary stamp tax, non-recurring intangible tax or other taxes imposed in connection with the recording of such modifications of the Security Documents or (i) increase in the Revolving Loan amount or Revolving Commitment (whichever is the basis for computing such tax), or (ii) establishment of or increase in the term loan amount or term loan commitment (whichever is the basis for computing such tax), or (iii) both (i) and (ii), if applicable;
(e)    the allocation of the increased Commitments by Borrower as between the Revolving Commitments and the term loan commitments shall be subject to Agent’s consent (not to be unreasonably withheld or delayed);

(f)    after giving effect to the admission of any Subsequent Lender, the increase in the Revolving Commitment or the establishment of or increase in term loan commitments (or both, as the case may be) of any Increasing Lender, the sum of all Revolving Commitments and all term loan commitments (if any) and, without duplication, Outstanding term loans (if any) does not exceed $500,000,000;
(g)    each increase in the Revolving Commitments or establishment of/increase in the term loan commitments (as applicable) shall be in the amount of at least $10,000,000, or a greater integral multiple of $5,000,000;
(h)    no Lender, including, but not limited to KeyBank, shall be an Increasing Lender without the written consent of such Lender;
(i)    all of the representations and warranties of the Loan Parties in the Loan Documents shall be true and correct in all material respects as of the effective date of the increase in the total Commitment (or if such representations and warranties by their terms relate solely to an earlier date, then as of such earlier date);
(j)    no Default or Event of Default exists or would result therefrom;
(k)    [Intentionally omitted]; and
(l)    each of the Loan Parties shall have executed such other modifications and documents (including, but not limited to, modifications of this Agreement) and made such other deliveries as Agent may reasonably require to evidence and effectuate such new or increased Commitments and shall pay or reimburse Agent and Agent’s Special Counsel for all reasonable fees (including any fees specified in the Agreement Regarding Fees), expenses and costs in connection with the foregoing and Borrower shall also pay such Loan fees and placement fees, if any, as may be agreed for such increase in the Revolving Commitments or the term loan commitments (or both, as applicable).
After adding the Revolving Commitment or the term loan commitment (or both, as applicable) of any Increasing Lender or Subsequent Lender, Agent shall promptly provide each Lender and Borrower with a new Schedule 1.1 to this Agreement (and each Lender acknowledges that its Commitment Percentage under Schedule 1.1 and allocated portion of the Outstanding Revolving Loans, Swing Line Loans and Letters of Credit on the one hand, or the Outstanding term loans on the other (or both, as applicable), will change in accordance with its pro rata share of the increased Revolving Commitments or term loan commitments (or both, as applicable). Unless and until the total Revolving Commitments and/or term loan commitments have been increased in accordance with this §2.9, Borrower shall not be permitted any disbursement beyond the amount of the Commitments in effect immediately prior to such proposed increase.
§2.10    Letters of Credit.
(a)    Issuance of Letters of Credit. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Effective Date through the day that is thirty (30) days prior to the Revolving Credit Maturity Date, each LC Issuer shall issue such Letters of Credit as Borrower may request upon the delivery of a Letter of Credit Request as set forth in §2.10(b), provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Outstanding Letters of Credit shall not exceed $100,000,000, (iii) upon the issuance of such Letter of Credit, the amount of all Outstanding Letters of Credit, Swing Line Loans and Revolving Loans shall not exceed the aggregate Revolving Commitments of all Revolving Lenders, (iv) the conditions set forth in §11 shall have been satisfied, (v) upon the issuance of such Letter of Credit, the amount of all Outstanding Letters of Credit and Outstanding Loans shall not result in a violation of the covenant set forth in §9.2(b), (vi) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit, and (vii) the term of any Letter of Credit shall not exceed the Revolving Credit Maturity Date. The foregoing requirements shall not limit the ability of Borrower to obtain Letters of Credit in face amounts that are not rounded to the nearest $1,000 or other amount. Each Letter of Credit shall be issued pursuant to a Reimbursement Agreement; provided that to the extent any of the terms of the Reimbursement Agreement are contrary to the terms of this Agreement, the terms of this Agreement shall control. The Existing Synovus Letter of Credit and each Prior Letter of Credit shall be continued hereunder and shall be deemed to be a Letter of Credit issued pursuant to this Agreement. Each Revolving Lender acknowledges and agrees that, if and to the extent Agent agrees to reimburse or otherwise indemnify the issuer of the Existing Synovus Letter of Credit or any Prior Letter of Credit for draws thereunder or other obligations of a Loan Party arising in connection therewith, such Revolving Lender shall be deemed to have purchased a participation in such reimbursement or indemnification obligation of such LC Issuer in an amount equal to its Revolving Commitment Percentage of the amount of each such Prior Letter of Credit (if any). The Outstanding amount under any Letter of Credit shall reduce on a dollar for dollar basis the amount available to be drawn under the Revolving Commitments as a Revolving Loan.
(b)    Letter of Credit Requests. Each Letter of Credit Request shall be submitted by Borrower to the applicable LC Issuer (with a copy to Agent if such LC Issuer is not Agent) at least five (5) Business Days prior to the date upon which the requested Letter of Credit is to be issued by such LC Issuer. Each Letter of Credit Request shall be executed by an authorized officer of Borrower. Each LC Issuer shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. No LC Issuer shall have the duty to verify the authenticity of any signature appearing on a Letter of Credit Request. Each such Letter of Credit Request shall contain (i) a statement as to whether such Letter of Credit is a Standby Letter of Credit or a Trade Letter of Credit, and (ii) a certification that the conditions to the issuance of such Letter of Credit set forth in §11 hereof have been satisfied. Borrower shall further deliver to the applicable LC Issuer such additional applications and documents as such LC Issuer reasonably may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit. Following the receipt of a Letter of Credit Request (or a copy thereof, as applicable), Agent shall promptly notify each of the Revolving Lenders of the Letter of Credit Request. Borrower assumes all risks with respect to the use of the Letters of Credit, under §2.10(i).
(c)    LC Issuer Approval. Subject to the conditions set forth in this Agreement, the applicable LC Issuer, if it reasonably approves of the Letter of Credit Request, shall issue the Letter of Credit on or before five (5) Business Days following receipt of the documents required in

§2.10(b), or at such later date as Borrower may direct in writing. Each Letter of Credit shall be in form and substance satisfactory to the applicable LC Issuer in its sole discretion.
(d)    Lender Participation. Upon the issuance of a Letter of Credit, each Revolving Lender shall be deemed to have purchased a participation therein from the applicable LC Issuer in an amount equal to its Revolving Commitment Percentage of the amount of such Letter of Credit.
(e)    Amounts Drawn Considered Loans. If and to the extent that any amounts are drawn upon any Letter of Credit, the amounts so drawn shall, unless reimbursed by Borrower on the date such draw is honored by the applicable LC Issuer, from the date of payment thereof by such Lender, be considered Revolving Loans for all purposes hereunder, bearing interest as provided in §2.3. All such Revolving Loans shall initially be Base Rate Loans. Revolving Lenders shall be required to make such Revolving Loans regardless of whether all of the conditions to disbursement set forth in §11 have been satisfied.
(f)    Bankruptcy. If after the issuance of a Letter of Credit by the applicable LC Issuer, but prior to the funding of any portion thereof by such LC Issuer or a Lender, one of the events described in §12.1(g), (h) or (i) shall have occurred, each Lender will immediately transfer to the applicable LC Issuer in immediately available funds an amount equal to such Lender’s Revolving Commitment Percentage of the Outstanding Letters of Credit issued by such LC Issuer, such amount to be held by the applicable LC Issuer as security for the payment of the Letters of Credit.
(g)    Repayment to Lenders. Whenever at any time after any LC Issuer has received from any Revolving Lender such Revolving Lender’s payment of funds under a Letter of Credit and thereafter such LC Issuer receives any payment on account thereof, then such LC Issuer will distribute to such Revolving Lender its participating interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by such LC Issuer is required to be returned, such Revolving Lender will return to such LC Issuer any portion thereof previously distributed by such LC Issuer to it.
(h)    Funds for Draws. Upon the receipt by an LC Issuer of any draw or other presentation for payment of a Letter of Credit and the payment of any amount under a Letter of Credit, the applicable LC Issuer shall notify Agent and Agent shall, without notice to or the consent of Borrower, direct Revolving Lenders to fund to such LC Issuer in accordance with §2.7 on or before 2:00 p.m. (Cleveland time) on the next Business Day their respective Revolving Commitment Percentages of the amount so paid by such LC Issuer. The proceeds of such funding shall be paid to such LC Issuer to reimburse such LC Issuer for the payment made by it under the Letter of Credit. The provisions of §2.7 shall apply to any Revolving Lender or Lenders failing or refusing to fund its Revolving Commitment Percentage of any such draw.
(i)    Risks. The Obligations of the Loan Parties to the LC Issuers and Revolving Lenders under this Agreement in connection with the issuance of a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, notwithstanding any of the following circumstances: (i) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (ii) the existence of any claim, set-off, defense or any right which any Loan Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or Revolving Lenders (other than the defense of payment to Revolving Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iii) any statement or any other documents presented to an LC Issuer under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any breach of any agreement between any Loan Party and any beneficiary or transferee of any Letter of Credit; (v) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; and (vi) payment by any LC Issuer under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit in any non-material respect; provided, that Borrower shall not be precluded from asserting any claim for damages suffered by any Loan Party to the extent caused by the bad faith, willful misconduct or gross negligence of any LC Issuer in determining whether a request presented under any Letter of Credit issued by it complied on its face with the terms of such Letter of Credit.
(j)    Non-Renewal; Cash Collateral. Each LC Issuer may, at its option, during the existence of a Default or Event of Default, elect not to renew any Letter of Credit by giving written notice of non-renewal to Borrower at least thirty (30) days prior to the expiration date of such Letter of Credit. Each LC Issuer may, in its discretion at any time and from time to time while there exists any Event of Default, direct Agent to make a Revolving Loan in an amount equal to all or any portion of the Outstanding Letters of Credit issued by such LC Issuer hereunder (including fee amounts due), and hold the proceeds thereof in an interest bearing account as collateral security for such Obligations (and such account shall be subject to such LC Issuer’s right to setoff against such amounts under §13 hereof), provided that Agent shall promptly notify Borrower of such action and the application of the proceeds thereof and further provided that all interest earned on proceeds so held shall be applied as and when available to reduce any Obligations outstanding hereunder or, if there are no Obligations outstanding, such interest shall be paid over to Borrower.
(k)    Subsequent Issuance. The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
(l)    Extended Letters of Credit; Cash Collateral. Notwithstanding the contrary provisions of §2.10(a), Letters of Credit may be issued with expiry dates later than the scheduled Revolving Credit Maturity Date upon the terms and conditions set forth in this §2.10(l) (any such Letter of Credit, an “Extended Letter of Credit”). No Extended Letter of Credit shall have an expiry date later than one (1) year after the scheduled Revolving Credit Maturity Date. From the date that is five (5) days prior to the scheduled Revolving Credit Maturity Date and at all times thereafter when any Extended Letters of Credit are Outstanding, Borrower shall maintain cash collateral in a special purpose interest bearing collateral account in the name of Borrower, but subject to the sole dominion and control of Agent, in an amount not less than one hundred five percent (105%) of the aggregate Extended Letters of Credit then Outstanding.

(m)    Designation of LC Issuers. Upon request by Borrower and approval by Agent (such approval not to be unreasonably withheld or delayed), a Lender may at any time agree to be designated as an LC Issuer hereunder, which designation shall be set forth in a written instrument or instruments delivered by Borrower, Agent and such Lender. Agent shall promptly notify the other Lenders of such designation. From and after such designation and unless and until such Lender resigns as an LC Issuer in accordance with the further provisions of this §2.10(m), such Lender shall have all of the rights and obligations of an LC Issuer hereunder. An LC Issuer shall continue to be an LC Issuer unless and until (i) it shall have given Borrower and Agent notice that it has elected to resign as an LC Issuer and (ii) unless there is, at the time of such notice, at least one other LC Issuer, another Lender shall have agreed to be a replacement LC Issuer and shall have been approved in writing by Agent and Borrower. A resigning LC Issuer shall continue to have the rights and obligations of an LC Issuer hereunder solely with respect to Letters of Credit theretofore issued by it, notwithstanding the designation of a replacement LC Issuer hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other LC Issuer, then upon such designation of a replacement LC Issuer), the resigning LC Issuer shall not thereafter issue any Letter of Credit (unless it shall again thereafter be designated as an LC Issuer in accordance with the provisions of this §2.10(m)). The assignment of, or grant of a participation interest in, all or any part of its Commitment or Loans by a Lender that is also an LC Issuer shall not constitute an assignment or transfer of any of its rights or obligations as an LC Issuer.
(n)    LC Issuer Reporting Requirements. Each LC Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to Agent a schedule of the Letters of Credit issued by it showing the issuance date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Letter of Credit Outstanding at any time during such month and the aggregate amount (if any) payable by Borrower or other account party to such LC Issuer during the month pursuant to §2.10. Copies of such reports shall be provided to each Lender by Agent within five (5) Business Days following receipt by Agent. Agent shall, within five (5) Business Days following receipt from all LC Issuers of the reports provided for in this §2.10 for the months of March, June, September and December, respectively, deliver to Borrower a quarterly statement of the Letter of Credit Fees then due and payable.
§3.    REPAYMENT AND PREPAYMENT OF THE LOANS
§3.1    Stated Maturity; Extension Option.
(a)    Maturity Date. Borrower promises to pay on the applicable Maturity Date, and there shall become absolutely due and payable on such Maturity Date, the entire Outstanding principal amount of all Loans subject to such Maturity Date outstanding on such date, together with any and all accrued and unpaid interest thereon.
(b)    Extension Options.
(i)    At any time after the Effective Date, Borrower shall have the option to extend the Revolving Credit Maturity Date for a one (1) year period (the “First Extension Period”), to the First Extended Revolving Credit Maturity Date, by giving Agent written Notice of such election to extend not more than twenty-four (24) months prior to the date such extension is to become effective (the “First Extension Effective Date”), which date of effectiveness shall be not later than the Initial Revolving Credit Maturity Date, subject to satisfaction of each of the applicable conditions set forth in subparagraph (iii) of this §3.1(b).
(ii)    At any time after the First Extension Effective Date, Borrower shall have the option to extend the Revolving Credit Maturity Date for an additional one (1) year period (the “Second Extension Period”), to the Second Extended Revolving Credit Maturity Date, by giving Agent written Notice of such election to extend not more than twenty-four (24) months prior to the date such extension is to become effective (the “Second Extension Effective Date”), which date of effectiveness shall be not later than the First Extended Revolving Credit Maturity Date, subject to satisfaction of each of the applicable conditions set forth in subparagraph (iii) of this §3.1(b).
(iii)    Neither the First Extension Period nor the Second Extension Period shall commence unless (i) no Default or Event of Default exists on the date Notice of the applicable extension is given to Agent (the “Applicable Extension Notice”) and no Default or Event of Default exists on the First Extension Effective Date (in the case of the First Extension Period) or the Second Extension Effective Date (in the case of the Second Extension Period), (ii) each of the representations and warranties made by Borrower and the other Loan Parties (or any of them) in this Agreement or the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects as of the date they were made, as of the date the applicable Extension Notice is given to Agent and as of the First Extension Effective Date in the case of the First Extension Period or the Second Extension Effective Date in the case of the Second Extension Period (except to the extent of changes resulting from transactions permitted by the Loan Documents, it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (iii) the Loan Parties execute and deliver such amendments or modifications to the Security Documents as Agent may require in order to evidence such extension and to maintain the effectiveness and priority of the Security Documents, together with payment of all mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Agent determines to be payable as a result of such extension and the recording of such amendments or modifications, and affidavits or other information which Agent determines to be necessary in connection therewith, and (iv) Borrower shall have paid to Agent on the First Extension Effective Date in the case of the First Extension Period, and on the Second Extension Effective Date in the case of the Second Extension Period, for the account of the Revolving Lenders in accordance with their respective percentage of the aggregate Revolving Commitments of all Revolving Lenders, an extension fee equal to twenty-five one hundredths of one percent (0.25%) of the aggregate Revolving Commitments of the Revolving Lenders as of the First Extension Effective Date in the case of the First Extension Period, and as of the Second Extension Effective Date in the case of the Second Extension Period.

§3.2    Mandatory Prepayments.
(e)    Loans Exceed Commitments or Borrowing Base. If at any time (i) the sum of the aggregate Outstanding principal amount of the Revolving Loans (including Swing Line Loans) plus the amount of Outstanding Letters of Credit exceeds the aggregate Revolving Commitments, or (ii) the aggregate Outstanding principal balance of the Revolving Loans (including Swing Line Loans), plus the amount of Outstanding Letters of Credit, exceeds the Borrowing Base, then Borrower shall pay within five (5) days of written demand from Agent the amount of such excess to Agent for the respective accounts of Lenders, as applicable, for application for the Revolving Loans, as provided in §3.4, together with any additional amounts payable pursuant to §4.8; provided however that until such time as Borrower has paid such amount to Agent for the respective accounts of the appropriate Lenders pursuant to the preceding clause, Revolving Lenders shall have no obligation to make additional funds available to Borrower pursuant to this Agreement.
(f)    [Intentionally omitted.]
§3.3    Optional Prepayments.
Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans is made on a date that is not the last day of the Interest Period relating thereto, such payment shall be accompanied by the amount payable pursuant to §4.8. Borrower shall give Agent, no later than 10:00 a.m., Cleveland time, at least three (3) Business Days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of Loans, the principal amount of the Revolving Loans to be prepaid (if any), and the date on which such prepayment is to be made. Notice of prepayment, once given, shall be irrevocable, and such amount shall become due and payable on the specified prepayment date.
§3.4    Partial Prepayments.
Each partial prepayment of the Loans under §3.3 shall be in the minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (unless the applicable Loan is being prepaid in full or unless the Loan is being prepaid in part pursuant to §5.3), and each partial prepayment of the Loans under §3.2 and §3.3 shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by Borrower, first to the principal of Loans that are Base Rate Loans, and then to the Loans that are LIBOR Rate Loans; provided, however, that no such partial prepayment shall reduce the aggregate principal amount of the Loans to an amount that is less than $10,000,000.
§3.5    Effect of Prepayments.
Amounts of the Revolving Loans and Swing Line Loans prepaid prior to the Revolving Credit Maturity Date may be reborrowed as and to the extent provided in §2. Except as otherwise expressly provided herein, all payments shall be applied, (a) first to any fees or other charges then due and payable hereunder or under the other Loan Documents (other than amounts payable under any Hedge Agreements), (b) next to any Default Rate interest accrued and outstanding, (c) next to any interest accrued and outstanding on Swing Line Loans, (d) next to any interest accrued and outstanding on Base Rate Loans, (e) next to any interest accrued, outstanding, and payable on any LIBOR Rate Loans, (f) next to any Outstanding principal on any Swing Line Loans, (g) next to any Outstanding principal on any Revolving Loans that are Base Rate Loans, and (h) next to any Outstanding principal on any Revolving Loans that are LIBOR Rate Loans.
§4.    CERTAIN GENERAL PROVISIONS
§4.1    Conversion Options; Number of LIBOR Contracts.
(g)    Borrower may elect from time to time to convert any of the outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, Borrower shall give Agent at least three (3) Business Days’ prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, Borrower shall give Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan; the principal amount of the Loan so converted shall be in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount of less than $1,000,000 or a LIBOR Rate Loan in an aggregate principal amount of less than $2,000,000 and that the aggregate principal amount of each Loan shall be an integral multiple of $100,000. On the date on which such conversion is being made, each Lender shall take, to the extent it deems it necessary to do so, such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrower.
(h)    Any Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
(i)    In the event that Borrower does not notify Agent of its election hereunder with respect to any Loan, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.
(j)    There shall be no more than eight (8) LIBOR Rate Loans outstanding at any one time.

§4.2    Certain Fees.
Borrower agrees to pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loans as provided in the Agreement Regarding Fees. All such fees shall be fully earned when due and non-refundable when paid.
§4.3    Letter of Credit Fees.
Borrower shall pay to Agent, for the account of the applicable LC Issuer, each LC Issuer’s customary issuance fee, not to exceed $400.00 per Letter of Credit, and for the account of the Revolving Lenders a Letter of Credit Fee with respect to each Letter of Credit issued under this Agreement. The Letter of Credit Fee with respect to all Letters of Credit shall be equal to four percent (4.0%) per annum on the average of the amount of the Letters of Credit Outstanding for any given month. All Letter of Credit Fees shall be paid monthly in arrears on the first day of each calendar month. Upon receipt of the Letter of Credit Fee, Agent shall (a) deduct and retain one-eighth of one percent (0.125%) per annum of the Outstanding Letters of Credit issued by it as a fee due to Agent, (b) deduct and pay to each other LC Issuer one-eighth of one percent (0.125%) per annum of the Outstanding Letters of Credit issued by such LC Issuer as a fee due to such LC Issuer, and (c) shall remit to each Revolving Lender a portion of the remaining Letter of Credit Fee equal to each such Revolving Lender’s Commitment Percentage of the remaining Letter of Credit Fee.
§4.4    Funds for Payments.
(a)    All payments of principal, interest, facility fees, Letter of Credit Fees, Agent’s fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Agent, for the respective accounts of Lenders, LC Issuers and Agent, as the case may be, at Agent’s Office, no later than 1:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.
(b)    Unless otherwise required by law, any and all payments by Borrower to or for the account of any Lender or any LC Issuer hereunder or under any other Loan Document shall be made without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings (collectively, “Taxes”) and all liabilities with respect thereto, excluding: (i) Taxes imposed on or measured by the net income (including branch profits or similar Taxes) of, and gross receipts, franchise or similar taxes imposed on, any Lender, any LC Issuer or Agent by the jurisdiction (or subdivision thereof) under the laws of which such Lender, such LC Issuer or Agent is organized or in which its principal executive office is located or in which its applicable lending office is located or in which it is otherwise doing business, (ii) in the case of each Lender, each LC Issuer or Agent, any United States withholding tax imposed on such payments, but other than in the case of an assignee pursuant to the election by Borrower under §4.9, only to the extent that such Lender or Agent is subject to United States withholding tax at the time such Lender, such LC Issuer or Agent first becomes a party to this Agreement or changes its applicable lending office, (iii) any backup withholding tax imposed by the United States of America (or any state or locality thereof) on a Lender, a LC Issuer or Agent, (iv) any Taxes imposed as the result of the failure of a recipient of such payment to comply with §4.4(c) or §18.11, and (v) any Taxes imposed by FATCA (all such excluded Taxes being hereinafter referred to as “Excluded Taxes”). If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender, any LC Issuer or Agent, (A) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this §4.4(b)) such Lender or such LC Issuer receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been required, (B) Borrower shall make such deductions, (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (D) Borrower shall furnish to Agent, for delivery to such Lender or such LC Issuer, the original or a certified copy of a receipt evidencing payment thereof.
(c)    Each Lender and each LC Issuer organized under the laws of a jurisdiction outside the United States, if requested in writing by Borrower (but only so long as such Lender remains lawfully able to do so), shall provide Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender or such LC Issuer, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender or such LC Issuer; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve Borrower of its obligations under §4.4(b). In the event that Borrower shall have delivered the certificates or vouchers described above for any payments made by Borrower and such Lender receives a refund of any taxes paid by Borrower pursuant to §4.4(b), such Lender or such LC Issuer will pay to Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender or such LC Issuer is required to return such refund, Borrower shall promptly repay to such Lender or such LC Issuer the amount of such refund.
(d)    Each Lender and each LC Issuer that is organized under the laws of a jurisdiction other than the United States shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by Borrower or Agent sufficient for Agent and Borrower to comply with their obligations under FATCA and to determine that such Lender or such LC Issuer has complied with such applicable reporting requirements.
(e)    Each Lender, each LC Issuer and Agent that is a United States person (within the meaning of Section 7701(a)(30) of the Code) shall, upon the request of Borrower, provide a duly executed IRS Form W‑9 to Borrower certifying that such Lender or such LC Issuer is exempt from backup withholding.
§4.5    Computations.
All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or, in the case of interest on Base Rate Loans, a 365/366-day year) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the records of Agent from time to time shall be considered prima facie evidence of such amount.
§4.6    Inability to Determine LIBOR Rate.
In the event that at any time Agent shall determine in the exercise of its good faith business judgment that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate, Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and Lenders) to Borrower and Lenders. In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically become a Base Rate Loan at the end of the current Interest Period, and the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon Agent shall so notify Borrower and Lenders.
§4.7    Illegality.
Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to Agent and Borrower and thereupon (a) the commitment of Lenders to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans.
§4.8    Additional Interest.
If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, Borrower will pay to Agent upon demand for the account of Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate Lenders for any losses, costs or expenses (but not loss of profit) which may reasonably be incurred as a result of such payment or conversion, including, without limitation, an amount equal to daily interest for the unexpired portion of such Interest Period on the LIBOR Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (a) the interest rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Rate Loan (excluding any spread over such LIBOR Rate) minus (b) the yield obtainable by Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date most closely approximating the last day of such Interest Period (it being understood that the purchase of such securities shall not be required in order for such amounts to be payable and that a Lender shall not be obligated or required to have actually obtained funds at the LIBOR Rate or to have actually reinvested such amount as described above).

§4.9    Additional Costs, Etc.
Subject to §4.4, if any present or future applicable law, or any amendment or modification of present applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and legally binding interpretations thereof by any competent court or by any governmental or other regulatory body or official with appropriate jurisdiction charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender, any LC Issuer or Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law) and including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives under or issued in connection therewith (collectively, “Dodd-Frank”) and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (collectively, “Basel III”), shall:
(a)    subject any Lender, any LC Issuer or Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit, participation in a Letter of Credit or the Loans (other than Excluded Taxes), or
(b)    materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender or any LC Issuer of the principal of or the interest on any Loans or any Letter of Credit or participation therein or any other amounts payable to any Lender or any LC Issuer under this Agreement or the other Loan Documents, or
(c)    impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or Loans or Letters of Credit by, or commitments of an office of any Lender or any LC Issuer, or
(d)    impose on any Lender, any LC Issuer or Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or participation therein or any class of loans or commitments of which any of the Loans or Letters of Credit or such Lender’s Commitment forms a part, and the result of any of the foregoing is
(i)    to increase the cost to any Lender or LC Issuer of making, funding, issuing, renewing, extending or maintaining any of the Loans or Letters of Credit (or of maintaining its obligation to participate in or to issue any Letters of Credit) or such Lender’s Commitment, or
(ii)    to reduce the amount of principal, interest or other amount payable to such Lender, such LC Issuer or Agent hereunder on account of such Lender’s Commitment or any of the Loans or Letters of Credit, or

(iii)    to require such Lender, such LC Issuer or Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, such LC Issuer or Agent from Borrower hereunder;
then, and in each such case, Borrower will, within fifteen (15) days of demand made by such Lender, such LC Issuer or (as the case may be) Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender, such LC Issuer or Agent such additional amounts as such Lender, such LC Issuer or Agent shall determine in good faith to be sufficient to compensate such Lender, such LC Issuer or Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender, each LC Issuer and Agent in determining such amounts may use any reasonable averaging and attribution methods, generally applied by such Lender, such LC Issuer or Agent. Notwithstanding the foregoing, Borrower shall have the right, in lieu of making the payment referred to in this §4.9, to prepay the Loans of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.9 or to cause the applicable Lender to assign its Loans and Commitments in accordance with §18.8, provided, however, that Borrower shall be required to pay together with such prepayment of the Loan all other costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.
§4.10    Capital Adequacy.
If after the Effective Date any Lender or any LC Issuer determines that (a) the adoption of or change in any law, rule, regulation, guideline, directive or request (whether or not having the force of law) regarding liquidity or capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority, central bank or comparable agency charged with the administration thereof, and for purposes hereof, Dodd-Frank and Basel III shall each be deemed a change described herein regardless of the date enacted, adopted or issued, or (b) compliance by such Lender or such LC Issuer or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity and capital adequacy or any amendment or change in interpretation of any existing guideline, request or directive (whether or not having the force of law), has the effect of reducing the return on such Lender’s, such LC Issuer’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or such LC Issuer’s commitment to issue Letters of Credit hereunder to a level below that which such Lender, such LC Issuer or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, such LC Issuer’s or such holding company’s then existing policies with respect to liquidity and capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender or such LC Issuer to be material, then such Lender or such LC Issuer may notify Borrower thereof. Borrower agrees to pay to such Lender or such LC Issuer the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender or such LC Issuer of a statement of the amount setting for such Lender’s or such LC Issuer’s calculation thereof. In determining such amount, such Lender or such LC Issuer may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, Borrower shall have the right, in lieu of making the payment referred to in this §4.10, to prepay the Loans of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.10 or to cause the applicable Lender to assign its Loans and Commitments in accordance with §18.8, provided, however, that

Borrower shall be required to pay together with such prepayment of the Loan all other fees, costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.
§4.11    Indemnity by Borrower.
Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by Borrower in making a borrowing or conversion after Borrower has given (or is deemed to have given) a Conversion Request, or (c) default by Borrower in making the payments or performing their obligations under §§4.8, 4.9, 4.10 or 4.12.
§4.12    Interest on Overdue Amounts; Late Charge.
Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not Lenders shall have accelerated the maturity of the Loans, at the election of the Required Lenders, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2%) above the rate that would otherwise be applicable at such time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, Borrower shall pay Agent, for the account of the applicable Lenders, a late charge equal to five percent (5%) of any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents, which is not paid within ten (10) days of the date when due. Such late charge is and shall be deemed to be a charge to compensate Agent and Lenders for administrative services and costs incurred in connection with the related delinquent payment and shall under no circumstances constitute or be deemed to be a charge for the use of money.
§4.13    Certificate.
A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation and calculation of such amounts which are due, submitted by any Lender, any LC Issuer or Agent to Borrower, shall be conclusive in the absence of manifest error.
§4.14    Limitation on Interest.
Notwithstanding anything in this Agreement to the contrary, all agreements between Borrower and Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lenders in excess of the maximum lawful amount, the interest payable to Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This section shall control all agreements between Borrower and Lenders and Agent.
§5.    COLLATERAL SECURITY; RELEASES
§5.1    Collateral.
The Obligations shall be secured by (i) a perfected first priority lien or security title and security interest to be held by Agent for the benefit of Lenders in the Mortgaged Properties and certain personal property of Loan Parties related to the Mortgaged Properties, pursuant to the terms of the Security Deeds, (ii) a perfected first priority security interest to be held by Agent for the benefit of Lenders in the Leases pursuant to the Security Deeds and the Assignment of Leases and Rents, in the Mineral Rights Leases pursuant to the Assignment of Mineral Rights Leases, (iii) a perfected first priority security interest to be held by Agent for the benefit of Lenders in the Credo Patents pursuant to the Patent Security Agreement, (iv) a perfected first priority security interest to be held by Agent for the benefit of Lenders in the Pledged Deposit Account and all monies, instruments and investments from time to time held therein, (v) a perfected first priority pledge of and security interest in all issued and outstanding Equity Interests held by any Loan Party in another Loan Party or in any Majority-Owned Joint Venture (other than CREDO Exploration Program Ltd. - 1979) pursuant to the Pledge and Security Agreement, provided that in the event a pledge of or security interest in such Equity Interests in any Majority-Owned Joint Venture pursuant to the Pledge and Security Agreement is not permitted under the Organization Documents of the applicable Majority-Owned Joint Venture or pursuant to any other agreement, then such security interest shall be limited to an assignment of such Loan Party’s rights to any distributions made or to be made by such Majority-Owned Joint Venture in favor of Agent for the benefit of Lenders pursuant to the Assignment of Rights to Joint Venture Distributions, provided that in the event a pledge of or security interest in such rights to distributions is not permitted under the Organizational Documents of the applicable Majority-Owned Joint Venture or pursuant to any other agreement, neither such Equity Interests nor any rights to any distributions shall be included as Collateral, (vi) a perfected first priority security interest to be held by Agent for the benefit of Lenders in the SIDR Reimbursements pursuant to the Assignment of SIDR Reimbursements, (vii) the Security Deeds covering Oil & Gas Properties required pursuant to § 5.8(a); and, and (viii) such additional collateral, if any, as the Loan Parties may agree to grant and Agent for the benefit of Lenders from time to time may accept as security for the Obligations; provided, however, it being understood that all security interests described in this §5.1 shall be subject to Permitted Liens. The Loan Parties agree that all existing and thereafter acquired Timberland and High Value Timberland shall be included in the Mortgaged Properties except for Real Estate distributed as part of the TEMCO Investment and as otherwise agreed by Agent. Any Real Estate constituting Entitled Land Under Development must be included in the Mortgaged Properties in order to be included in the Borrowing Base Assets.

§5.2    Appraisals; Evaluations; Adjusted Value.
(a)    Agent on behalf of Lenders shall require evaluations of the High Value Timberland performed by MAI appraisers, selected and engaged by Agent, which will be ordered by Agent and reviewed and approved by Agent from time to time, each of said evaluations to cover a minimum of seventy-five percent (75%), by acreage, of the High Value Timberland (as selected by Agent) in order to determine the current High Value Timberland Amount. Such evaluations shall set forth the specific Appraised Value of the High Value Timberland. On an annual basis, Borrower shall cause the value of such properties to be re-evaluated. Borrower agrees to pay to Agent on demand all reasonable out-of-pocket costs of all such evaluations and re-evaluations. Notwithstanding anything to the contrary contained in this paragraph, however, so long as no Event of Default shall have occurred and be continuing and regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall not require such evaluations more frequently than annually, Borrower shall not be required to pay for such evaluations more often than once in any period of twelve (12) consecutive months.
(b)    Agent on behalf of Lenders shall require annual updates of the evaluation with respect to the Timberland performed by any third-party consultant selected and engaged by Agent, which will be ordered by Agent and reviewed and approved by Agent from time to time in order to determine the current Timberland Value, and Borrower shall pay to Agent on demand all reasonable out-of-pocket costs of all such evaluation updates; provided, however, that so long as no Event of Default shall have occurred and be continuing and regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall not require such evaluation updates more frequently than annually, Borrower shall not be required to pay for such evaluation updates more often than once in any period of twelve (12) consecutive months.
(c)    Agent on behalf of Lenders shall require “as is” Appraisals of the Raw Entitled Land and Entitled Land Under Development, in each case performed by MAI appraisers selected and engaged by Agent, which Appraisals will be ordered by Agent and reviewed and approved by Agent from time to time, and will cover a minimum of seventy-five percent (75%) of the remaining Lot portfolio and seventy-five percent (75%) of the remaining commercial acreage (both as selected by Agent) in order to determine the current Raw Entitled Land Value and the Entitled Land Under Development Value, as the case may be. On an annual basis, such properties shall be reappraised. Borrower agrees to pay to Agent on demand all reasonable out-of-pocket costs of all such Appraisals and reappraisals. Notwithstanding anything to the contrary contained in this paragraph, however, so long as no Event of Default shall have occurred and be continuing and regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall not require such Appraisals or reappraisals more frequently than annually, Borrower shall not be required to pay for such Appraisals or reappraisals more often than once in any period of twelve (12) consecutive months.
(d)    Agent on behalf of Lenders shall require Appraisals of the Cibolo Resort SIDHT and the SIDR Reimbursements, which Appraisals will be ordered by Agent from time to time, but in any event at least annually, and will be reviewed and approved by Agent; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be required to pay for such Appraisals or reappraisals more often than once in any period of twelve (12) consecutive months.
(e)    In the event that Agent shall advise Borrower in writing, on the basis of any Appraisal (or update of an existing Appraisal or evaluation), that the Borrowing Base is insufficient to comply with the requirements of §9.2(b), then until the Borrowing Base is increased or the Outstanding principal amount of the Loans is reduced such that the Borrowing Base is in compliance with §9.2(b), Revolving Lenders and Swing Line Lender shall not be required to make advances under §2.1, a LC Issuer shall not be required to issue any Letter of Credit under §2.10, and Borrower shall make the mandatory prepayment (if any) required under the provisions of §3.2(a).
(f)    Borrower acknowledges that Agent may, upon five (5) Business Days prior notice to Borrower, make changes or adjustments to the value set forth in any Appraisal or Engineering Report as may be required by Agent in the exercise of its good faith business judgment (and, with respect to the Cibolo Resort SIDHT and the SIDR Reimbursements, Agent may take into account the effect of any amendments or modifications of the agreements under which such amounts are payable to Borrower since the date of the most recent applicable Appraisal) and after consultation with Borrower, and that Agent is not bound by the value set forth in any Appraisal or Engineering Report performed pursuant to this Agreement and does not make any representations or warranties with respect to any such Appraisal or Engineering Report. Borrower further agrees that Lenders and Agent shall have no liability as a result of or in connection with any such Appraisal or Engineering Report for statements contained in such Appraisal or Engineering Report, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal or Engineering Report, or variance of such Appraisal or Engineering Report from the fair value of such property that is the subject of such Appraisal or Engineering Report given by the local tax assessor’s office, or Borrower’s idea of the value of such property.
§5.3    Release of Mortgaged Property.
Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.3), Agent shall release a Mortgaged Property or any portion thereof, from the lien or security title of the Security Documents encumbering the same upon the request of Borrower subject to and upon the following terms and conditions:
(f)    Borrower shall deliver to Agent a written notice of its desire to obtain such release no later than five (5) Business Days prior to the date on which such release is to be effected (or such lesser amount of time as agreed to by Agent), and, if the Mortgaged Property to be released in connection with any sale or related series of sales contains more than 5,000 acres in the aggregate, such notice shall be accompanied by a pro forma Compliance Certificate showing that no Default or Event of Default exists either immediately prior, or after giving effect, to such release and that immediately after giving effect to such release, Loan Parties remain in compliance with the financial covenant in § 9.2;

(g)    if the Mortgaged Property to be released in connection with any sale or related series of sales contains more than 10,000 acres in the aggregate or is valued in excess of $30,000,000 in the aggregate (based on the higher of book value or the gross sale price for such transaction or related series of transactions), Borrower shall submit to Agent with such request a Compliance Certificate prepared using the financial statements of Borrower most recently provided or required to be provided to Agent under §6.4 or §7.4, adjusted in the best good faith estimate of Borrower to give effect to the proposed release, and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;
(h)    all release documents to be executed by Agent shall be in form and substance reasonably satisfactory to Agent;
(i)    such release shall be in conjunction with (i) a bona fide, arm’s-length sale or like-kind exchange of the property to be released to an unaffiliated third-party, or the transfer of such property to a Joint Venture as a capital contribution or sale, in either case for reasonably equivalent value or consideration, otherwise permitted under the terms of this Agreement, (ii) a donation, grant, dedication or other transfer of property (including, without limitation, donations, grants or other transfers of Mortgaged Property for use as schools, parks, utilities, rights-of-way or other public or quasi-public purposes) for a value or consideration (whether cash or non-cash, or any combination thereof) determined in good faith by Borrower to be reasonable and appropriate taking into account the actual or expected benefits to be received, directly or indirectly, by a Loan Party in respect of such donation, grant, dedication or other transfer, which determination shall be set forth in an officer’s certificate of Borrower in substantially the form of Exhibit I delivered to the Agent prior to or contemporaneously with the release, or (iii) (A) arrangements entered into with governmental or quasi-governmental authorities relating to the preservation of wetlands, streams, endangered species, carbon or similar items in exchange for offsetting credits or other benefits or (B) the creation of quasi-governmental water, utility or similar districts providing for the reimbursement of certain development costs. In the case of (x) any donation, grant, dedication or other transfer of property pursuant to clause (ii) above in excess of 500 acres, or (y) any release pursuant to clause (iii) above in excess of 3,000 acres, such donations, grants, dedications, transfers or releases shall be approved by the Agent, such approval not to be unreasonably withheld, conditioned or delayed;
(j)    if the Mortgaged Property to be released in connection with any sale or related series of sales contains more than 10,000 acres in the aggregate or is valued in excess of $30,000,000 in the aggregate (based on the higher of book value or the gross sale price for such transaction or related series of transactions), Borrower shall submit to Agent a Borrowing Base Certificate, giving pro forma effect to the proposed transaction, demonstrating that immediately after giving effect to the proposed sale and release, Borrower will remain in compliance with the Borrowing Base requirements under this Agreement;
(k)    if only a portion of any Mortgaged Property is to be released, and the portion of the Mortgaged Property to be released in connection with any sale or related series of sales contains more than 10,000 acres in the aggregate or is valued in excess of $30,000,000 in the aggregate (based on the higher of book value or the gross sale price for such transaction or related series of transactions), Borrower shall have provided Agent with evidence satisfactory to Agent (in its sole discretion) that the remaining portion of such Mortgaged Property will comply with all material Requirements, and have all necessary access, utility easements and other easements, rights-of-way or similar rights so that the applicable Loan Party’s ability to use the remaining portion of the Mortgaged Property for its intended purpose will not be materially diminished or impaired; and
(l)    In the case of each release described above, so long as the Collateral Trust Agreement remains outstanding and in effect (or has been reinstated), Borrower shall deliver to Agent and Priority Collateral Trustee an Officer’s Certificate (as defined in the Collateral Trust Agreement) certifying that in the opinion of the officer of Borrower executing such certificate, the proposed release complies with the provisions of the Parity Lien Debt (as defined in the Collateral Trust Agreement), and is permitted by all of the other Secured Debt Documents (as defined in the Collateral Trust Agreement), which certificate in all other respects complies with the requirements for Officer’s Certificates delivered pursuant to the terms of the Collateral Trust Agreement.
§5.4    Additional Mineral Rights Leases.
Within forty-five (45) days after the end of each fiscal quarter of Forestar Group Borrower will deliver to Agent a supplement to the list delivered to Agent pursuant to §6.30, setting forth the list of all new Mineral Rights Leases in effect as of the end of that quarter and any Mineral Rights Leases no longer in effect as of the end of that quarter, whereupon such list shall automatically be deemed to have been modified accordingly, without the necessity of any approval of Lenders or Agent. Without limiting the generality of §7.12 and in connection with each such supplemental list, Borrower and the other applicable Loan Parties agree to execute and deliver any and all Assignments of Mineral Rights Leases and/or supplements or amendments of existing Assignments of Mineral Rights Leases, covering such newly acquired Mineral Rights Leases, as Agent may reasonably request from time to time in order to further evidence or perfect Agent’s security interest in the Loan Parties’ right, title and interest in, to and under such additional Mineral Rights Leases; provided that no Assignments of Mineral Rights Leases shall be required in respect of Oil and Gas Properties subject to Security Deeds pursuant to §5.8.
§5.5    Addition of Negative Pledge Properties to the Borrowing Base Assets.
After the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing, subject to the satisfaction by Borrower of the conditions set forth in this §5.5, Borrower shall have the right to request that a Negative Pledge Property be added to the Borrowing Base Assets. Real Estate constituting Negative Pledge Property not initially included as a Borrowing Base Asset shall be added to the Borrowing Base Assets if, as and when the following conditions precedent shall have been satisfied.
(a)such Real Estate satisfied all of the following conditions, unless otherwise waived in writing by the Required Lenders:
(i)such Real Estate is owned in fee simple absolute by Borrower or a Guarantor, subject only to Permitted Liens;
(ii)such Real Estate is not mortgaged to secure any Indebtedness (other than pursuant to any pre-existing mortgage, deed of trust or deed to secure debt which will be cancelled and satisfied of record in connection with the acquisition thereof by the applicable Loan Party); and
(iii)such Real Estate constitutes either (A) Timberland, (B) High Value Timberland, (C) Raw Entitled Land, or (D) Entitled Land Under Development.
(b)if Borrowing Base Assets are required to be included in the Mortgaged Properties pursuant to §5.1, such Real Estate shall become Mortgaged Property and the Mortgaged Property Documents for such Mortgaged Property shall have been delivered to Agent, granting Agent a first-priority lien on such Mortgaged Property, subject only to Permitted Liens. Borrower shall have paid to Agent any mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Agent reasonably determines to be payable as a result of the recording of such Mortgaged Properties are located, and deliver to Agent such affidavits or other information with Agent reasonably determines to be necessary in connection with such payment in order to insure that the Security Deeds on such Mortgaged Property located in such state secures Borrower’s obligation with respect to the Loans.
(c)after giving effect to the inclusion of such Real Estate in the Borrowing Base Assets, each of the representations and warranties made by or on behalf of Borrower and the other Loan Parties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of such Real Estate as Borrowing Base Assets, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall only be required to be true and correct in all material respects only as of such specified date); and
(d)Borrower shall pay or reimburse Agent and Agent’s Special Counsel for all fees, expenses and costs in connection with the foregoing.
§5.6    Operating Account.
Borrower shall cause its main operating account (the “Operating Account”) to be subject to a Deposit Account Control Agreement reasonably acceptable to Agent among Agent, the applicable Loan Party and the subject banking institution. To the extent required to be in compliance with the provisions of §7.11, the other Loan Parties shall cause their respective operating accounts to be subject to Deposit Account Control Agreements reasonably acceptable to Agent among Agent, the applicable Loan Party and the subject banking institution. Upon the occurrence and during the continuation of any Event of Default, Agent may direct the Deposit Account Bank where any or all such Pledged Deposit Accounts are held to sweep all funds on deposit therein to an account designated by Agent on a daily basis pursuant to the terms of the applicable Deposit Account Control Agreement. Borrower hereby grants to Agent a first-in-priority security interest in and to the Operating Account and all funds now or at any time hereafter held on deposit therein to secure the payment and performance of the Obligations, and Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such funds. Each of the Loan Parties that from time to time causes any of its operating accounts to become subject to a Deposit Account

Control Agreement as provided above shall be deemed to have granted to Agent a first-in-priority security interest upon the entering into of such Deposit Account Control Agreement in and to such operating account and all funds at any time thereafter held on deposit therein, to secure the payment and performance of the Obligations, and at such time Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such accounts and funds.
§5.7    Advance Account.
On the Closing Date, Agent opened an account at Agent’s Head Office in the name of Borrower to facilitate the funding of the Loans (the “Advance Account”). The sole signatory on the Advance Account shall be Borrower. The Advance Account shall be a non-interest bearing account.
(o)    Deposits of Loans to the Advance Account. The proceeds of all Loans shall be deposited by Agent to the Advance Account, and all Loans shall accrue interest from the date of deposit in the Advance Account. Provided no Event of Default has occurred and is continuing, Borrower shall have access to all funds contained in the Advance Account. Upon withdrawal of Loan proceeds from the Advance Account, Borrower shall apply such Loan proceeds as permitted under §2.8.
(p)    Funds Following an Event of Default. Upon the occurrence of an Event of Default, Agent may terminate Borrower’s rights to access or direct the application of funds on deposit in the Advance Account. Thereafter, Agent shall either hold all or any portion of the funds on deposit as security for the Obligations or apply all or any portion of such funds in satisfaction of any part of the Obligations.
(q)    Security Interest. Borrower hereby grants to Agent a perfected, first-in-priority security interest in and to the Advance Account and all funds now or at any time hereafter held on deposit in the Advance Account to secure the payment and performance of the Obligations, subject to Permitted Liens described in section 8.2(i), and Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such funds.
§5.8    Credo Mortgaged Properties; Credo Reserves Component.
(e)    As of the Credo Acquisition Effective Date, the Credo Entities executed and delivered Security Deeds covering Oil and Gas Properties owned by the Credo Entities associated with not less than eighty percent (80%) of the PDP Reserves Value as determined by an Engineering Report dated January 9, 2012, prepared by Netherland, Sewell & Associates, Inc. and an Engineering Report dated December 15, 2011, prepared by LaRoche Petroleum Consultants, in each case delivered to Agent, or any roll forward or update to such reports delivered to Agent prior to the closing of the Credo Acquisition (collectively, the “Initial Engineering Report”). Such Oil and Gas Properties constitute the initial Credo Mortgaged Properties, and Borrower provided Title Evidence with respect thereto as of the Credo Acquisition Effective Date. Agent acknowledged receipt of such Security Deeds and Title Evidence. With respect to each quarter ending March 31, June 30 and September 30 of each year, commencing with the quarter ending March 31, 2014, Borrower shall deliver to Agent within forty-five (45) days after the end of each such quarterly period, a written estimate of the “estimated ultimate recovery (EUD)” with respect to Oil and Gas Properties acquired or established during such quarterly period, containing such detail and in form and substance reasonably acceptable to Agent (each, an “Interim Quarterly Estimate”). The Credo Entities shall execute and deliver such additional Security Deeds, accompanied by Title Evidence with respect to the Oil and Gas Properties covered thereby, as shall be necessary for the Credo Mortgaged Properties to constitute Oil and Gas Properties associated with not less than eighty percent (80%) of the PDP Reserves Value, as production, reserves and PDP Reserves Value change over time, as determined from the Engineering Reports (or, in the case of Oil and Gas Properties acquired during any quarterly period, not less than eighty percent (80%) of the “estimated ultimate recovery (EUD)” of such Oil and Gas Properties, based on the Interim Quarterly Estimates); it being understood that any additional Security Deeds and Title Evidence required in order to comply with the foregoing requirement shall not be required to be delivered until sixty (60) days (or such other period acceptable to Agent) after the delivery of the Interim Quarterly Estimate or the Engineering Report delivered under §7.4(k) that shows such requirement is not satisfied.
(f)    If Borrower does not comply with the requirement to provide additional Security Deeds and Title Evidence in accordance with the last sentence of §5.8(a) within the time period provided herein, such failure shall, in and of itself, not constitute a Default but the shortfall in the amount required to cause Borrower to be in compliance with such requirement, as reasonably determined by Agent, shall be deducted as a reserve from the Borrowing Base.
(g)    That portion of the Borrowing Base attributable to the Credo Reserves Component shall be redetermined from time to time based on the Engineering Report delivered pursuant to §7.4(k). The Credo Reserves Component as so redetermined shall be included in the Credo Borrowing Base Value (and therefore in the Borrowing Base, in accordance with the definition of such term) until the effective date of the next redetermination of the Credo Reserves Component in accordance with this §5.8.
(h)    Borrower may, by written notice, request that the portion of the Borrowing Base attributable to the Credo Reserves Component be redetermined from time to time, but not more often than once between two consecutive scheduled deliveries of Engineering Reports, on the basis of an Engineering Report updating the most recently delivered Engineering Report. The Credo Reserves Component as so redetermined shall be included in the Credo Borrowing Base Value (and therefore in the Borrowing Base) until the effective date of the next redetermination of the Credo Reserves Component in accordance with this §5.8.
§6.    REPRESENTATIONS AND WARRANTIES
Borrower and each of the other Loan Parties (as applicable) represents and warrants to Agent, Lenders and LC Issuers as follows:
§6.1    Corporate Authority, Etc.
(g)    Organization; Good Standing. Borrower is a Delaware corporation duly organized pursuant to its certificate of incorporation filed with the Secretary of State of Delaware and is validly existing under the laws of the State of Delaware. Each other Loan Party is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation. Each Loan Party (i) has all requisite power to own its respective properties and conduct its respective business as now conducted and as presently contemplated, and (ii) is duly authorized to do business in each other jurisdiction where a failure to be so authorized in such other jurisdiction could reasonably be expected to have a materially adverse effect on the business, assets or financial condition of such Person.
(h)    Subsidiaries and Joint Ventures. Except as disclosed to Agent in writing on or before the Effective Date, as of the Effective Date, Forestar Group does not have any Subsidiaries or Joint Ventures. Such written disclosure shall set forth as of the Effective Date, for each Person set forth thereon, a complete and accurate statement of (a) the percentage ownership of each such Person by Forestar Group or any other Loan Party (as applicable), (b) the State or other jurisdiction of incorporation, organization or formation, as appropriate, of each such Person, and (c) each State in which each such Person is qualified to do business on the Effective Date.
(i)    Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Loan Parties, or any of them, are or are to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (including any required stockholder, partner or member approval), (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, except for such conflicts or breaches that, individually and the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the Organizational Documents of, or any mortgage, indenture, agreement, contract or other instrument binding upon, such Person or any of its properties or to which such Person is subject, except for such conflicts or defaults that, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (v) do not and will not result in or require the imposition of any Lien or other encumbrance on any of the properties, assets or rights of such Person except for the Liens and security title granted by the Loan Documents.
(j)    Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Loan Parties, or any of them, are or are to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
§6.2    Approvals.
The execution, delivery and performance by the Loan Parties, or any of them, of this Agreement and the other Loan Documents to which they are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Person or the authorization, consent or approval of, or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority, in each case other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, or where failure to obtain or make such authorizations, consents, approvals, licenses, permits or registrations or to give notice that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
§6.3    Title to Properties; Leases.
The Loan Parties and their Subsidiaries own all of their respective assets reflected on the consolidated balance sheet of Forestar Group (including, without limitation, the Mortgaged Properties and the Negative Pledge Properties) most recently delivered to the Agent, subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens. Without limiting the foregoing, the Loan Parties and their Subsidiaries have good and marketable fee simple or leasehold title to all real and personal property reasonably necessary for the operation of its business in whole, free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens. Notwithstanding the foregoing, this §6.3 shall not apply to the Oil and Gas Properties owned by the Credo Entities as representations and warranties related thereto shall be subject to §6.13.
§6.4    Financial Statements.
Borrower has furnished or caused to be furnished to each of Lenders: (a) the audited financial statements filed by Forestar Group with the Securities and Exchange Commission for the fiscal year ended December 31, 2013, and (b) projected profit and loss statements and cash flow statements of Forestar Group and its Subsidiaries, prepared on a quarterly basis for the next two (2) calendar years. Such audited financial statements described in clause (a) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of such date and the results of the operations of Borrower and its Subsidiaries, for such period. There are no liabilities, contingent or otherwise, of Borrower or any Subsidiary of Borrower involving material amounts not disclosed in said financial statements and the related notes thereto. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same, it being agreed that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized.
§6.5    No Material Changes.
As of the Effective Date there has occurred no materially adverse change in the financial condition or business of Forestar Group and any of its Subsidiaries, taken as a whole, as shown on or reflected in the balance sheet of Forestar Group or its Subsidiaries as of December 31, 2013, or its statement of income or cash flows for the fiscal quarter then ended, other than (i) changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of Borrower and its Subsidiaries, and (ii) changes resulting from the Credo Acquisition.

§6.6    Franchises, Patents, Copyrights, Etc.
Each Loan Party and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except where the failure to so possess could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect. The Mortgaged Properties and the Negative Pledge Properties are not owned or operated under or by reference to any registered or protected trademark, tradename, servicemark or logo.
§6.7    Litigation.
As of the Effective Date, except as described on Schedule 6.7 hereto or as disclosed in Forestar Group’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to May 15, 2014, there are no actions, suits, proceedings or investigations of any kind pending or to Borrower’s Knowledge, threatened, against any Loan Party or their Subsidiaries or any of the Mortgaged Properties or the Negative Pledge Properties before any court, tribunal, administrative agency or board, mediator or arbitrator that, if adversely determined, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, there are no judgments outstanding against or affecting any Loan Party, any of their respective Subsidiaries or any of the Collateral.
§6.8    No Materially Adverse Contracts, Etc.
No Loan Party or any of their Subsidiaries is a party to any mortgage, indenture, or other material contract or agreement or other instrument that has had or is reasonably expected, in the judgment of the members, partners or officers of such Person, to have a Material Adverse Effect.
§6.9    Compliance with Organizational Documents, Other Instruments, Laws, Etc.
No Loan Party or any of its respective Subsidiaries is in violation of any provision of its Organizational Documents, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of such Person.
§6.10    Tax Status.
Each Loan Party and its Subsidiaries (a) has made or filed all federal and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, except to the extent such Person has obtained a valid extension of the deadline to file such return, (b) has paid all material taxes and other material governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, if applicable or required. There are no unpaid taxes or assessments in any material amount claimed to be due by the taxing authority of any jurisdiction or pursuant to any private agreement except for those that are being contested as permitted by this Agreement. The charges, accruals and reserves on the books of the Loan Parties and their Subsidiaries in respect of taxes are, in the reasonable good faith judgment of the Loan Parties, adequate. As of the Effective Date, except as set forth on Schedule 6.10 hereto, no Loan Party or any of their Subsidiaries has been audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority.
§6.11    No Event of Default.
No Default or Event of Default has occurred and is continuing.
§6.12    Investment Company Act.
No Loan Party or any of their Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
§6.13    Credo Oil and Gas Properties.
Except to the extent such non-compliance or inaccuracy in this §6.13 could not reasonably be expected to have a Material Adverse Effect:
(a)    Ownership; Obligations. Except as set forth on Schedule 6.13(a), the applicable Credo Entity has good and defensible title to the working interests and revenue interests in production attributable to the wells and units comprising the Credo Reserve Properties evaluated in the Initial Engineering Report free and clear of all Liens, except for Permitted Liens. The ownership of the Credo Reserve Properties does not in the aggregate in any material respect obligate the Loan Parties to bear the costs and expenses relating to the maintenance, development and operations of the Credo Reserve Properties in an amount materially in excess of the working interest set forth in the most recent Engineering Report furnished to Agent. Upon delivery of each Engineering Report furnished to Agent pursuant to §7.4(k), the statements made in the preceding sentences of this §6.13(a) shall be true with respect to the Credo Reserve Properties evaluated in such Engineering Report.
(b)    Leases and Contracts; Performance of Obligations. The Mineral Rights Leases forming a part of the Credo Reserve Properties covered by the Initial Engineering Report and each subsequent Engineering Report are in full force and effect, and all rents, royalties and other payments due and payable under such Mineral Rights Leases or otherwise attendant to the ownership or operation of the Credo Reserve Properties, have been properly and timely paid, except to the extent any such payment is subject to a good faith dispute. No Credo Entity is in default with respect to its obligations (and no Credo Entity has knowledge of any default by any third party with respect to such third party’s obligations) under any such Mineral Rights Leases, or otherwise attendant to the ownership or operation of any part of the Credo Reserve Properties, where such default could materially and adversely affect the ownership or operation of the Credo Reserve Properties.
(c)    Sale of Production. (i) All proceeds from the sale of the interests of the Credo Entities in oil, gas and other hydrocarbons from the Credo Reserve Properties are currently being paid in full to the applicable Credo Entity by the purchaser or remitter thereof on a timely basis and at prices and terms generally available at the time such prices and terms were negotiated for oil and gas production from producing areas situated near the Credo Reserve Properties, and none of such proceeds are currently being held in suspense by such purchaser or any other party; (ii) neither the Credo Entities, nor their predecessors in title, have entered into or are subject to any agreement or arrangement (including without limitation, “take or pay” or similar arrangements) nor are the Credo Reserve Properties subject to any such agreement or arrangement, to deliver oil, gas or other hydrocarbons produced or to be produced from the Credo Reserve Properties at some future time without then or thereafter receiving full payment therefor; (iii) none of the Credo Reserve Properties is subject to any contractual or other arrangement whereby payment for production from such Credo Reserve Properties is to be deferred for a substantial period after the month in which such production is delivered (that is, in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days); (iv) none of the Credo Reserve Properties is subject to any contractual or other arrangement for the sale of crude oil that cannot be canceled on one hundred eighty (180) days’ or less notice; and no material portion of the Credo Reserve Properties is subject to a gas sales contract that contains terms that are not customary in the industry; (v) none of the Credo Reserve Properties is subject at the present time to any regulatory refund obligation and, to the Loan Parties’ knowledge, no facts exist that might cause the same to be imposed; and (vi) none of the Credo Reserve Properties is subject to a gas balancing arrangement under which an imbalance exists with respect to which imbalance the Credo Entities or the Credo Reserve Properties is in an overproduced status and is required to (a) permit one or more third parties to take a portion of the production attributable to such Credo Reserve Properties without payment (or without full payment) therefor or (b) make payment in cash, in order to correct such imbalance.
(d)    Operation of the Credo Oil and Gas Properties. The Oil and Gas Properties owned by the Credo Entities (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of such Oil and Gas Properties after the Effective Date, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable laws and in conformity with all Mineral Rights Leases forming a part of such Oil and Gas Property and in conformity with the Permitted Liens. No Credo Reserve Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells located on the Credo Reserve Properties (or properties pooled, communitized or unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Credo Reserve Properties (or, in the case of wells located on properties pooled, communitized or unitized therewith, such pooled, communitized or unitized properties). There are no wells on the Oil and Gas Properties owned by the Credo Entities or on lands pooled, communitized or unitized therewith, that (i) the Credo Entities are obligated by Requirements to plug and abandon other than those subject to exceptions to a requirement to plug and abandon issued by any Governmental Authority having jurisdiction over such Oil and Gas Properties; or (ii) have been plugged and abandoned or reclaimed other than in accordance with applicable Requirements.

§6.14    Setoff, Etc.
Borrower and Guarantors are the owners of the Collateral free from any lien, security interest, encumbrance or other claim or demand, except those encumbrances permitted in the Security Documents or Permitted Liens.
§6.15    Certain Transactions.
Except as set forth in Schedule 6.15 hereto or as otherwise permitted pursuant to §8.14, none of the partners, members, officers, trustees, directors, or employees of any Loan Party or any of their respective wholly-owned Subsidiaries is a party to any transaction with any of their Affiliates or their members, employees, officers, trustees and directors (other than employment and severance agreements relating to services as partners, members, employees, officers, trustees and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, partner, member, officer, trustee, director or such employee or, to Borrower’s Knowledge, any limited liability company, corporation, partnership, trust or other entity in which any Affiliate, partner, member, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee, partner or member.
§6.16    Employee Benefit Plans.
Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan. Neither Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, (b) failed to make any contribution or payment to any Guaranteed Pension Plan, or made any amendment to any Guaranteed Pension Plan, which has resulted in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of Borrower constitute a Plan Asset.
§6.17    Regulations T, U and X.
No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. The Loan Parties and their Subsidiaries are not engaged, and will not engage, principally or as one of their important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
§6.18    Environmental Compliance.
The Loan Parties have delivered to Agent true and complete copies of all written environmental site assessment reports in the possession of any of the Loan Parties with respect to the Mortgaged Properties (collectively, the “Environmental Reports”) and makes the following representations and warranties:
(a)    Except as disclosed in Forestar Group’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to May 15, 2014, to Borrower’s Knowledge, no Loan Party or any of their respective Subsidiaries, is in material violation, or alleged material violation at the Mortgaged Properties and the Negative Pledge Properties, of any applicable judgment, decree, code, order, law, rule of common law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”). To Borrower's Knowledge, any violation reflected in the Environmental Reports involving any of the Real Estate would not reasonably be expected to have a Material Adverse Effect.
(b)    Except as disclosed in Forestar Group’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to May 15, 2014, to Borrower’s Knowledge, no Loan Party or any of their respective Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at, on or under the Real Estate for which a federal, state or local agency or other third party has conducted or has ordered that any Loan Party or their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.
(c)    (i) To Borrower’s Knowledge, except as disclosed in any Environmental Reports provided to Agent on or before the Effective Date and except as disclosed in Forestar Group’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to May 15, 2014, or with respect to Real Estate which becomes a Mortgaged Property after the Effective Date, the Environmental Reports with respect thereto provided to Agent, (1) no portion of the Mortgaged Property or Negative Pledge Property has been used by Borrower as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws, and (2) no underground tank for Hazardous Substances has been operated by Borrower on the Mortgaged Property or Negative Pledge Property except in material compliance with applicable Environmental Laws; (ii) in the course of any activities conducted by any Loan Party, or any of its respective wholly-owned Subsidiaries, no

Hazardous Substances have been generated or are being used on any Mortgaged Property or Negative Pledge Property, except in the ordinary course of business and in material compliance with applicable Environmental Laws; (iii) to Borrower’s Knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) of Hazardous Substances on, upon, into or from any Mortgaged Property or Negative Pledge Property, which Release could reasonably be expected to have a Material Adverse Effect; (iv) to Borrower’s Knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any Mortgaged Property or Negative Pledge Property, which, through soil or groundwater contamination, may have come to be located on such real property, and which could reasonably be expected to have a Material Adverse Effect; and (v) to Borrower’s Knowledge, any Hazardous Substances that have been generated on any Mortgaged Property or Negative Pledge Property by Borrower have been transported off-site, treated and disposed of in material compliance with applicable Environmental Laws.
(d)    To Borrower's Knowledge and except as disclosed in Forestar Group’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to May 15, 2014, no Loan Party or any of its wholly-owned Subsidiaries or any Mortgaged Property or Negative Pledge Property is subject to any applicable Environmental Law requiring the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Security Deeds or to the effectiveness of any other transactions contemplated hereby.
(e)    This §6.18 shall set forth the sole and exclusive representations and warranties made by Borrower with regard to Environmental Laws, Hazardous Substances, or any other environmental, health or safety matter.
§6.19    Loan Documents.
All of the representations and warranties of the Loan Parties made in this Agreement and the other Loan Documents or any document or instrument delivered by any Loan Party to Agent or Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and no Loan Party has failed to disclose such information as is necessary to make such representations and warranties not misleading. The information, reports, financial statements, exhibits and schedules (excluding projections which have been proposed in good faith) furnished by the Loan Parties to Agent and Lenders in connection with the negotiation, preparation or delivery of the Original Credit Agreement, this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not misleading. All written information furnished after the Effective Date by the Loan Parties to Agent or Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, correct and accurate in every material respect and shall not omit to state any material fact necessary to make the statements herein or therein not misleading, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified; it being recognized by Agent and Lenders that any projections and forecasts provided by Loan Parties are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties.
§6.20    Mortgaged Properties and Negative Pledge Properties.
The Loan Parties make the following representations and warranties concerning each Mortgaged Property (other than any Mortgaged Property that is an Oil and Gas Property) and each Negative Pledge Property:
(a)    No Required Mortgaged Property and Negative Pledge Property Consents, Permits, Etc. Neither Borrower nor any other Loan Party has received any written notice of, has Knowledge of, any approvals, consents, licenses, permits, utility installations and connections (including, without limitation, drainage facilities), curb cuts and street openings, required by applicable laws, rules, ordinances or regulations or any agreement affecting the Mortgaged Property and the Negative Pledge Property for the maintenance, operation, servicing and use of the Mortgaged Property and the Negative Pledge Property for its current use (hereinafter referred to as the “Project Approvals”) which have not been granted, effected, or performed and completed (as the case may be), or any fees or charges therefor which have not been fully paid, or which are no longer in full force and effect. No Project Approvals (including, without limitation, any railway siding agreements) will terminate, or become void or voidable or terminable on any foreclosure sale of the Mortgaged Property and the Negative Pledge Property pursuant to the applicable Security Deed. There are no outstanding suits, orders, decrees or judgments relating to building use and occupancy, fire, health, sanitation or other violations affecting, against, or with respect to, the Mortgaged Property and the Negative Pledge Property or any part thereof, which, if adversely determined, either singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.
(b)    No Violations. Neither Borrower nor any other Loan Party has received notice of, or has any Knowledge of, any violation of any applicable Requirements, Project Approvals or any other restrictions or agreements by which any Loan Party or the Mortgaged Property or Negative Pledge Property is bound which violation, either singly or in the aggregate with other such violations, could reasonably be expected to have a Material Adverse Effect.
(c)    Insurance. Neither Borrower nor any other Loan Party has received any written notice from any insurer or its agent requiring performance of any work with respect to the Mortgaged Property and the Negative Pledge Property or canceling or threatening to cancel any policy of insurance, and the Mortgaged Property and the Negative Pledge Property complies in all material respects with the requirements of all of Borrower’s insurance carriers.
(d)    Real Property and other Taxes; Special Assessments. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Mortgaged Property and the Negative Pledge Property or any part thereof, including, without limitation, any payments in lieu of taxes, which are payable by Borrower, any other Loan Party or any of their respective Subsidiaries (except only real estate or other taxes or assessments that are not yet delinquent or subject to any penalties, interest or other late charges, or are being contested as permitted under this Agreement, or which have been adequately reserved against in accordance with GAAP). There are no unpaid or outstanding gross receipts, rent or sales taxes payable by Borrower, any other Loan Party or any of their respective Subsidiaries with respect to the use and operation of the Mortgaged Property and the Negative Pledge Property which are due and payable. No abatement proceedings are pending with reference to any real estate taxes or private assessments assessed against the Mortgaged Property and the Negative Pledge Property. There are no betterment assessments or other special assessments presently pending with respect to any portion of the Mortgaged Property and the Negative Pledge Property, and neither Borrower nor any other Loan Party has received any written notice of any such special assessment being contemplated.
(e)    Eminent Domain; Casualty. As of the Effective Date, there are no pending eminent domain proceedings against the Mortgaged Property or the Negative Pledge Property or any part thereof, and, to Borrower’s Knowledge, no such proceedings are presently threatened or contemplated by any taking authority. Neither the Mortgaged Property, the Negative Pledge Property nor any part thereof is, as of the Effective Date, materially damaged or injured as a result of any fire, explosion, accident, flood or other casualty.
(f)    Unresolved Real Estate Disputes. Except as may be disclosed to Agent or on Schedule 6.20(f), there are no unresolved suits, actions, demands, claims or disputes relating to access to any material portion of the Real Estate that could reasonably be expected to have a material adverse effect on the intended use of such Real Estate by the Loan Parties or their respective Subsidiaries, or otherwise have, either singly or in the aggregate, a Material Adverse Effect.
(g)    Material Real Property Agreements; No Options. Except as set forth in Schedule 6.20(g), there are no material agreements pertaining to the management or operation of the Mortgaged Property or the Negative Pledge Property other than as described in this Agreement; and no person or entity has any right of first refusal, right of first offer or other option to acquire the Mortgaged Property or any portion thereof or interest therein. Each reaffirmation of the representation and warranty contained in this sub-paragraph (g) shall take into account the most recent update of Schedule 6.20(g) delivered to Agent pursuant to §7.4(i) and shall be deemed reaffirmed as of the most recent date any update to said Schedule 6.20(g) was required to have been delivered to Agent pursuant to §7.4(i), whether or not any such update is so delivered.
§6.21    [Intentionally Omitted]. .
§6.22    Brokers.
Borrower has not engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
§6.23    Ownership.
As of the Effective Date, the Equity Interests owned by the Loan Parties in Borrower, in each other Loan Party and in each other Person in which they own any Equity Interests are set forth in a written disclosure delivered to Agent on or before the Effective Date. Except for Equity Interests granted pursuant to the Equity Plan or as set forth on such written disclosure to Agent, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which Forestar Group, Borrower or any of their respective Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements with respect to such Equity Interests. The Equity Interests so specified on Schedule 6.23 are fully paid and non-assessable and are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Permitted Liens).
§6.24    OFAC.
No Loan Party or any of their respective Subsidiaries or any Joint Venture is (or will be) a person with whom Agent is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, the Loan Parties hereby agree to provide Agent with any additional information that Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
§6.25    No Fraudulent Intent.
Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower or any other Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
§6.26    Transaction in Best Interests of Loan Parties; Consideration.
The transactions evidenced by this Agreement and the other Loan Documents are in the best interests of the Loan Parties. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the Obligations of the Loan Parties pursuant to this Agreement and the other Loan Documents.
§6.27    Solvency.
As of the Effective Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made, and Letters of Credit issued or to be issued, hereunder, with respect to the Loan Parties taken as a whole, (a) the fair value of their assets on a going concern basis is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they will be able to pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business (taking into account all available financing options), (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.
§6.28    No Bankruptcy Filing.
No Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and to Borrower’s Knowledge, no Person is contemplating the filing of any such petition against any Loan Party.
§6.29    Other Debt.
Neither any Loan Party nor any of their respective Subsidiaries nor any Joint Venture are in default (after giving effect to applicable grace periods) in the payment of any Indebtedness or the terms of any agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or other lease to which any of them is a party which default, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of their respective Subsidiaries are a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of Borrower, any other Loan Party or any of their respective Subsidiaries. Prior to the Effective Date Borrower has provided to Agent a written disclosure containing a description of the Permitted Existing Indebtedness, which Agent has approved. Nothing in this §6.29 shall alter or affect the provisions of §8.1.
§6.30    Mineral Rights Leases.
On or before the Effective Date, Borrower has delivered to Agent a true and correct list of all Mineral Rights Leases of the Loan Parties as of December 31, 2013; such list, as supplemented from time to time pursuant to §5.4, will be a true correct list of all Mineral Rights Leases of the Loan Parties as of the effective date of the last of such supplements.
§6.31    Hedge Agreements and Commodity Hedge Agreements.
Schedule 6.31, as of the Effective Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to §7.4(m), sets forth, a true and complete list of all Hedge Agreements and Commodity Hedge Agreements of the Borrower and each other Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto and the counterparty to each such agreement.
§7.    AFFIRMATIVE COVENANTS OF LOAN PARTIES
Borrower and the other Loan Parties (as applicable) covenant and agree that, so long as any Loan, Note, Letter of Credit or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) is Outstanding or any Lender has any obligation to make any Loans or any LC Issuer has any obligation to issue any Letter of Credit:

§7.1    Punctual Payment.
Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.
§7.2    Maintenance of Office.
Each Loan Party will maintain its chief executive office at 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746, or at such other place in the United States of America as Borrower or Forestar Group shall designate upon at least thirty (30) days (or such lesser number of days as is acceptable to Agent) prior written notice to Agent, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made. The Loan Parties agree that, in the event of any such change, they will execute and deliver such amendments and other documents as Agent may request to maintain Agent’s perfected Lien on the Collateral.
§7.3    Records and Accounts.
Each Loan Party will, and will cause its Subsidiaries to, keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, as revised from time to time. No Loan Party shall, without the prior written consent of Agent, make, or permit any of its Subsidiaries to make, any material change to the accounting procedures used by them in preparing the financial statements and other information described in §6.4 except as required by law or as required by GAAP. No Loan Party shall change, or permit any of its Subsidiaries to change, its fiscal year without the prior written consent of Agent.
§7.4    Financial Statements, Certificates and Information.
Forestar Group and Borrower will deliver to Agent:
(m)    not later than one hundred (100) days after the end of each fiscal year of Forestar Group, the audited Consolidated balance sheet of Forestar Group and its Subsidiaries as of the end of such year, and the related statements of income, changes in capital and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification by a nationally recognized accounting firm reasonably acceptable to Agent, and any other information Agent may require to complete a financial analysis of Forestar Group and its Subsidiaries; provided that so long as Forestar Group is required to file its audited financial statements with the Securities and Exchange Commission, the delivery of such filed financial statements shall satisfy the foregoing requirements of this clause (a);
(n)    not later than forty-five (45) days after the end of each fiscal quarter of Forestar Group and its Subsidiaries (excluding the fourth fiscal quarter in each year), copies of the balance sheet of Forestar Group and its Subsidiaries as of the end of such quarter, and the related statements of income, changes in capital and cash flows for the portion of Forestar Group’s fiscal year then elapsed, all in reasonable detail and prepared on a Consolidated basis in accordance with GAAP

(other than the inclusion of footnotes); provided that so long as Forestar Group is required to file its quarterly financial statements with the Securities and Exchange Commission, the delivery of such filed financial statements shall satisfy the foregoing requirements; together with a certification by the Principal Financial Officer of Forestar Group that the information contained in such financial statements fairly presents, in all material respects, the financial position of Forestar Group and its Subsidiaries on the date thereof (subject to year‑end adjustments);
(o)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) of this §7.4, a statement (a “Compliance Certificate”) certified by the Principal Financial Officer of Forestar Group in the form of Exhibit B hereto (or in such other form as Agent may approve from time to time) setting forth in reasonable detail computations of the Revenues/Capital Expenditures Ratio for the two (2) most recent Test Periods and computations evidencing compliance with the covenants contained in §8.3(i), §8.7 and §9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;
(p)    concurrently with the delivery of the financial statements described in subsections (a) and (b) of this §7.4, a certificate signed by the Principal Financial Officer of Forestar Group to the effect that, having read this Agreement, and based upon an examination which such officer deems sufficient to enable such officer to make an informed statement, such officer is not aware of any Default or Event of Default, or if such Default or Event of Default has occurred, specifying the facts with respect thereto;
(q)    within twenty (20) days after the end of each calendar month, a certificate in the form of Exhibit E attached hereto (a “Borrowing Base Certificate”), certified by the Principal Financial Officer of Forestar Group, pursuant to which Forestar Group shall calculate the amount of the Borrowing Base as of the end of the immediately preceding calendar month; provided that Borrower may, at its option, deliver one additional Borrowing Base Certificate each month in connection with a redesignation or addition of Borrowing Base Assets as contemplated hereunder. All income, expense and value associated with Mortgaged Property or Negative Pledge Property or other assets disposed of during such calendar month will be eliminated from calculations, where applicable;
(r)    simultaneously with the delivery of the Compliance Certificate referred to in subsection (c) of this §7.4, a statement, certified as true and correct by the Principal Financial Officer of Forestar Group, of all Indebtedness of Forestar Group and its Subsidiaries as the end of such fiscal quarter, including, with respect to each such Indebtedness, the original principal amount thereof and outstanding principal amount as of the end of such fiscal quarter, the amount remaining undisbursed, if any, the maturity date and any extension options, the required monthly payments of principal and interest, the identity of the lender, the interest rate, the collateral for such Indebtedness, whether such Indebtedness is recourse or Non-Recourse Indebtedness, and whether any default or event of default exists with respect to such Indebtedness;
(s)    if requested by Agent, copies of all annual federal income tax returns and amendments thereto of Forestar Group and its Subsidiaries;

(t)    not later than March 1 of each year during the term of the Loan, the Budget for Forestar Group and its Subsidiaries for such calendar year. Such Budget shall be in form reasonably satisfactory to Agent and shall be submitted to Agent together with a narrative description of the assumptions upon which the Budget is based and such other information as Agent may request;
(u)    not later than March 1 of each year during the term of the Loan, projected statements of profit and loss and cash flows for Forestar Group and its Subsidiaries, prepared on a quarterly basis, for the current calendar year and next succeeding calendar year. Such projections shall be in form reasonably satisfactory to Agent and shall be submitted to Agent together with a narrative description of the assumptions upon which such projections are based and such other information as Agent may request;
(v)    simultaneously with the delivery of the Compliance Certificate referred to in subsection (c) of this §7.4, an updated Schedule 6.20(g) reflecting the addition or the expiration or termination of any material agreements described in §6.20(g) or a certification from Borrower that there have been no changes in that Schedule;
(w)    by March 31 of each year, commencing in 2013, an Engineering Report as of the immediately preceding December 31 prepared by Netherland, Sewell & Associates, Inc., LaRoche Petroleum Consultants or another independent petroleum engineering firm of recognized standing chosen by Borrower and reasonably acceptable to Agent, concerning the Oil and Gas Properties owned by the Credo Entities which have attributable to them proved oil or gas reserves, which report shall contain sufficient information to enable Forestar Group to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC (including the definitions and guidelines as set forth therein and including applicable FASB accounting standards, except as may be noted in such report). This report shall be prepared in accordance with applicable petroleum resources management system guidelines approved by the Society of Petroleum Engineers (or any generally recognized successor organization). This report shall distinguish (or shall be delivered together with certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Credo Mortgaged Properties from those properties treated in the report which are not Credo Mortgaged Properties;
(x)    from time to time such other financial data and information pertaining to Forestar Group, its Subsidiaries, the Joint Ventures and the Mortgaged Properties and Negative Pledge Properties, as Agent or any Lender may reasonably request from time to time; and
(y)    not later than forty-five (45) days after the end of each fiscal quarter of Forestar Group and its Subsidiaries (including the fourth fiscal quarter in each year), a certificate of the Principal Financial Officer of Forestar Group, in form and substance reasonably satisfactory to Agent, setting forth as of the end of such fiscal quarter or a more recent date as set forth in such certificate, a reasonably detailed summary of the Hedge Agreements and Commodity Hedge Agreements to which any Loan Party is a party on such date which includes the type of information described in §6.31.

§7.5    Notices.
(r)    Defaults. Borrower or Forestar Group will, promptly upon obtaining knowledge thereof, notify Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, obligation or other evidence of Indebtedness in an outstanding principal amount of at least $10,000,000, to which or with respect to which Borrower or any other Loan Party is a party or obligor, whether as principal or surety, and such event of default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or the existence of which claimed default might become an Event of Default under §12.1(f), Borrower shall forthwith give written notice thereof to Agent, describing the notice or action and the nature of the claimed default. Borrower or Forestar Group shall also, promptly upon obtaining knowledge thereof, notify Agent in writing of any exercise of remedies by the holder of such note, obligation or other evidence of Indebtedness (or any agent or representative thereof) with respect to such event of default.
(s)    Environmental Events. Borrower or Forestar Group will promptly give notice to Agent (i) upon Borrower or Forestar Group obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances at or from any Mortgaged Property, Negative Pledge Property or other Real Estate that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) of any violation of any Environmental Law that any Loan Party reports in writing or is reportable by any Loan Party in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case could reasonably be expected to have a Material Adverse Effect.
(t)    Notification of Claims Against Collateral. Borrower or Forestar Group will, promptly upon obtaining knowledge thereof, notify Agent in writing of any claims pertaining to the Collateral or other property of the Loan Parties which, either singly or in the aggregate, could reasonably be expected to exceed $1,000,000, as well as any setoff, withholdings or other defenses to which any of the Collateral, or the rights of Agent or Lenders with respect to the Collateral, are subject, in each case, other than related to Permitted Liens.
(u)    Notice of Litigation and Judgments. Borrower or Forestar Group will give notice to Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of the Loan Parties or their Subsidiaries or to which any of such Persons is or is to become a party involving an uninsured claim against any of such Persons that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. Borrower or Forestar Group will give notice to Agent, in writing, in form and detail satisfactory to Agent and each of Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Loan Parties in an amount, whether singly or in the aggregate, in excess of $1,000,000.

(v)    ERISA. Borrower or Forestar Group will give notice to Agent within five (5) Business Days after Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Guaranteed Pension Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such ERISA Reportable Event; (ii) receives a copy of any notice of withdrawal liability under Title IV of ERISA with respect to a Multiemployer Plan; or (iii) receives any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Guaranteed Pension Plan.
(w)    Notice of Material Adverse Effect. Borrower or Forestar Group will give notice to Agent in writing within fifteen (15) days of becoming aware of the occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect.
(x)    Notice of Tax-Sharing Agreement Claims. Borrower or Forestar Group will give notice to Agent within fifteen (15) days after Forestar Group’s receipt of written notice of any material claim for indemnity under the Spin-off Tax Sharing Agreement, together with copies of all material correspondence and other information relating to such claim.
(y)    Notice Under Non-Annexation Agreement. Borrower will (i) promptly provide to Agent copies of any written notices received by Borrower under the Non-Annexation Agreement and (ii) give notice to Agent in writing within fifteen (15) days of becoming aware of the occurrence of any event or circumstance which would allow the City of San Antonio to terminate the Non-Annexation Agreement.
§7.6    Existence; Maintenance of Properties.
Except as permitted under §8.4, the Loan Parties will do or cause to be done all things necessary to preserve and keep in full force and effect their respective legal existences and good standing in their respective jurisdictions of incorporation, organization or formation (as the case may be) and those of their respective Subsidiaries. Except as permitted under §8.4, the Loan Parties will do or cause to be done all things necessary to preserve or establish their respective good standing as a foreign entity and due authorization to do business in the jurisdictions described in §6.1(a)(ii) and that of their respective Subsidiaries. Except as permitted under §8.4, each Loan Party will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, except where the failure to preserve such rights and franchises would not reasonably be expected to have a Material Adverse Effect.
§7.7    Insurance.
(a)    Maintenance of Insurance. Each Loan Party will maintain with financially sound and reputable insurers not Affiliates of Borrower that are licensed to do business in the State where the policy is issued and, with respect to any property and casualty insurance, also in the States where the Mortgaged Property or Negative Pledge Property is located, insurance with respect to its properties and business (including, without limitation, Mineral Activity conducted by a Loan Party) against such casualties and contingencies, as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices and the determination of management of the Loan Parties. On or before the Effective Date, Borrower shall furnish to Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party, and shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days' notice will be given to Agent prior to any cancellation of, or material reduction or change in coverage provided by or other material modification to such policy, and also a cross liability/severability endorsement. Forestar Group or the other Loan Parties shall be responsible for all premiums on insurance policies. Upon Agent’s request, Borrower or Forestar Group shall deliver duplicate originals or certified copies of all such policies to Agent, and shall promptly furnish to Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least fifteen (15) days prior to the expiration date of the policies, Forestar Group shall deliver to Agent evidence of continued coverage, including a certificate of insurance, as may be satisfactory to Agent.
(b)    Endorsements. In addition to the endorsements referred to in §7.7(a), all policies of insurance required by this Agreement shall contain clauses or endorsements to the effect that (i) no act or omission of any Loan Party, anyone acting for any Loan Party (including, without limitation, any representations made in the procurement of such insurance), which might otherwise result in a forfeiture of such insurance or any part thereof, no occupancy or use of the Mortgaged Property and the Negative Pledge Property for purposes more hazardous than permitted by the terms of the policy, and no foreclosure or any other change in title to the Mortgaged Property and the Negative Pledge Property or any part thereof, shall affect the validity or enforceability of such insurance insofar as Agent is concerned, (ii) the insurer waives any right of setoff, counterclaim, subrogation, or any deduction in respect of any liability of any of the Loan Parties, and Agent, (iii) such insurance is primary and without right of contribution from any other insurance which may be available, (iv) such policies shall not be modified, canceled or terminated prior to the scheduled expiration date thereof without the insurer thereunder giving at least thirty (30) days prior written notice to Agent by certified or registered mail, and (v) that Agent or Lenders shall not be liable for any premiums thereon or subject to any assessments thereunder, and shall in all events be in amounts sufficient to avoid any coinsurance liability. Upon request by Borrower, Agent and Borrower may approve variations in the foregoing requirements from time to time.
(c)    Blanket Policies. Such insurance may be provided under blanket policies of insurance obtained by Forestar Group. Such blanket policies may cover additional locations and property of Borrower and other Persons not included in the Mortgaged Properties or the Negative Pledge Properties, provided that such blanket policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance. Upon request by Borrower, Agent and Borrower may approve variations in the foregoing requirements from time to time.
(d)    No Separate Insurance. Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

§7.8    Taxes.
Each Loan Party will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon it and the Mortgaged Properties and the Negative Pledge Properties owned by it, including, without limitation, any payments in lieu of taxes, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or the property of any other Loan Party or their respective Subsidiaries; provided that any such tax, assessment, charge, levy or claim need not be paid if (a) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings, (b) no Mortgaged Property or Negative Pledge Property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and (c) the Loan Party shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided further that Borrower will pay, or cause to be paid, all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.
§7.9    Inspection of Mortgaged Properties, Negative Pledge Properties and Books.
Borrower shall permit or cause the other Loan Parties and their respective Subsidiaries to permit, Lenders, through Agent or any representative designated by Agent, at Borrower’s expense and upon reasonable prior notice to visit and inspect any of the Mortgaged Properties and the Negative Pledge Properties, to examine the books of account of Borrower and the other Loan Parties and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrower and the other Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as Agent or any Lender may reasonably request (provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period).
§7.10    Compliance with Laws, Contracts, Licenses, and Permits.
Borrower will comply and cause each of the other Loan Parties and their respective Subsidiaries to comply, in all respects with (i) all applicable laws, ordinances, regulations and requirements now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its Organizational Documents, (iii) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. If at any time while any Loan, Note or Letter of Credit is outstanding or Lenders have any obligation to make Loans hereunder, or LC Issuer has any obligation to issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower or any other Loan Party may fulfill any of their obligations hereunder or under the other Loan Documents, Borrower will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish Agent, LC Issuers and Lenders with evidence thereof.
§7.11    Sweep of Certain Funds in Operating Accounts of Loan Parties and Subsidiaries.
The Loan Parties each agree to take all necessary steps, including the execution and delivery of all necessary notices and other documentation to the applicable Deposit Account Banks, to establish and maintain in effect at all times instructions that all collected funds held in the operating accounts of each Loan Party (other than Borrower) and its wholly-owned Subsidiaries (other than SPE Subsidiaries) be swept on a daily basis into Borrower’s primary Operating Account that is subject to a Deposit Account Control Agreement in favor of Agent, provided that the Loan Parties and their wholly-owned Subsidiaries (other than SPE Subsidiaries) collectively may retain an amount not exceeding $35,000,000 in their operating accounts at any time; provided further that amounts on deposit in operating accounts maintained by a Loan Party that are subject to a Deposit Account Control Agreement shall not count towards the limitation in the immediately preceding proviso.
§7.12    Further Assurances.
Borrower will cooperate, and cause the other Loan Parties to cooperate, with Agent and Lenders and execute such further instruments and documents as Lenders or Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
§7.13    Project Approvals.
Borrower will give all such notices to, and take all such other actions with respect to, such Governmental Authority as may be required under applicable Requirements to use, occupy and, where applicable, develop, the Mortgaged Properties and the Negative Pledge Properties. Borrower will duly perform and comply with, and cause each applicable other Loan Party to perform and comply with, all of the terms and conditions of all Project Approvals obtained at any time.
§7.14    Timber Affirmative Covenants.
(a)    Management. Borrower shall use its best efforts to operate the Timberland using silvicultural and harvesting practices and non-binding guidance issued with respect to the management and harvesting of timberlands by Governmental Authorities in the States where the Real Property is located, it being understood, however, that Borrower does not intend to replant or reseed for timber.
(b)    Damage. Borrower will promptly notify Agent of any damage to the Timberland affecting more than 10,000 acres.
(c)    Fire Protection. Measures shall be taken which are reasonably necessary to protect the Timberland from loss by fire.
(d)    Notice of Appraisal. Borrower shall promptly provide to Lenders a copy of any appraisal related to the Timberland.

(e)    [Intentionally Omitted.]
(f)    Timber Sale and Release. Borrower shall be permitted to cut, or allow others to cut, Timber from the Timberland on the terms and conditions set forth in this Agreement, and so as not to result in a violation of the covenants contained in §9. The Lien of the Security Deeds (and the related security interests under the Uniform Commercial Code) against any cut or severed Timber (but not the proceeds thereof, it being the intent hereof that Agent’s Lien, on behalf of Lenders, and security interest continue in the proceeds) shall be automatically released, without any action by any of Borrower, any other Loan Party, Agent or Lenders, upon the sale thereof by the applicable Loan Party. Borrower shall pay to Agent all reasonable fees, costs and expenses incurred by Agent in connection with any such partial releases including, without limitation, legal, appraisal and accounting fees incurred by Agent and all other expense, and recording and title insurance and title expenses.
(g)    Post-Default Restrictions. Upon the occurrence and during the continuation of an Event of Default, upon notice from Agent to Borrower to such effect, Borrower shall not enter into any new Timber cutting or stumpage agreements pertaining to the Mortgaged Property or harvest Timber (or permit Timber to be harvested) from the Mortgaged Property in excess of Borrower’s harvesting plan then in effect, in each case without Agent’s prior written consent.
§7.15    Plan Assets.
Borrower will do, or cause to be done, all things necessary to ensure that none of the Collateral will be deemed to be Plan Assets at any time.
§7.16    Capital Expenditures.
If (a) the Revenues/Capital Expenditures Ratio as of the last day of the immediately preceding Test Period for which a Compliance Certificate shall have been delivered to Agent is less than 0.80:1.0, or (b) the Revenues/Capital Expenditures Ratio as of the last day of each of the two (2) most recent Test Periods for which Compliance Certificates shall have been delivered to Agent is greater than or equal to 0.80:1.0, but less than 1.0:1.0, then and in either such event, without the prior written consent of the Required Lenders in each instance, the Loan Parties shall not incur or make (either individually or in the aggregate) any discretionary Capital Expenditures in an amount, whether for any individual transaction or any related series of transactions, exceeding $5,000,000 (prorated for any partial calendar quarter) during any calendar quarter after the related Compliance Certificate referred to above (including the then current quarter) is delivered to Agent, unless and until Agent receives a Compliance Certificate confirming that the Revenues/Capital Expenditures Ratio as of the last day of the immediately preceding Test Period is at least 1.0:1.0.
§7.17    Business Operations.
Each Loan Party shall, and shall cause its Subsidiaries to operate its respective business generally in substantially the same manner as has been previously conducted and businesses reasonably related thereto, and the Loan Parties shall not, nor shall they cause or permit their Subsidiaries to, materially change the nature of such business or engage in any other unrelated businesses or activities. Each Loan Party shall further, and shall cause its Subsidiaries to, operate their respective businesses in compliance with the terms and conditions of the Loan Documents relating to such business.
§7.18    Registered Servicemark.
Without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed, no Mortgaged Property or Negative Pledge Property shall be owned or operated by Borrower or any other Loan Party under any registered or protected trademark, tradename, servicemark or logo. Without limiting the foregoing, Agent may condition its consent to the use of any of the foregoing upon the granting to Agent for the benefit of Lenders of a perfected first priority security interest therein.
§7.19    Mineral Activities.
(h)    Any Mineral Activity conducted by the Loan Parties on the Oil and Gas Properties, with respect to minerals owned by any Loan Party, if any, shall be conducted in all material respects in accordance with general industry operating standards and in such manner as would be reasonably expected not to have a Material Adverse Effect. Such Mineral Activity shall either be (i) carried out by third party lessees or operators (which may include Joint Ventures) under bona fide Mineral Rights Leases, operating agreements and other similar contracts and agreements, or (ii) conducted by a Loan Party.
(i)    Mineral Activity conducted on the Real Estate by any Loan Party shall be conducted in accordance in all respects with all applicable Requirements except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and the Loan Parties shall use commercially reasonable efforts to require that Mineral Activity (including the clean-up of Hazardous Substances) conducted on the Oil and Gas Properties by third party lessees or operators is conducted in accordance with all applicable Requirements.
(j)    The Loan Parties shall (A) timely perform all of their respective material obligations under all Mineral Rights Leases, except with respect to payments that are subject to a good faith dispute, (B) comply, and shall use commercially reasonable efforts to require any third parties engaged by a Loan Party to conduct Mineral Activity to comply, in all material respects with all applicable laws concerning the exploration, extraction, removal and transportation of Minerals, and (C) enforce the material terms and conditions of the Mineral Rights Leases and use commercially reasonable efforts to require the lessees and operators thereunder to comply with all material terms and conditions of the Mineral Rights Leases, in the case of clauses (A), (B) and (C) above, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall furnish to Agent, promptly following a request therefor, copies of their records with regard to the compliance by lessees and operators with all material terms and conditions of the Mineral Rights Leases.
(k)    Any Mineral Activity on the Real Estate permitted hereunder shall not be undertaken or permitted by the Loan Parties, except in such manner that would not reasonably be expected to result in liability to Agent or the Lenders for any of such activities under applicable

Environmental Laws and which would not be subject to indemnification under clause (h) below, including claims based upon the existence of any Hazardous Substance, non-hazardous wastes, discoloration or degradation of any water or streams, interference with the bed of any stream or the natural flow thereof, reclamation or revegetation.
(l)     The Loan Parties shall, or use commercially reasonable efforts to cause third party lessees or operators to, conduct Mineral Activity (A) with due regard for the present and future value of the Mortgaged Properties and the Negative Pledge Properties as timber producing and/or Oil and Gas Properties; (B) in compliance with all material conditions, covenants and limitations contained in any of the instruments under which the Loan Parties hold title to such Real Estate or under which the Loan Parties own minerals without ownership of the surface overlying said minerals.
(m)    To the extent not prohibited by the Mineral Leases and other contracts and agreements governing the Oil and Gas Properties, Agent shall have the right, but not the duty, at any and all reasonable times to enter upon such Real Estate for the purposes of inspecting the Mineral Activities being conducted thereon, including the financial records, royalty summaries, mining reports, weighing devices and maps related thereto. The Loan Parties agree to promptly furnish Agent, upon request and without cost to Agent, the results of all core drilling and other exploratory openings and tests made for coal, oil, gas or other minerals upon the Real Estate, including the results of any analytical test made to determine the quality, type or characteristics thereof, to the extent such information is in the possession of a Loan Party or otherwise available to it without unreasonable cost or expense.
(n)    Without limiting §16, but subject to the second and fourth sentences thereof, the Loan Parties shall indemnify and hold harmless Agent and Lenders and their respective officers, directors and employees and their respective successors, from and against all fines, penalties, actions, suits, legal proceedings and all costs and expenses associated therewith (including reasonable legal fees) arising out of or in any way connected with any failure of the Loan Parties to perform their obligations under this §7.19, except to the extent arising from Agent’s, any Lender’s or their officers’, directors’, employees’ or successors’ gross negligence or willful misconduct.
§7.20    More Restrictive Agreements.
Without limiting the terms of §8.1, should Borrower or any Subsidiary (other than an SPE Subsidiary) enter into or modify any agreements or documents pertaining to any existing or future Indebtedness (other than Non-Recourse Indebtedness) having a principal amount in excess of $25,000,000 which agreements or documents include financial covenants which are individually or in the aggregate more restrictive against Borrower or such Subsidiary than those set forth in §9, Borrower shall promptly notify Agent and, if requested by the Required Lenders, Borrower, Agent, and the Required Lenders shall promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion.

§7.21    Additional Subsidiaries; Additional Guarantors.
Promptly after any Person becomes a wholly owned, direct or indirect Subsidiary of Borrower after the Effective Date (other than an Excluded Subsidiary), or after an Excluded Subsidiary ceases to qualify as such, Borrower will provide Agent with written notice thereof setting forth information in reasonable detail describing the scope and approximate amount of all assets of such Subsidiary and shall, subject to compliance with the terms of § 6.24, on or before the earlier of (i) the deadline for delivery of the Compliance Certificate required pursuant to §7.4(c) following the fiscal quarter in which the foregoing conditions for becoming a Guarantor are met, and (ii) the date such Subsidiary guarantees the Senior Secured Notes due 2022 or any other Parity Lien Obligations, (a) cause such Subsidiary to execute and deliver to Agent a Joinder Agreement (Guarantor), (b) cause the Equity Interests in such Subsidiary (other than an SPE Subsidiary) to be pledged by joinder or amendment to the Pledge and Security Agreement, and (c) cause such Subsidiary and each required Loan Party to deliver such additional documents and certificates under such clauses as Agent reasonably shall request, certified resolutions and other Organizational Documents and authorizing documents of such Subsidiary and favorable opinions of counsel to such Subsidiary, all in form and substance reasonably acceptable to Agent; provided, however, that in respect of a JV Holdco only the Equity Interests in such JV Holdco shall be required to be pledged by joinder or amendment to the Pledge and Security Agreement and not any Equity Interests in any Joint Venture held by such JV Holdco. Any document (other than opinions) or certificate delivered in connection with this §7.21 shall constitute a Loan Document. Forestar Group shall not create or acquire any Subsidiaries after the Closing Date unless such Subsidiaries are direct or indirect Subsidiaries of Borrower. Without limiting the generality of the foregoing, each Subsidiary that from time to time guarantees any Parity Lien Obligations (as defined in the Collateral Trust Agreement) shall be a Guarantor hereunder and execute and deliver all documentation hereinabove described in this §7.21.
§7.22    Future Advances Tax Payment.
Borrower will pay to Agent, on demand, any (or any additional) mortgage, recording, intangible, documentary stamp or other similar taxes and charges which Agent reasonably determines to be payable to any state or any county or municipality thereof in which any of the Mortgaged Properties are located, and will deliver to Agent, promptly upon request, such affidavits or other information which Agent reasonably determines to be necessary in connection with any Loans or other extensions of credit pursuant to this Agreement, the extension of the Maturity Date or any other reason, in order to insure that the Mortgages on Mortgaged Property located in such state secure Borrower’s Obligations.
§8.    CERTAIN NEGATIVE COVENANTS OF LOAN PARTIES
Borrower and the other Loan Parties (as applicable) covenant and agree that, so long as any Loan, Note, Letter of Credit or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) is outstanding or any Lender has any obligation to make any Loans or any LC Issuer has any obligation to issue any Letter of Credit:

§8.1    Restrictions on Indebtedness.
Subject to the further restrictions of §9.1, the Loan Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(i)    the Obligations;
(ii)    Indebtedness of Borrower to any Subsidiary that is a Guarantor or Indebtedness of any Subsidiary to Borrower or another Subsidiary that is a Guarantor;
(iii)    to the extent constituting Indebtedness, liabilities in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
(iv)    contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under §8.8;
(v)    Indebtedness in respect of judgments or awards that would not constitute an Event of Default;
(vi)    obligations under any Hedge Agreement incurred in the ordinary course of business for bona fide hedging purposes;
(vii)    Indebtedness owing to insurance carriers or finance companies and incurred to finance insurance premiums of any Loan Party in the ordinary course of business in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by such Loan Party;
(viii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, or pursuant to netting services or otherwise in connection with deposit accounts;
(ix)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(x)    Indebtedness in connection with surety (or similar) bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers’ compensation obligations of the Loan Parties and in connection with other surety and performance bonds and Mineral Activity in the ordinary course of business (including to assume the proper plugging and abandonment of oil and gas drilling or production platform removal obligations);

(xi)    Permitted Existing Indebtedness, including any Permitted Refinancing Indebtedness; provided that any Permitted Refinancing Indebtedness in respect of Bond Indebtedness shall be subject to §8.1(xvi);
(xii)    (I) Permitted Existing Non-Recourse Indebtedness (including any Permitted Refinancing Indebtedness in respect thereof), plus (II) Additional Non-Recourse Indebtedness (including the Loan Parties’ share of Non-Recourse Indebtedness incurred by any Joint Venture) in an aggregate principal amount not exceeding $250,000,000 at any time with respect to such Additional Non-Recourse Indebtedness, provided that, with respect to both clauses (I) and (II), (a) if such Non-Recourse Indebtedness is secured, such Non-Recourse Indebtedness is secured solely by either (1) property wholly owned by Borrower or its Subsidiaries that is not included in the Borrowing Base, (2) property wholly owned by a Joint Venture, or (3) Non-Recourse Assets, (b) Borrower shall have provided Agent (if requested by Agent) with true, correct and complete copies of the substantially final operative loan documents with respect to such Indebtedness at least five (5) Business Days prior to the incurrence of such Indebtedness, (c) Borrower shall have provided to Agent a certificate that (i) no Default or Event of Default exists or would be caused by the incurrence of such Indebtedness, (ii) the leverage ratio of such Non‑Recourse Indebtedness relative to the value of the Real Estate securing the same shall, at the time such Indebtedness is incurred, be less than seventy-five percent (75%) (or eighty-five percent (85%) in the case of such Indebtedness in respect of Multifamily Properties), and (iii) with respect to any Non‑Recourse Indebtedness of a Joint Venture, a portion of which is allocable to the Loan Parties for purposes of this §8.1(xii), the leverage ratio of such Non-Recourse Indebtedness of such Joint Venture relative to the value of the Real Estate of such Joint Venture securing the same, shall at the time such Indebtedness is incurred, be less than seventy-five percent (75%) (or eighty-five percent (85%) in the case of such Indebtedness in respect of Multifamily Properties);
(xiii)    Indebtedness (other than Non-Recourse Indebtedness or Bond Indebtedness) in an aggregate principal amount not exceeding $150,000,000 at any time (including the portion of all Joint Venture Indebtedness that is recourse to any Loan Party and the portion of any Non-Recourse Indebtedness that is guaranteed by any Loan Party), provided that (a) if such Indebtedness is secured, such Indebtedness is secured solely by property wholly owned by either by Borrower or its Subsidiaries that is not included in the Borrowing Base, or by property wholly owned by a Joint Venture, and (b) Borrower shall have provided to Agent a certificate that (i) no Default or Event of Default exists or would be caused by the incurrence of such Indebtedness, (ii) the leverage ratio of such Indebtedness relative to the value of the property securing the same shall, at the time such Indebtedness is incurred, be less than seventy-five percent (75%) (or eighty-five percent (85%) in the case of such Indebtedness in respect of Multifamily Properties), and (iii) with respect to any Indebtedness of a Joint Venture, a portion of which is allocable to the Loan Parties for purposes of this §8.1(xiii), the ratio of such Indebtedness of such Joint Venture relative to the value of the Joint Venture’s property securing the same, shall, at the time such Indebtedness is incurred, be less than seventy-five percent (75%) (or eighty-five percent (85%) in the case of such Indebtedness in respect of Multifamily Properties); provided, however, that the portion of any secured surety bond Indebtedness in excess of $15,000,000 permitted pursuant to §8.1(xiv) shall be counted against the $150,000,000 limit provided in this paragraph;

(xiv)    surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business under which the Loan Parties’ collective potential exposure shall not at any time exceed $75,000,000, of which up to $25,000,000 may be secured by Liens pursuant to §8.2(iii);
(xv)    Indebtedness under Commodity Hedge Agreements (1) entered into to hedge or mitigate risks to which Borrower or any other Loan Party reasonably believes it has anticipated or actual exposure, and (2) up to a maximum aggregate exposure under all such Commodity Hedge Agreements at any time of $50,000,000; provided that the aggregate exposure amount may exceed such maximum amount for a period not to exceed five (5) consecutive Business Days;
(xvi)    (1) Existing Bond Indebtedness (and Permitted Refinancing Indebtedness in respect thereof); (2) the Senior Secured Notes due 2022 issued prior to the Effective Date (and Permitted Refinancing Indebtedness in respect thereof); and (3) Additional Bond Indebtedness (and Permitted Refinancing Indebtedness in respect thereof); provided that (a) such Additional Bond Indebtedness and such Permitted Refinancing Indebtedness, referred to in this §8.2(xvi), is either unsecured or secured as permitted by §8.2(xviii), (b) Borrower shall have provided to Agent a certificate that no Default or Event of Default exists or would be caused by the incurrence of such Additional Bond Indebtedness and such Permitted Refinancing Indebtedness, referred to in this §8.2(xvi), giving pro forma effect to any repayment of Indebtedness with the net cash proceeds of such Additional Bond Indebtedness or Permitted Refinancing Indebtedness (as the case may be), and (c) if such Additional Bond Indebtedness is Convertible Bond Indebtedness and a Call Option Overlay is entered into in conjunction therewith, the terms of such Call Option Overlay shall be those customary for such transactions; and,
(xvii)    amounts owed by any Loan Party to operators of Oil and Gas Properties under applicable joint operating agreements incurred in the ordinary course of business and which are not overdue, obligations consisting of indemnities under division orders and obligations with regard to royalties, overriding royalties and working interest revenues in the ordinary course of business.
§8.2    Restrictions on Liens, Etc.
The Loan Parties will not, and will not permit any of their respective Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) sell, assign, pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively the “Liens”); provided that the Loan Parties may, and may permit their respective Subsidiaries to, create or incur or suffer to be created or incurred or to exist any of the following (the “Permitted Liens”):

(xviii)    Liens for taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or being contested in good faith;
(xix)    Liens securing the Obligations;
(xx)    Liens on properties of any Loan Party or their respective Subsidiaries other than the Mortgaged Property, any other Collateral or any interest therein (including the rents, issues and profits therefrom) in respect of Indebtedness which is permitted by §8.1(xi) §8.1(xii), §8.1(xiii) or §8.1(xiv) or in respect of restrictions permitted to exist under §8.12;
(xxi)    Liens arising in the ordinary course of business (including (A) Liens of carriers, warehousemen, mechanics, landlords, operators and materialmen and other similar Liens imposed by law and (B) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(xxii)    Liens described on Schedule 8.2 as of the Effective Date ;
(xxiii)    options on property and rights of transferees pending the transfer thereof otherwise permitted by this Agreement;
(xxiv)    attachments, appeal bonds, judgments and other similar Liens, with respect to judgments that do not otherwise result in or cause an Event of Default;
(xxv)    easements, rights of way, servitudes, covenants, exceptions, reservations, zoning ordinances, entitlements, minor defects or irregularities in title or survey, building codes and other land use laws and environmental restrictions, regulations and ordinances, and other similar Liens regulating the use or occupancy of real property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property, in each case which are not violated in any material respect by the current use or occupancy of such real property and do not interfere in any material respect with the ordinary operation of the business of any Loan Party;
(xxvi)    leases or subleases granted to others not interfering in any material respect with the business of any Loan Party and any interest or title of a lessor under any lease;
(xxvii)    licenses or sublicenses of intellectual property granted in the ordinary course of business;
(xxviii)    Liens arising under Article 2 or Article 4 of the Uniform Commercial Code and customary banker’s liens and rights of set-off, revocation, refund or chargeback in favor of banks or other financial institutions where the Loan Parties maintain deposits in the ordinary course of business;

(xxix)    Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;
(xxx)    Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under this Agreement;
(xxxi)    the replacement, extension or renewal of any Lien permitted by clauses (iii) and (xviii) hereof upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Indebtedness secured thereby;
(xxxii)    Liens existing on any asset of a Person at the time such Person becomes a Subsidiary of Borrower and not created in contemplation of such event;
(xxxiii)    other Liens, excluding Liens on Collateral, securing amounts (other than Indebtedness for borrowed money) in an aggregate amount not to exceed $10,000,000;
(xxxiv)    Liens which arise in the ordinary course of business under operating agreements, lease agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business or the groundwater exploration and production business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and
(xxxv)     Liens on Mortgaged Properties and other Collateral securing Senior Secured Notes due 2022 issued prior to the Effective Date (and Permitted Refinancing Indebtedness in respect thereof) and/or Additional Bond Indebtedness (and Permitted Refinancing Indebtedness in respect thereof), in each case subject to the Collateral Trust Agreement or another intercreditor agreement, collateral trust agreement or similar agreement subordinating such Liens to Agent’s Liens thereon securing the Obligations and containing terms satisfactory to Agent in its sole discretion.
§8.3    Restrictions on Investments.
The Loan Parties will not make or permit to exist or to remain outstanding any Investment except Investments in:
(z)    marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by any Loan Party;
(aa)    marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of

the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(bb)    demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at the time of such Investment so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
(cc)    securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s or by S&P at not less than “P-1” if then rated by Moody’s, and not less than “A-1”, if then rated by S&P;
(dd)    mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s or by S&P at not less than “Aa” if then rated by Moody’s and not less than “AA” if then rated by S&P;
(ee)    shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (e) and have total assets in excess of $50,000,000;
(ff)    the Oil and Gas Properties, the Mortgaged Properties and the Negative Pledge Properties and related personal property;
(gg)    Investments in other Loan Parties or in wholly owned Subsidiaries of any Loan Party that is or becomes a Guarantor substantially contemporaneously therewith pursuant to §7.21;
(hh)    Investments in Joint Ventures that are not otherwise prohibited under this Agreement;
(ii)    the acquisition of real estate (including Investments in real estate and related assets in the form of the acquisition of Indebtedness secured by such real estate and related assets) and extensions of trade credit in the ordinary course of business;
(jj)    Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower or any of its Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
(kk)    any Investments received in consideration for an asset sale permitted by this Agreement;

(ll)    Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;
(mm)    Investments listed on Schedule 8.3 as of the Effective Date;
(nn)    Investments in an SPE Subsidiary (or any Person that was previously an SPE Subsidiary) in connection with Non-Recourse Indebtedness; provided that any such Investment is in the form of (i) a contribution of Non-Recourse Assets or cash and/or (ii) purchases of Non-Recourse Assets pursuant to Permitted Recourse Undertakings in connection with such Non-Recourse Indebtedness;
(oo)    indemnities made and surety and performance bonds and letters of credit issued in the ordinary course of business;
(pp)    Investments in connection with Hedge Agreements and Commodity Hedge Agreements permitted under this Agreement;
(qq)    the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of Borrower (including as a result of a merger or consolidation); provided, that with respect to each purchase or other acquisition made pursuant to this §8.3(r) (each, a “Permitted Acquisition”):
(1)    to the extent required by this Agreement, the Equity Interest of such Subsidiary shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary shall be a Guarantor; and
(2)    (A) immediately before and after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall exist and be continuing and (B) Borrower has delivered to Agent a pro forma Compliance Certificate showing that after giving effect to such Investment, Loan Parties remain in compliance with the financial covenants in §9.1;
(rr)    in addition to Investments otherwise expressly permitted by this Section, Investments by Borrower or any of its Subsidiaries in an aggregate amount not to exceed, at the time of such Investment, 5% of Consolidated Tangible Net Worth;
(ss)    Investments in connection with Distributions permitted by §8.7 and transactions permitted by §8.4;
(tt)    Investments in Real Estate to the extent of a fifty percent (50%) undivided interest in approximately 6000 acres in the form of a distribution in respect of a fifty percent (50%) interest in a Joint Venture with Cousins Properties (or an Affiliate of Cousins Properties) in a project known as “TEMCO Associates” (the “TEMCO Investment”);

(uu)    Investments constituting (i) interests in oil and gas minerals or otherwise in respect of Mineral Activity and interests in groundwater exploration and development activities and (ii) the acquisition of Oil and Gas Properties and additional mineral interest acreage and property interests in connection with groundwater exploration and development activities; and
(vv)    Investments in Convertible Bond Hedge Transactions and Capped Call Transactions.
§8.4    Merger, Consolidation.
The Loan Parties will not, and will not permit their respective Subsidiaries to, become a party to any dissolution, liquidation, merger, reorganization, consolidation or other business combination, or agree to or effect any asset acquisition or stock acquisition or other acquisition which may have a similar effect as any of the foregoing without the prior written consent of the Required Lenders, except that:
(z)    any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary that is a Guarantor (provided that (i) such Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and Borrower shall comply with §7.21 in connection therewith);
(aa)    any Subsidiary of Borrower may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Subsidiary that is a Guarantor;
(bb)    an Excluded Subsidiary pursuant to clause (i) of the definition thereof (i) may be merged or consolidated with or into Borrower or any other Subsidiary of Borrower and (ii) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) pro rata to its equity holders; and
(cc)    Borrower or any Subsidiary may consummate any Investment otherwise permitted by §8.3(r) by merger or consolidation, provided that if (i) such merger or consolidation involves Borrower, Borrower is the continuing or surviving corporation and (ii) if such merger or consolidation involves a Guarantor, such Guarantor is the continuing or surviving corporation.
§8.5    Sale and Leaseback.
The Loan Parties will not, and will not permit their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any Mortgaged Property or Negative Pledge Property in order that then or thereafter such Person shall lease back such Mortgaged Property or such Negative Pledge Property.
§8.6    Compliance with Environmental Laws.
The Loan Parties will not, and will not permit their respective Subsidiaries and will use good faith efforts to not permit any tenants of any of the Mortgaged Properties or the Negative Pledge

Properties or any other Real Estate owned by a Loan Party to do any of the following: (a) use any Mortgaged Property or Negative Pledge Property as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any Mortgaged Property or Negative Pledge Property any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any Mortgaged Property, Negative Pledge Property or any other Real Estate owned by a Loan Party except as generated in the ordinary course of business and in material compliance with Environmental Laws, (d) cause a Release of Hazardous Substances on, upon or into the Mortgaged Property, the Negative Pledge Property or any other Real Estate owned by a Loan Party which give rise to liability under CERCLA or any other Environmental Law, or (e)  transport or arrange for the transport of any Hazardous Substances (except as required in the ordinary course of business and in material compliance with all Environmental Laws).
If any Loan Party causes any Release of Hazardous Substances in violation of Environmental Laws to occur, such Loan Party shall cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Property or the Negative Pledge Property in material compliance with all applicable Environmental Laws.
At any time after an Event of Default shall have occurred and is continuing hereunder, at any time that Agent or the Required Lenders shall have reasonable grounds to believe that a Release of Hazardous Substances may have occurred relating to any Mortgaged Property or Negative Pledge Property, Agent may at its election (and will at the request of the Required Lenders) obtain such assessments, including, without limitation, environmental assessments of such Mortgaged Property or such Negative Pledge Property prepared by an Environmental Engineer as may be reasonably necessary for the purpose of evaluating or confirming whether any Hazardous Substances have been Released by any Loan Party on such Mortgaged Property or such Negative Pledge Property, which Release will result in a Material Adverse Effect. Such assessments may include detailed visual inspections of such Mortgaged Property or such Negative Pledge Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil or other samples, as well as such other investigations or analyses as are reasonably necessary for a determination of whether such Release results in a Material Adverse Effect. All reasonable costs related to such environmental assessments shall be at the sole cost and expense of Borrower.
At any time after an Event of Default, Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Substances which are in violation of any Environmental Law from a Mortgaged Property or Negative Pledge Property (or if removal is prohibited by any Environmental Law or any other applicable law, physical restriction or other reason, take or cause the taking of such other action as is required to cause any Mortgaged Property or Negative Pledge Property to be in material compliance with any Environmental Law) if any other Loan Party or any of its Subsidiaries fails to materially comply with its obligations hereunder with respect thereto; and Agent and its designees are hereby granted access to the Mortgaged Property and the Negative Pledge Property at any reasonable time or times, upon reasonable notice, to remove or cause such removal or to take or cause the taking of any such other action. All costs, including, without limitation, the reasonable costs incurred by Agent in taking the foregoing action, damages, liabilities, losses, claims, expenses (including attorneys’ fees and disbursements) which are incurred by Agent, as the result of any Loan Party’s failure to comply with the provisions of this §8.6, shall be paid by Borrower or the other applicable Loan Party to Agent upon demand by Agent and shall be additional obligations secured by the Security Documents, except for costs resulting from or related to Agent's gross negligence or willful misconduct.
§8.7    Distributions.
No Distributions shall be made by the Loan Parties, or any of them, except as permitted in this §8.7. Distributions are permitted as follows: (a) Borrower’s Subsidiaries may make Distributions to Borrower (whether directly or indirectly through one or more intermediate Distributions to Borrower’s other Subsidiaries), (b) so long as no Default or Event of Default shall have occurred and be continuing, Forestar Group may purchase Forestar Group’s common stock or common stock options from present or former officers, directors or employees of the Loan Parties upon the death, disability or termination of employment of such officer or employer, and Borrower may make Distributions to Forestar Group to enable Forestar Group to make such purchases, (c) Forestar Group may make repurchases of its common stock which are deemed to occur upon the cashless exercise of options or warrants and may repurchase restricted common stock held by present or former officers, directors or employees to the extent representing such Person’s tax liability for vested restricted stock, (d) Forestar Group may declare and make Distributions to its stockholders in the form of equity securities pursuant to the Rights Agreement, (e) any Loan Party may declare and make Distributions payable solely in its common stock, (f) any Subsidiary may make Distributions to Borrower, and Borrower may make Distributions to Forestar Group, to pay any taxes that are due and payable, (g) Borrower may make Distributions to Forestar Group and Forestar Group may make Distributions in connection with Permitted Bond Indebtedness and the Call Option Overlay, and (h) so long as no Default or Event of Default shall have occurred and be continuing, Borrower may make other Distributions to Forestar Group (and Forestar Group may make Distributions to its stockholders), provided that, for purposes of this clause (h), (i) the Total Leverage Ratio as of the last day of the most recently completed fiscal quarter is less than forty percent (40%), (ii) the Interest Coverage Ratio for the most recent Test Period exceeds 3.0:1.0, and (iii) Available Liquidity as of the last day of the most recently completed fiscal quarter is not less than $125,000,000, all of the requirements of clauses (i), (ii) and (iii) tested after giving pro forma effect to the proposed Distribution, as if such Distribution had occurred on the last day of the most recently completed fiscal quarter or the first day of the relevant Test Period, as applicable.
§8.8    Asset Sales.
The Loan Parties shall not, in any single transaction or series of related transactions, directly or indirectly, hypothecate, sell, assign, transfer, mortgage, pledge, encumber or otherwise dispose of any Mortgaged Property, Negative Pledge Property, any Equity Interests held by a Loan Party in any other Loan Party or in any of their respective Subsidiaries or Joint Ventures, or any other Collateral, or permit the same to be sold, assigned, transferred, conveyed, contracted for or encumbered, or otherwise disposed of, or otherwise incur, create, assume or permit to exist any mortgage, pledge, security interest, encumbrance, Lien or charge of any kind upon such assets (other than to Agent or in respect of Permitted Liens), nor shall the Loan Parties, or any of them, whether in a single transaction or a series of related transactions, convey, lease with option to purchase, enter into a contract for sale, or grant an option to purchase all or any portion of such assets, except as follows:

(a)    any Mortgaged Property, or any portion thereof or interest therein, may be sold, transferred, conveyed or otherwise disposed of if such property is entitled to be released, and is in fact released, from the Security Documents to which it is subject pursuant to the provisions of §5.3;
(b)    the sale of Lots from inventory in the ordinary course of business or the donation, dedication or other transfer of common areas, streets and similar areas in connection with the Development of Real Estate;
(c)    the sale or transfer of any other Real Estate (i.e., other than Mortgaged Property and other than Lots), in a single transaction or a series of related transactions; provided that if the consideration for, or book value of, such Real Estate, whichever is greater, exceeds $25,000,000, Borrower shall provide Agent with (i) notice prior to such sale or transfer, (ii) a pro forma Compliance Certificate showing that no Default or Event of Default exists either immediately prior to or after giving effect to such sale, transfer or disposition, and that immediately after giving effect to such sale, transfer or disposition, Loan Parties remain in compliance with the financial covenants in §9.1, and (iii) if the Real Estate in question is included in the Borrowing Base, a pro forma Borrowing Base Certificate showing that after giving effect to such sale or transfer, Loan Parties remain in compliance with all Borrowing Base provisions in §9.2.
(d)    transfers, conveyances or other dispositions of any Real Estate resulting from any condemnation;
(e)    transfers, conveyances or other dispositions of any property resulting from the granting of Permitted Liens;
(f)    sales or transfers of timber, minerals and mineral rights, rights and interests in Oil and Gas Properties and groundwater exploration and development rights or pursuant to timber leases, timber cutting contracts and/or Mineral Rights Leases; provided that if the consideration for, or book value of, such rights or interests, whichever is greater, exceeds $25,000,000, Borrower shall provide Agent with (i) notice prior to such sale or transfer, (ii) a pro forma Compliance Certificate showing that no Default or Event of Default exists either immediately prior to or after giving effect to such sale, transfer or disposition, and that immediately after giving effect to such sale, transfer or disposition, Loan Parties remain in compliance with the financial covenants in §9.1, and (iii) if the rights or interests in question are included in the Borrowing Base, a pro forma Borrowing Base Certificate showing that after giving effect to such sale or transfer, Loan Parties remain in compliance with all Borrowing Base provisions in §9.2;
(g)    sales and dispositions of assets that are obsolete, worn out or no longer used or useful in the applicable Loan Party’s business;

(h)    dispositions of assets by a Subsidiary of Borrower to Borrower or another Subsidiary of Borrower that is a Guarantor;
(i)    the cancellation of intercompany Indebtedness with other Loan Parties permitted under this Agreement;
(j)    dispositions or liquidations of cash and other Investments in the ordinary course of business;
(k)    the termination, surrender or sublease of leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business;
(l)    the lease, sublease or license or sublicense of real or personal property, including patents, trademarks and other intellectual property rights that do not materially interfere with the business of such Loan Party;
(m)    the settlement or write-off of accounts receivable in the ordinary course of business;
(n)    the sale or other disposition of Equity Interests in Joint Ventures and Subsidiaries in a single transaction or series of related transactions; provided that if the consideration exceeds $10,000,000 Borrower shall provide Agent with (i) notice prior to such sale or disposition, and (ii) a pro forma Compliance Certificate showing that no Default or Event of Default exists either immediately prior to or after giving effect to such sale or disposition, and that immediately after giving effect to such sale or disposition, the Loan Parties remain in compliance with the financial covenants in §9.1;
(o)    transactions permitted by §8.3(o) and §8.4; and
(p)    the assignment, or participation or farm-out, to a non-Affiliate of any working interest in the Oil and Gas Properties that have no proved reserves, in the ordinary course of business.
§8.9    [Intentionally Omitted]
§8.10    Restriction on Prepayment of Indebtedness.
Without limiting the terms of §8.1, Borrower shall not prepay, redeem or purchase the principal amount of, in whole or in part, or cause the acceleration of, any Indebtedness other than (i) the Obligations, (ii) any mandatory prepayment, redemption or purchase required by the documents evidencing, governing or securing such Indebtedness or any refinancing thereof constituting Permitted Refinancing Indebtedness or (iii) any redemption, prepayment, purchase and/or conversion or exchange required by the terms of any Permitted Bond Indebtedness or voluntary prepayments, redemptions or purchases thereof permitted by such terms or any refinancing thereof constituting Permitted Refinancing Indebtedness.
§8.11    [Intentionally Omitted]

§8.12    Negative Pledges, Restrictive Agreements, etc.
The Loan Parties will not, and will not permit any of their respective Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:
(a)    the creation or assumption of any Lien in favor of Agent or Lenders upon its properties, revenues or assets, whether now owned or hereafter acquired, except for Liens expressly permitted pursuant to §8.2;
(b)    the ability of Borrower or any other Loan Party to amend or otherwise modify this Agreement or any other Loan Document; or
(c)    the ability of any Subsidiary of Borrower (other than an SPE Subsidiary) to make any payments, directly or indirectly, to Borrower by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to Borrower, in each case other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or any part of the Equity Interests or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to Indebtedness permitted under this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (C) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (D) provisions relating to the transfer, assignment or sublet of any lease or other agreement entered into in the ordinary course of business, (E) restrictions or conditions on a Subsidiary existing prior to such Subsidiary becoming a Subsidiary of a Borrower, so long as such restriction or condition only applies to such Subsidiary, (F) restrictions contained in the operative agreements of any Joint Ventures against transferring, assigning or pledging the Equity Interests or other rights in such Joint Ventures or any Real Estate held by a Loan Party in connection with the TEMCO Investment, (G) restrictions contained in agreements governing Permitted Bond Indebtedness that are not materially more restrictive than comparable restrictions contained in this Agreement (as determined in good faith by the Board of Directors of Borrower and evidenced by a certificate from Borrower to Agent with respect thereto), and (H) restrictions contained in operating and other similar agreements related to Oil and Gas Properties.
§8.13    Organizational Documents.
Neither Borrower nor any other Loan Party shall modify, amend, cancel, release, surrender, terminate or permit the modification, amendment, cancellation, release, surrender or termination of, any of its Organizational Documents if such action could reasonably be expected to adversely affect the Agent and Lenders, it being understood and agreed that Forestar Group shall be permitted to amend its Organizational Documents in order to incur Convertible Bond Indebtedness.

§8.14    Affiliate Transactions.
Except for the Loan Documents and the other agreements listed on Schedule 6.15, the Loan Parties will not, and will not permit any of their respective Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with, any of their respective Affiliates unless such arrangement or contract:
(a)    is not otherwise prohibited by this Agreement or the other Loan Documents;
(b)    (i) is in the ordinary course of business of the applicable Loan Party or Loan Parties, or the applicable Subsidiary or Subsidiaries and (ii) which is on terms which are not materially less favorable to any such Loan Party or Subsidiary than are obtainable from any Person which is not one of its Affiliates.
The foregoing provisions of this §8.14 shall not prohibit any Loan Party from engaging in any of the following transactions: (i) any transaction by and between or among the Loan Parties, (ii) entering into any employment agreement or equity incentive arrangements, with any employee, officer, director, member or consultant of any Loan Party, in each case, in the ordinary course of business, (iii) any Distributions or other payments permitted under this Agreement, (iv) the payment of fees and compensation to, and customary indemnities and reimbursements provided on behalf of, officers, directors, employees and agents of any Loan Party or its Subsidiaries to the extent not prohibited by this Agreement, (v) Investments in Joint Ventures permitted under this Agreement and (vi) any disposition of Non-Recourse Assets in connection with any Non-Recourse Indebtedness, as and to the extent otherwise permitted under this Agreement.
§8.15    Management Fees, Expenses, etc.
The Loan Parties will not, or will not permit any of their respective Subsidiaries, to pay management, advisory, consulting, director or other similar fees, other than:
(i)    fees payable to Agent, Lenders or any of their Affiliates as in effect on the Effective Date;
(ii)    fees payable to non-Affiliates engaged on an arm’s-length basis; or
(iii)    director fees and reimbursement of out-of-pocket expenses.
§8.16    Deposit Account Control Agreements.
Borrower will cause the Operating Account to be subject to a Deposit Account Control Agreement with a Deposit Account Bank, and (b) the Loan Parties (other than Borrower) shall cause their operating accounts to be subject to a Deposit Account Control Agreement with a Deposit Account Bank to the extent required to be in compliance with §7.11.
§8.17    [Intentionally Omitted]

§8.18    Modification of Certain Agreements.
(o)    Subject to other applicable terms, no Loan Party will enter into or consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, the Temple-Inland Agreements which in any case:
(i)    is contrary to the terms of this Agreement or any other Loan Document; or
(ii)    could reasonably be expected to result in a Material Adverse Effect.
(p)    [Intentionally Omitted]
(q)    No Loan Party will enter into or consent, or permit any of its Subsidiaries to enter into or consent, to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any document, instrument or agreement evidencing, guaranteeing, securing or otherwise relating to Indebtedness permitted pursuant to §8.1(xii) or §8.1(xiii), or increase the amount of such Indebtedness if the effect would be to cause such Indebtedness to no longer be permitted under the relevant clause of §8.1 if such Indebtedness were deemed to be incurred on the date such amendment, supplement, waiver, modification, increase or release is to be effective.
(r)    Subject to §27(c)(iii) and except as permitted by Section 7.1(a)(1) of the Collateral Trust Agreement, no Loan Party will enter into or consent, or permit any of its Subsidiaries to enter into or consent, to any amendment, supplement, waiver or other modification of the Collateral Trust Agreement without the approval of Agent and Required Lenders; provided, however, that the consent of Priority Collateral Trustee shall be required in all events.
§9.    FINANCIAL COVENANTS OF BORROWER
The Loan Parties covenant and agree that, so long as any Loan, Note, Letter of Credit or other Obligation is outstanding or any Lender has any obligation to make any Loans or any LC Issuer has any obligation to issue any Letter of Credit:
§9.1    Corporate Financial Covenants of Loan Parties.
(b)    Interest Coverage Ratio. The Loan Parties will not, as of the end of any fiscal quarter of Forestar Group, permit the Interest Coverage Ratio for the fiscal quarter then ended and the immediately preceding three (3) fiscal quarters (treated as a single accounting period) (the “Test Period”), to be less than 2.50:1.0.
(c)    [Intentionally omitted.]
(d)    Total Leverage Ratio. The Loan Parties will not permit the Total Leverage Ratio as of the last day of any fiscal quarter to exceed fifty percent (50%).

(e)    Liquidity. In order for the Loan Parties to (i) make additional Investments in the form of cash or other transfers of assets of a Loan Party otherwise permitted under §8.3 (other than those which the Loan Parties are contractually obligated to make pursuant to agreements entered into previously and other than as approved by Agent in writing), or (ii) make Acquisition Expenditures or Development Expenditures other than those which the Loan Parties are contractually obligated to make pursuant to agreements entered into previously, Borrower must have Available Liquidity of at least ten percent (10%) of the aggregate Commitments then in effect. For avoidance of doubt, the failure to have such minimum Available Liquidity shall not constitute, in and of itself, a Default or Event of Default.
(f)    Net Worth. The Loan Parties will not, as of the last day of any fiscal quarter, permit the Consolidated Tangible Net Worth of Forestar Group and its Subsidiaries to be less than the sum of (i) $572,000,000, plus (ii) eighty-five percent (85%) of the aggregate net proceeds received by Forestar Group after the Effective Date in connection with any Equity Offering to any other Person (including for the purposes hereof, any proceeds received from any offering to current stockholders of Forestar Group), plus (iii) seventy-five percent (75%) of all positive Net Income, on a cumulative basis, for each fiscal quarter ended after the Effective Date and on or before the fiscal quarter being tested.
The determination of the relevant Loan Parties’ compliance with the foregoing covenants and the components thereof by Agent shall be conclusive and binding absent manifest error.
§9.2    Borrowing Base Covenants.
(ww)    All assets included in the Borrowing Base must be owned by Borrower or a Guarantor and must be unencumbered except for Permitted Liens; provided, however, that for purposes of this paragraph, the term “Permitted Liens” shall not include Liens permitted under clauses (iii), (xiv) and, unless it would otherwise be permitted under another category of Permitted Liens, (xv) of §8.2.
(xx)    Borrower shall not at any time permit the sum of (i) the Outstanding principal balance of the Loans, plus (ii) the Outstanding Letters of Credit, to be greater than the Borrowing Base.
§10.    INTENTIONALLY OMITTED
§11.    CONDITIONS TO ALL BORROWINGS AND LETTERS OF CREDIT
The obligations of Lenders to make any Loan and the obligation of any LC Issuer to issue any Letter of Credit, whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:
§11.1    Representations True; No Default.
Each of the representations and warranties made by Borrower or the other Loan Parties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit (as the case may be), with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, or shall result from the making of such Loan or the issuance of such Letter of Credit.
§11.2    No Legal Impediment.
No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender or any LC Issuer would make it illegal for such Lender to make such Loan or for such LC Issuer to issue such Letter of Credit.
§11.3    Borrowing Documents.
Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.6. In the case of any request for a Letter of Credit, Agent and the applicable LC Issuer shall have received a fully completed Letter of Credit Request.
§12.    EVENTS OF DEFAULT; ACCELERATION; ETC.
§12.1    Events of Default and Acceleration.
If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
(i)    Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(j)    Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for ten (10) days (provided that such grace period will not apply to interest due upon the maturity of the Obligations);
(k)    Borrower or any other Loan Party shall fail to comply with any covenant contained in §7.4, §7.9, §7.11, §7.21, §8 or §9;
(l)    Borrower or any other Loan Party shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in the other subclauses of this §12); and such failure shall continue for thirty (30) days after written notice thereof shall have been given to Borrower by Agent;
(m)    Any representation or warranty made by any Loan Party in this Agreement or any other Loan Document, or in any report, certificate, financial statement, request for a Loan or a Letter of Credit, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;
(n)    Any Loan Party shall fail to pay at maturity or otherwise when due, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (other than Non-Recourse Indebtedness) having an aggregate principal amount outstanding of at least $20,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;
(o)    Any Loan Party (1) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Loan Party or of any substantial part of the assets of any thereof, including, without limitation, any Mortgaged Property or any Negative Pledge Property, (2) shall commence any case or other proceeding relating to any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (3) shall take any action to authorize or in furtherance of any of the foregoing;
(p)    A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any Loan Party, or any substantial part of the assets of any thereof, including, without limitation, any Mortgaged Property or any Negative Pledge Property, or a case or other proceeding shall be commenced against any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any Loan Party thereof shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;
(q)    A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Loan Party thereof bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Loan Party thereof in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(r)    There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Loan Party, or any Subsidiary thereof, that, with other outstanding final judgments, undischarged, against the Loan Parties and their Subsidiaries (or any of them) exceeds in the aggregate $10,000,000 (to the extent not paid or covered by insurance);
(s)    If any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party or any of their respective stockholders, partners, members or beneficiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(t)    Any dissolution, termination, partial or complete liquidation, merger or consolidation of any Loan Party, or any Subsidiary thereof, or any sale, transfer or other disposition of the assets of any Loan Party, other than as permitted under the terms of this Agreement or the other Loan Documents;
(u)    Any Loan Party shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person included in the Collateral;
(v)    With respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred that reasonably could be expected to result in liability of any of any Loan Party to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
(w)    A Change of Control shall occur without the prior written approval of all of Lenders (which consent may be withheld by Lenders in their sole and absolute discretion);
(x)    Any Event of Default, as defined in any of the other Loan Documents, shall occur;
(y)    Any amendment to or termination of a financing statement naming any Loan Party as debtor and Agent as secured party relating to the Collateral, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of any Loan Party without the prior written consent of Agent (except to the extent of a release of Collateral permitted by this Agreement); or any amendment to or termination of a financing statement naming any Loan Party as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Agent or Agent’s counsel (or by a Loan Party at Agent’s direction) without the prior written consent of Agent and Borrower or the affected other Loan Party fails to use its best efforts to cause the effect of such filing to be completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Borrower thereof; or
(z)    Temple-Inland shall make any written claim for indemnity against Forestar Group under the Spin-off Tax Sharing Agreement related to the taxable nature of the Spin-off Transaction in excess of $25,000,000;

then, and in any such event, Agent may, and upon the request of the Required Lenders shall, by notice in writing to Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of Lenders or Agent.
§12.2    Limitation of Cure Periods.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right on the part of Borrower or any other party to cure any default following the expiration of any applicable grace or notice and cure period.
§12.3    Termination of Commitments.
If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of Agent or any Lender any unused portion of the credit hereunder shall terminate and Lenders shall be relieved of all obligations to make Loans to Borrower, and LC Issuers shall be relieved of any further obligation to issue Letters of Credit, pursuant to this Agreement. If any other Event of Default shall have occurred and be continuing, Agent may, and upon the election of the Required Lenders shall, by notice to Borrower terminate the obligation to make Loans to Borrower and to issue Letters of Credit hereunder. No termination under this §12.3 shall relieve Borrower or any other Loan Party of their respective obligations to Lenders arising under this Agreement or the other Loan Documents. Nothing in this Section shall limit or impair the terms of this Agreement (including §2.1) which provide that Revolving Lenders shall have no obligation to make Revolving Loans upon the occurrence of a Default or Event of Default.
§12.4    Remedies.
(q)    In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not Lenders shall have accelerated the maturity of the Loans and other Obligations pursuant to §12.1, Agent on behalf of Lenders may, and upon direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right. No remedy herein conferred upon Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of Lenders, Lenders acknowledge and agree that only Agent may exercise any remedies arising by reason of a Default or Event of Default, including without limitation, bringing any suit for collection of any Note. Notwithstanding anything herein to the contrary, upon the occurrence of any Event of Default, an amount equal to the aggregate amount of the Outstanding Letters of Credit shall, at the Required Lenders’ option, without demand or further notice to Borrower, be deemed to have been paid or disbursed by the applicable LC Issuer under the Letter of Credit and a Revolving Loan to Borrower from the Revolving Lenders in such amount to have been made and accepted, which Revolving Loan shall be immediately due and payable.
§12.5    Distribution of Collateral Proceeds.
In the event that, following the occurrence or during the continuance of any Event of Default, and subject to the provisions of the Collateral Trust Agreement, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrower or any other Person liable with respect to the Obligations (including the Collateral), such monies shall be distributed for application as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of, Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Agent to protect or preserve the Collateral or in connection with the collection of such monies by Agent, for the exercise, protection or enforcement by Agent of all or any of the rights, remedies, powers and privileges of Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to Agent against any taxes or liens which by law shall have, or may have, priority over the rights of Agent to such monies;
(b)    Second, to all other Obligations in the following order: (i) first to the payment of any fees or charges (other than Letter of Credit fees and Facility Fees) outstanding hereunder or under the other Loan Documents (excluding any Hedge Agreements or Commodity Hedge Agreements), (ii) next to any accrued and outstanding Default Rate interest, (iii) next to any accrued and outstanding interest under the Swing Line Loans, (iv) next to any accrued and outstanding Letter of Credit Fees, Facility Fees, and interest on the Loans (other than interest on the Swing Line Loans), (v) next to any Outstanding principal on the Swing Line Loans, (vi) next, pro rata, to any Outstanding principal on the Loans (other than Swing Line Loans) and Obligations with respect to any Hedge Agreement or Commodity Hedge Agreement, and (vii) last to any remaining Obligations in such order as the Required Lenders may determine; provided, however, that (A) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.6, §2.7 or §2.10 and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (B) Obligations owing to Revolving Lenders with respect to each type of Obligation such as interest, principal, fees and expenses, shall be made among such Lenders pro rata in accordance with their Commitment Percentages, without preference or priority; and provided, further, that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
(c)    Third, the excess, if any, shall be returned to Borrower or to such other Persons as are entitled thereto.
§13.    SETOFF
Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from Agent or any of Lenders to any of the Loan Parties and any securities or other property of the Loan Parties in the possession of Agent or any Lender may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Loan Parties to such Lender. Upon the occurrence and during the continuance of an Event Default, any Lender, including Agent with respect to the Advance Account, may, but shall not be obligated to freeze withdrawals from any account of the Loan Parties held by such Lender. Each Lender agrees with each other Lender that if such Lender shall receive from any Loan Party or Loan Parties, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of Lenders with respect to the Notes held by all of Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
§14.    THE AGENT
§14.1    Authorization.
Each of the Lenders and each of the LC Issuers hereby irrevocably appoints KeyBank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Agent. Except as expressly provided to the contrary in the Collateral Trust Agreement with respect to Agent’s role as Priority Collateral Trustee thereunder, the obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as a trustee or fiduciary for any Lender or any LC Issuer or to create any agency or fiduciary relationship. Agent shall act as the contractual representative of Lenders and LC Issuers hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that (except in its capacity as Priority Collateral Trustee, the duties and responsibilities of which are limited to those expressly set forth in the Collateral Trust

Agreement), Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Borrower and any other Person shall be entitled to conclusively rely on a statement from Agent that it has the authority to act for and bind Lenders and LC Issuers pursuant to this Agreement and the other Loan Documents.
§14.2    Employees and Agents.
Agent may exercise its rights and powers and execute any and all of its duties hereunder or under any other Loan Document by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Agent and any such agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such agent and to the Related Parties of Agent and any such agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Agent may utilize the services of such Persons as Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrower.
§14.3    No Liability.
Neither Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to Lenders and LC Issuers for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a LC Issuer, Agent may presume that such condition is satisfactory to such Lender or such LC Issuer unless Agent shall have received notice to the contrary from such Lender or such LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit, as applicable. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.4    No Representations.
Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in §27 and §12.4) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent by any Loan Party, any Lender or any LC Issuer.
Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Loan Parties, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.
Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Loan Party or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to Lenders and LC Issuers, with respect to the creditworthiness or financial condition of Borrower or any other Loan Party or the value of the Collateral or any other assets of such Persons.

Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or LC Issuer or any of their Related Parties, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any other LC Issuer or any of their Related Parties, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
§14.5    Payments.
(e)    A payment by Borrower to Agent hereunder or under any of the other Loan Documents for the account of any Lender or any LC Issuer shall constitute a payment to such Lender or such LC Issuer. Agent agrees to distribute to each Lender and each LC Issuer not later than one (1) Business Day after Agent’s receipt of good funds, determined in accordance with Agent’s customary practices, such Lender’s or such LC Issuer’s pro rata share of payments received by Agent for the account of Lenders or LC Issuers except as otherwise expressly provided herein or in any of the other Loan Documents. All payments of principal, interest, fees and other amounts in respect of the Swing Line Loans shall be for the account of Swing Line Lender only (except to the extent any Lender shall have acquired and funded a participating interest in any such Swing Line Loan pursuant to §2.1(c), in which case such payments shall be pro rata in accordance with such participating interests).
(f)    If in the opinion of Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
(g)    Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to Agent its pro rata share of any Loan that it is obligated to make available under the terms of this Agreement, unless such obligation is the subject of a bona fide, good faith dispute of which the Agent has received written notice from such Lender (it being agreed that any such notice given later than three (3) Business Days after such failure shall be ineffective for purposes of this paragraph (c)), or (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of Outstanding Loans, interest, fees or otherwise, to the remaining non-Delinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans in accordance with the terms of this Agreement. The Delinquent Lender hereby authorizes Agent to distribute such payments to the non-Delinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans in accordance with the terms of this Agreement. A Delinquent Lender shall be deemed to have satisfied in full a delinquency, and to no longer be a Delinquent Lender, when and if, as a result of application of the assigned payments to all outstanding Loans of the non-Delinquent Lenders or as a result of other payments by the Delinquent Lenders to the non-Delinquent Lenders, Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
§14.6    Holders of Notes.
Subject to the terms of §18, Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
§14.7    Indemnity.
Lenders and LC Issuers ratably agree hereby to indemnify and hold harmless Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (to the extent of any losses, damages, costs and expenses for which Agent has not been reimbursed by Borrower as required by §15 or §16), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, the Letters of Credit or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by Agent’s willful misconduct or gross negligence.
§14.8    Agent as Lender.
In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Revolving Commitment and the Revolving Loans made by it, and as the holder of any of the Notes as it would have were it not also Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any of the other Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
§14.9    Resignation.
Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to Lenders, LC Issuers and Borrower. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any other bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Any such resignation shall be effective upon appointment and acceptance of a successor agent selected by the Required Lenders. If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of Lenders and LC Issuers, appoint a successor Agent, which shall be a bank whose debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P Corporation and which has a net worth of not less than $500,000,000, provided that if Agent shall notify Borrower, Lenders and LC Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender and each LC Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Borrower. Each successor Agent meeting the requirements set forth in the Collateral Trust Agreement for serving as Priority Collateral Trustee shall automatically, upon acceptance of its appointment of successor Agent hereunder, become successor Priority Collateral Trustee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and Priority Collateral Trustee, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent and Priority Collateral Trustee. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for the benefit of such retiring Agent, its agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
§14.10    Duties in the Case of Enforcement.
In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent may and shall, if (a) so requested by the Required Lenders and (b) Lenders have provided to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any other legal and equitable and other rights or remedies as it may have. The Required Lenders may direct Agent in writing as to the method and the extent of any such exercise, Lenders hereby agreeing to indemnify and hold Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§14.11    Request for Agent Action.
Agent and Lenders acknowledge that in the ordinary course of business of Borrower, (a) the Loan Parties may enter into Leases covering the Mortgaged Property and the Negative Pledge Property that may require the execution of a subordination, attornment and non-disturbance agreement, (b) the Mortgaged Property and the Negative Pledge Property may be subject to a condemnation or other taking, (c) the Loan Parties may desire to enter into easements or other agreements affecting the Mortgaged Property or the Negative Pledge Property, record a subdivision plat, dedicate roads or utilities, or take other actions or enter into other agreements in the ordinary course of business which similarly require the consent, approval or agreement of Agent. In connection with the foregoing, Lenders hereby expressly authorize Agent to (a) execute and deliver with the applicable Loan Party or Loan Parties and any tenant, subordination, attornment and non-disturbance agreements with respect to any lease upon such terms as Agent in its good faith reasonable judgment determines are appropriate (Agent in the exercise of its good faith reasonable judgment may agree to allow some or all of the casualty, condemnation, restoration or other provisions of the applicable lease to control over the applicable provisions of the Loan Documents), (b) execute consents or subordinations in form and substance reasonably satisfactory to Agent in connection with any easements, agreements, plats, dedications or similar matters affecting the Mortgaged Property or Negative Pledge Property, or (c) execute consents, approvals, or other agreements in form and substance reasonably satisfactory to Agent in connection with such other actions or agreements as may be desirable by Agent or any tenant necessary in the ordinary course of the Loan Parties’ respective businesses. Lenders further expressly authorize Agent to (i) execute consents or releases of Liens of Mortgaged Property, Equity Interests and other items of Collateral in connection with dispositions pursuant to §8.8 of this Agreement or as otherwise permitted in this Agreement or in connection with any condemnation or other taking and (ii) to release any Lien on any assets of the Loan Parties granted to or otherwise held by Agent under or in connection with the Original Credit Agreement and the Loan Documents as in effect immediately prior to the Effective Date that is not required to be Collateral under this Agreement or any other Loan Document as in effect from and after the Effective Date. In addition, Agent is hereby expressly authorized to execute and deliver any intercreditor agreement, collateral trust or similar agreement contemplated by §8.2(xviii) and to enter into such modifications of the Security Documents, if any, as Agent may determine necessary or appropriate to effectuate the provisions of any such intercreditor agreement, collateral trust or similar agreement and the transactions and amendments contemplated thereby.
§14.12    Removal of Agent.
The Required Lenders may remove Agent from its capacity as agent in the event of Agent’s willful misconduct or gross negligence. Such removal shall be effective upon appointment and acceptance of a successor agent selected by the Required Lenders. Any successor Agent must satisfy the conditions set forth in §14.9. Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the removed Agent, and the removed Agent shall be discharged from all further duties and obligations as Agent under this Agreement and the Loan Documents (subject to Agent’s right to be indemnified as provided in the Loan Documents); provided that Agent shall remain liable to the extent provided herein or in the Loan Documents for its acts or omissions occurring prior to such removal or resignation.

§14.13    Bankruptcy.
In the event a bankruptcy or other insolvency proceeding is commenced by or against any of the Loan Parties, Agent shall have the sole and exclusive right and duty to file and pursue a joint proof of claim on behalf of all Lenders. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.
§14.14    Collateral Trust Agreement.
(a)    Each of the Lenders (and by its acceptance of the benefits of this Agreement and the other Loan Documents, each Affiliate thereof from time to time party to any Hedge Agreement or Commodity Hedge Agreement under which any Loan Party’s obligations and liabilities constitute Obligations) hereby ratifies and confirms the execution and delivery by KeyBank, as Agent and as Priority Collateral Trustee, of the Collateral Trust Agreement, and hereby irrevocably appoints Agent as Priority Collateral Trustee under the Collateral Trust Agreement and the other Loan Documents.
(b)    Each of the Lenders (and by its acceptance of the benefits of this Agreement and the other Loan Documents, each Affiliate thereof from time to time party to any Hedge Agreement or Commodity Hedge Agreement under which any Loan Party’s obligations and liabilities constitute Obligations) hereby acknowledges:
(i)    that each Series (as defined in the Collateral Trust Agreement) of Priority Lien Obligations (as defined in the Collateral Trust Agreement) will be and are secured equally and ratably by all Priority Liens (as defined in the Collateral Trust Agreement) at any time granted by Borrower or any other Grantor (as defined in the Collateral Trust Agreement) to secure any Obligations in respect of such Series of Priority Lien Debt (as defined in the Collateral Trust Agreement), whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by Priority Collateral Trustee for the benefit of each series of Priority Lien Obligations equally and ratably;
(ii)    that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Priority Liens and order of application of proceeds from the enforcement of Priority Liens;
(iii)    consents and directs Priority Collateral Trustee to perform its obligations under the Collateral Trust Agreement and the Security Documents; and
(iv)    that the acknowledgments in this §14.14 constitute a Lien Sharing and Priority Confirmation as defined in the Senior Secured Notes Indenture.
(c)    Each of the Lenders (and each of its Affiliates as described in clause (a) above) hereby authorizes Priority Collateral Trustee to take such action and to exercise such powers as are delegated to Priority Collateral Trustee by the terms of this Agreement or the Collateral Trust Agreement, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Priority Collateral Trustee. Priority Collateral Trustee shall be entitled to all privileges, protections, indemnification and immunities to which Agent is entitled hereunder and under the other Loan Documents, and all costs, expenses, fees and other liabilities incurred by Priority Collateral Trustee from time to time shall be subject to reimbursement or indemnification hereunder to the same extent as if they had been incurred by Agent. Each of the parties to this Agreement (and each Lender Affiliate as described in clause (a) above) acknowledges and agrees that, as and to the extent contemplated or required by the Collateral Trust Agreement, all Collateral held by Agent and all Security Documents heretofore or from time to time hereafter executed and delivered by any Loan Party in favor of Agent shall be deemed held in Agent’s capacity as Priority Collateral Trustee, and Agent is hereby irrevocably authorized to execute and deliver such assignments, amendments or other documentation in favor of Priority Collateral Trustee which it deems necessary to vest any of the Collateral in Priority Collateral Trustee.
§14.15    Right to Realize on Collateral and Enforce Guaranty.
Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, Agent and each Lender hereby agree that (a) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee under §34 or any of the Security Documents, it being understood and agreed that all powers, rights and remedies hereunder and under such Guarantee and the Security Documents may be exercised solely by Agent, and (b) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or other disposition, Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by Agent at such sale or other disposition.
§15.    EXPENSES
Borrower agrees to pay (a) the reasonable and documented costs of producing and reproducing this Agreement, the other Loan Documents, the Collateral Trust Agreement and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by Agent, any of Lenders or any LC Issuers, including any recording, mortgage, documentary or intangibles taxes in connection with the Security Deeds and other Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement (other than Excluded Taxes, except that Agent, Lenders and LC Issuers shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Mortgaged Property or other Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents, including any such taxes payable by Agent, any of Lenders or any LC Issuer after the Effective Date (Borrower hereby agreeing to indemnify Agent and each Lender with respect thereto)), (c) all appraisal fees, engineer’s fees, charges of Agent for commercial finance exams and engineering and environmental reviews and the reasonable and documented fees, expenses and disbursements of Agent, Agent’s Special Counsel and any other counsel to Agent, counsel for KeyBank and any local counsel to Agent incurred in connection with the performance of due diligence and the preparation, negotiation, administration, or interpretation of the Loan Documents, the Collateral Trust Agreement and other instruments mentioned herein, the addition and release of Collateral, each closing hereunder, and amendments, modifications, approvals, consents, waivers or Collateral releases hereto or hereunder, (d) the reasonable fees, expenses and disbursements of Agent incurred by Agent in connection with the performance of due diligence, underwriting analysis, credit reviews and the preparation, negotiation, administration, syndication or interpretation of the Loan Documents, the Collateral Trust Agreement and other instruments mentioned herein, credit and collateral evaluations, the release, addition or substitution of additional Collateral, (e) all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender, any LC Issuer or Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender, any LC Issuer or Agent) incurred by any Lender, any LC Issuer or Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents or the Collateral Trust Agreement against Borrower or other Loan Parties or the administration thereof after the occurrence of a Default or Event of Default (including, without limitation, the cost of all title examinations and title reports, Lien searches and related costs and expenses in order specifically to identify the Mortgaged Properties and the state of the Loan Parties’ title thereto), (ii) the sale of, collection from or other realization upon any of the Collateral, (iii) the failure of Borrower or any other Loan Party to perform or observe any provision of the Loan Documents, and (iv) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to Agent’s, any of Lenders’ or any LC Issuers’ relationships with any of the Loan Parties, and (f) all reasonable fees, expenses and disbursements of Agent incurred in connection with Uniform Commercial Code searches, Uniform Commercial Code filings or Security Deed recordings and, after the occurrence and during the continuance of an Event of Default, title rundowns and title searches. The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.
§16.    INDEMNIFICATION
Borrower agrees to indemnify and hold harmless Agent, Lenders and LC Issuers and each director, officer, employee, agent and Person who controls Agent, any Lender or any LC Issuer from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Person indemnified under this §16 based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by any of the Loan Parties, (b) any condition, use, operation or occupancy of a Mortgaged Property or other Collateral other than with respect to matters relating to such Mortgaged Property and/or the Collateral first occurring after Agent or its nominee acquires title to such Mortgaged Property by the exercise of its foreclosure remedies or transfer in lieu of foreclosure, (c) any actual or proposed use by Borrower of the proceeds of any of the Loans or any actual or proposed use of a Letter of Credit by any beneficiary of a Letter of Credit (including any refusal by any LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Loan Parties comprised in the Collateral, (e) the Loan Parties’ entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to a Negative Pledge Property, a Mortgaged Property or the other Collateral, or (g) with respect to the Loan Parties, their respective Subsidiaries and Joint Ventures, and their respective properties and assets, including, without limitation, the Mortgaged Properties and the Negative Pledge Properties, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), other than with respect to matters relating to such Mortgaged Property and/or the Collateral first occurring after Agent or its nominee acquires title to such Mortgaged Property by the exercise of its foreclosure remedies or transfer in lieu of foreclosure, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. In litigation, or the preparation therefor, Lenders, LC Issuers and Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly all Court costs and other expenses of litigation incurred by Agent, Lenders and LC Issuers, including the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this §16 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. There shall be specifically excluded from the foregoing indemnification any claims, actions, suits, liabilities, losses, damages and expenses arising from disputes among Lenders or LC Issuers with respect to the Loans, Letters of Credit or the Loan Documents. In the event that any such claims, actions, suits, liabilities, losses, damages and expenses involve both a dispute among Lenders and LC Issuers, or any of them and other matters covered by this indemnification provision, Agent shall make a reasonable good faith allocation of all losses, damages and expenses incurred between Lenders’ and LC Issuers’ dispute and the other matters covered by this indemnification provision, which allocation by Agent shall, absent manifest error, be final and binding upon the parties hereto. All amounts payable by Borrower pursuant to this §16 shall constitute Obligations until paid in full by Borrower. Borrower acknowledges and agrees that its obligations hereunder to indemnify and hold harmless Agent as provided herein shall also apply to Agent acting as Priority Collateral Trustee. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of Lenders and LC Issuers hereunder.
§17.    SURVIVAL OF COVENANTS, ETC
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrower or any other Loan Party pursuant hereto or thereto shall be deemed to have been relied upon by Lenders and Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by Lenders of any of the Loans and the issuance by LC Issuers of any Letter of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letter of Credit is Outstanding or any Lender has any obligation to make any Loans or any LC Issuer has any obligation to issue a Letter of Credit. The indemnification obligations of Borrower provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Lender, any LC Issuer or Agent at any time by or on behalf of any of the Loan Parties pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties as to the matters contained in such certificate or other paper by any of the Loan Parties hereunder.
§18.    ASSIGNMENT AND PARTICIPATION
§18.1    Conditions to Assignment by Lenders.
(h)    Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of Agent and with the prior written consent of Borrower, which consents by Agent and Borrower shall not unreasonably withheld or conditioned and shall be given or denied in each case within five (5) Business Days after receipt of any request for consent (provided that no consent of Borrower shall be required if the Eligible Assignee is also a Lender or an Affiliate thereof or if an Event of Default then exists) and no consent of Agent shall be required if the Eligible Assignee is also a Lender or an Affiliate thereof; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption Agreement in the form of Exhibit C attached hereto and made a part hereof (an “Assignment and Assumption Agreement”), (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least ten (10) days prior to the settlement date of the assignment, the potential assignee shall deliver to Agent the fully completed Patriot Act and OFAC forms attached as Exhibit F attached hereto and made a part hereof and such other information as Agent shall require to successfully complete Agent’s Patriot Act Customer Identification Process and OFAC Review Process, (iv) unless Agent and, so long as no Event of Default exists, Borrower otherwise consent, the aggregate amount of the total Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than $2,000,000 and no less than $1,000,000, (v) Agent shall receive from the assigning Lender a processing fee of $3,500, (vi) if the assignment is less than the assigning Lender’s entire interest in the Loans, the assigning Lender must retain at least a $5,000,000 Revolving Commitment, unless the assigning Lender assigns its entire interest under the Revolving Commitment, in which case, the assigning Lender must retain at least a $5,000,000 Revolving Commitment. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption Agreement, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrower hereby agrees that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrower by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment provided that no assignment shall increase Borrower's obligations under §4.4 or §4.9, (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations hereunder and thereunder, and (c) Agent may unilaterally amend Schedule 1.1 to reflect such assignment. For purposes of this paragraph, in connection with any assignment or simultaneous, multiple assignments by any Lender which is a fund to one or more of its Related Funds: (1) compliance with the minimum amounts for assigned Commitments and Loans, and for retained Commitments and Loans as hereinabove provided shall be determined in the aggregate for such assigning fund and any of its Related Funds that are or are to become Lenders as part of any assignment transaction or simultaneous, multiple assignment transactions; (2) after giving effect to such assignment or assignments, no such assignor or assignee fund in connection with a partial assignment of the assigning fund’s Revolving Commitment shall hold a Revolving Commitment of less than $5,000,000, and (3) only one processing fee shall be payable to Agent in connection with simultaneous, multiple assignment transactions.
(i)    By executing and delivering an Assignment and Assumption Agreement, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) except as provided in such Assignment and Assumption Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any other Loan Party or the performance or observance by Borrower or any other Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption Agreement and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
§18.2    Register.
Agent shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentages, Revolving Commitment Percentages of, and principal amount of (and interest on) the Loans owing to Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Loan Parties, Agent and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and Lenders at any reasonable time and from time to time upon reasonable prior notice.
§18.3    New Notes.
Upon its receipt of an assignment executed by the parties to such assignment, together with each Note (if any) subject to such assignment, Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Borrower and Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, Borrower, upon Lender’s request and at Lender’s expense, shall execute and deliver to Agent, in exchange for each surrendered Note, a new Revolving Loan Note payable to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Lender has retained some portion of its obligations hereunder, a new Revolving Loan Note payable to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes of the same category, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to Borrower.
§18.4    Participations.
Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to Borrower, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against any of the Loan Parties except the rights granted to Lenders pursuant to §13, (d) such sale is effected in accordance with all applicable laws, and (e) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any of the Loan Parties. Any Lender which sells a participation shall promptly notify Agent and Borrower of such sale and the identity of the purchaser of the interest.
§18.5    Pledge by Lender.
Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to secure obligations of such Lender, including without limitation, (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341, to any Federal Home Loan Bank or to any institution within the Farm Credit System, and (b) for any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including any trustee for, or any other representative of, such holders. In addition, any Lender may, with the consent of Agent (which may be granted or withheld in Agent’s sole discretion) pledge all or any portion of its interests and rights under the Agreement (including all or any portion of its Note or Notes) to a Person approved by Agent. Notwithstanding anything to the contrary contained herein, no pledge permitted pursuant to this Section or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
§18.6    No Assignment by Borrower.
Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of Lenders.
§18.7    Cooperation; Disclosure.
Borrower and the other Loan Parties agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. Borrower and the other Loan Parties agree that in addition to disclosures made in accordance with standard lending practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, subject to the provisions of §18.10. Notwithstanding anything herein to the contrary, Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby. In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, the Loan Parties shall execute such further documents, instruments or agreements as Lenders may reasonably require. In addition, the Loan Parties agree to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding the Loan Parties, their Subsidiaries and Joint Ventures as any Lender or any potential Eligible Assignee or participant may reasonably request and to meet with potential Eligible Assignees.
§18.8    Mandatory Assignment.
In the event (i) Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request is approved by Agent or Required Lenders but is not approved by one or more of Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), (ii) Borrower becomes obligated to pay additional amounts to any Lender pursuant to §4.4 or §4.9, or any Lender gives notice of the occurrence of any circumstances described in §4.10, or (iii) any Lender with a Revolving Loan Commitment defaults in the obligation to make Revolving loans hereunder or is otherwise a Defaulting Lender (any such Lender shall hereafter be referred to as an “Affected Lender”) then, within thirty (30) days after Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, or, in the case of clause (ii) or (iii) above at any time after the occurrence of such event, Borrower shall have the right as to such Affected Lender, to be exercised by delivery of written notice delivered to Agent and the Affected Lender, to elect to cause the Affected Lender to transfer its Loans and Commitments. Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by Agent). In the event that Lenders do not elect to acquire all of the Affected Lender’s Loans and Commitment, then Agent shall use commercially reasonable efforts to find a new Lender or Lenders to acquire such remaining Loans and Commitment. Upon any such purchase of the Loans and Commitments of the Affected Lender, the Affected Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an assignment and assumption agreement in the form attached hereto as Exhibit C and such Affected Lender’s original Note. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender, including principal and all accrued and unpaid interest or fees, plus any applicable prepayment fees which would be owed to such Affected Lender if the Loans were to be repaid in full on the date of such purchase of the Affected Lender’s Commitment.
§18.9    Co-Agents, Syndication Agent, and Co-Documentation Agent.
Agent may designate any Lender to be a “Co-Agent”, an “Arranger”, a “Syndication Agent”, a “Co-Documentation Agent” or similar title, but such designation shall not confer on such Lender the rights or duties of Agent. Any such “Co-Agent”, “Arranger”, a “Syndication Agent”, or a “Co-Documentation Agent” shall not have any additional rights or obligations under the Loan Documents, except for those rights and obligations, if any, as a Lender.
§18.10    Treatment of Certain Information; Confidentiality.
Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or, with Borrower’s consent, any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.
For purposes of this Section, “Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of their Subsidiaries or Joint Ventures or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
§18.11    Withholding Tax.
(a)    If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender is entitled to claim exemption from, or a reduction of, United States withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of Agent and Borrower, to deliver to Agent and Borrower:
(i)    if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W‑8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;
(ii)    if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two (2) properly completed and executed copies of IRS Form W‑8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement;
(iii)    such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax; and
(iv)    in the case of any Lender claiming exemption from United States withholding tax under Sections 871(b) or 881(c) of the Code, with respect to payments of “Portfolio Interest,” a Form W‑8BEN, or any subsequent versions thereof or successors thereto, and if the Lender delivers a Form W‑8BEN, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten percent (10%) shareholder (within the meaning of Section 871(h)(3)(b) of the Code) of Borrower, and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code).
Each such certificate and form shall be properly completed and duly executed by such Lender claiming complete exemption from or a reduced rate of United States withholding tax on payments by Borrower under the Loan Documents. Each Lender agrees to promptly notify Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(b)    If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W‑8BEN, and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower and the other Loan Parties to such Lender, such Lender agrees to notify Agent and Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W‑8BEN as no longer valid.
(c)    If any Lender claiming exemption from United States withholding tax by filing IRS Form W‑8ECI with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.
(d)    If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by §18.11(a) above are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(e)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent or Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent and Borrower fully for all amounts paid, directly or indirectly, by Agent or Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrower under this §18.11, together with all costs and expenses (including reasonable attorneys’ fees and legal expenses). The obligation of Lenders under this subsection (e) shall survive the payment of all Obligations and the resignation or replacement of Agent.
§19.    NOTICES
Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, sent by facsimile, and, to the extent permitted by §23, email addressed as follows:

If to Agent or any Lender or any LC Issuer, at the address set forth on the signature page for Agent or such Lender or such LC Issuer, and in the case of each notice to Agent pursuant to §7.5, with a copy to:
Agent’s Special Counsel:
Bryan Cave LLP
1201 West Peachtree Street, NW
14th Floor
Atlanta, Georgia 30309-3488
Facsimile: (404) 572-6999
Attention: Robert C. Lewinson, Esq.

and
if to Borrower:
Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Facsimile: (512) 433-5203
Attention:    Chief Financial Officer
with a copy to:

Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Facsimile: (512) 433-5203
Attention:    General Counsel
and
if to any of the other Loan Parties, to it at:
c/o Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Facsimile: (512) 433-5203
Attention:    Chief Financial Officer

with a copy to:

c/o Forestar (USA) Real Estate Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746
Facsimile: (512) 433-5203
Attention:    General Counsel
and to each other Lender which may hereafter become a party to this Agreement at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
§20.    RELATIONSHIP
Neither Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any of the Loan Parties arising out of or in connection with the Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Borrower is solely that of a lender and borrower, and between each Lender and any Guarantor is solely that of a lender and guarantor, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower, or lender and guarantor (as the case may be). In addition, each of the Loan Parties agrees that notwithstanding any other relationship that KeyBank or any affiliate thereof may have with Borrower or any of the other Loan Parties or their respective Subsidiaries and Affiliates, in any proceeding relating to the Loan Parties, or any of them, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar proceeding, such Loan Party will not challenge Lenders’ right to receive payment of the Obligations as a creditor of Borrower and the other Loan Parties on the grounds of the equitable subordination principles contained in §510 of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as from time to time amended, or any similar provision under any applicable law. The covenants contained in this §20 are a material consideration and inducement to Lenders to enter into the Agreement.
§21.    GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE
THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER

THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE LOAN PARTIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER AND THE OTHER APPLICABLE LOAN PARTIES (IF ANY) BY MAIL AT THE ADDRESS SPECIFIED IN §19. EACH OF THE LOAN PARTIES HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
§22.    HEADINGS
The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
§23.    COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
(f)    Counterparts; Integration; Effectiveness. This Agreement and any amendment hereof may be executed in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to Agent (including the Agreement Regarding Fees) and any provisions of any commitment letter or similar letter relating to the transactions contemplated by this Agreement that expressly survive the Effective Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when (i) it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) the Second Amendment shall have become effective. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York

State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)    Electronic Communication. Notices and other communications to Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 4 if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
§24.    ENTIRE AGREEMENT, ETC.
The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
§25.    WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER, THE OTHER LOAN PARTIES, AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH OF BORROWER AND THE OTHER LOAN PARTIES HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF BORROWER AND THE OTHER LOAN PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT AGENT AND THE LENDERS HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH OF BORROWER AND THE OTHER LOAN PARTIES ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH ITS LEGAL COUNSEL AND THAT EACH OF BORROWER AND THE OTHER LOAN PARTIES AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§26.    DEALINGS WITH THE BORROWER
The Lenders and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with Borrower, or any of its affiliates regardless of the capacity of the Lender hereunder.
§27.    CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by Borrower or any other Loan Party of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent or approval of the Required Lenders, and in such case such consent or approval shall be binding on all Lenders. Notwithstanding the foregoing provisions of this Section:
(d)    none of the following may occur without the written consent of each Lender directly affected thereby:
(i)    a decrease in the rate of interest on the Notes;
(ii)    an increase in the amount of the Commitment of such Lender, except as provided in §2.9;
(iii)    a forgiveness, reduction or waiver of the principal of any unpaid Loan owing to such Lender or any interest thereon or fee payable to such Lender under the Loan Documents (other than in connection with the imposition or rescission of the Default Rate);
(iv)    a decrease in the amount of any fee payable to such Lender hereunder;
(v)    an extension of a Maturity Date of the Loans of such Lender except as provided in §3.1(b) with respect to the Revolving Credit Maturity Date;
(vi)    the release of Borrower, any Guarantor or any of the Collateral except as otherwise provided herein;
(vii)    a change to this §27;

(viii)    any postponement of any date fixed for any payment of principal of or interest on, or fees in respect of, the Loans owing to such Lender except as provided in §3.1(b) with respect to the Revolving Credit Maturity Date;
(ix)    any change in the manner of distribution of any payments to such Lender;
(x)    an amendment of the definition of Required Lenders or of any requirement for consent by all of Lenders; or
(xi)    an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of Lenders or the Required Lenders to require a lesser number of Lenders to approve such action.
(e)    Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:
(i)    increase the Revolving Commitment of any Revolving Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
(ii)    increase the aggregate Revolving Commitments over the amount thereof then in effect without the consent of the Required Lenders (other than pursuant to and in accordance with §2.9);
(iii)    amend, modify, terminate or waive any provision hereof relating to the Swing Line Commitment or the Swing Line Loans without the consent of Swing Line Lender;
(iv)    amend the definition of Required Lenders without the consent of Required Lenders; provided, subject to §27(b)(viii), additional extensions of credit pursuant hereto may be included in the determination of such Required Lenders on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Effective Date;
(v)    amend, modify, terminate or waive any provision hereof relating to the issuance of any Letters of Credit or the Letters of Credit without the consent of each LC Issuer;
(vi)    amend, modify, terminate or waive any obligation of Revolving Lenders relating to the purchase of participations in Letters of Credit as provided in §2.10(d) without the written consent of Agent and each LC Issuer;
(vii)    [Intentionally Omitted.]

(viii)    amend, modify, terminate or waive the amount or timing of payment of any fee or other amount payable to Agent for its own account, any provision of §14 as the same applies to Agent, or any other provision hereof or of any other Loan Document as the same applies to the rights or obligations of Agent, in each case without the consent of Agent; or
(ix)    any modification to require a Revolving Lender to fund a pro rata share of a request for a Revolving Loan made by Borrower other than based on its applicable Revolving Commitment Percentage, without the unanimous consent of all Lenders affected by such modification.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrower or the other Loan Parties shall entitle Borrower or any other Loan Party to other or further notice or demand in similar or other circumstances. In the event any Lender fails to expressly grant or deny any consent, amendment or waiver sought under this Agreement within ten (10) days of a written request therefor submitted by Agent or Agent’s Special Counsel, such Lender shall be deemed to have granted to Agent an irrevocable proxy with respect to such specific matter. The right of any Lender to consent under subsections (a) and (b) of this §27 shall not apply to a Defaulting Lender, except for purposes of subsections (a)(v) and (b)(i) of this §27.
(c)    Notwithstanding the foregoing provisions of this §27:
(i)    This Agreement may be amended with the written consent of Agent, Borrower and the Required Lenders to (A) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans (and any term loan facility added hereunder) and the accrued interest and fees in respect thereof and (B) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(ii)    any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and Agent (and, if its rights or obligations are affected thereby, the Swing Line Lender or any LC Issuer) if (1) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with §2.3 hereof) in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(iii)    Agent and the Loan Parties (and the Swing Line Lender and any LC Issuer affected by the proposed amendment, modification or supplement) may amend, modify or supplement this Agreement or any other Loan Document without the consent of any other

Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error, mistake or other manifest error in this Agreement or any other Loan Document, and upon Agent’s request, each applicable Loan Party shall execute and deliver any such amendment, modification or supplement.
§28.    SEVERABILITY
The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§29.    NO UNWRITTEN AGREEMENTS
THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
§30.    ACKNOWLEDGMENT OF INDEMNITY OBLIGATIONS
BORROWER HEREBY ACKNOWLEDGES THAT THIS AGREEMENT CONTAINS INDEMNITY OBLIGATIONS OF THE BORROWER.
§31.    REPLACEMENT OF NOTES
Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to such Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, such Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§32.    TIME IS OF THE ESSENCE
Time is of the essence with respect to each and every covenant, agreement and obligation of Borrower under this Agreement and the other Loan Documents.
§33.    RIGHTS OF THIRD PARTIES
This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Loan Parties, Lenders and Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan

Documents. All conditions to the performance of the obligations of Agent and Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of Agent and Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Agent and Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent and Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, Agent and Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrower of any development or the absence therefrom of defects.
§34.    GUARANTY
§34.1    The Guaranty.
(a)    Each of Guarantors hereby jointly and severally guarantees to Agent for the benefit of the Lenders and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
(b)    Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”) or any comparable provisions of any applicable state law.
§34.2    Obligations Unconditional.
The obligations of Guarantors under §34.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this §34.2 that the obligations of Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against Borrower or any other Guarantor for amounts paid under this §34 until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;
(c)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)    any Lien granted to, or in favor of, Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or
(e)    any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the guaranty given hereby and of Loans that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

§34.3    Reinstatement.
Neither Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Borrower or any other Guarantor, by reason of Borrower’s or any other Guarantor’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations. The obligations of Guarantors under this §34 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify Agent and each holder of Guaranteed Obligations on demand for all reasonable out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other outside counsel incurred by the Agent) incurred by Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
§34.4    Certain Waivers.
Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against Borrower or any other Guarantor hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against Borrower or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against Borrower or any other Guarantor hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if none of Borrower nor Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.
§34.5    Remedies.
Guarantors agree that, to the fullest extent permitted by Law, as between Guarantors, on the one hand, and Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in §12.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in §12.1) for purposes of §34.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed

Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Guarantors for purposes of §34.1. Guarantors acknowledge and agree that if the Guaranteed Obligations are secured pursuant to the terms of the Security Documents, the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.
§34.6    Rights of Contribution.
Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable law. Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.
§34.7    Guaranty of Payment; Continuing Guaranty.
The guarantee in this §34 is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
§34.8    Special Provisions Applicable to Guarantors and other Loan Parties.
(a)    Guarantors hereby agree, among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this §34.8(a) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all such obligations. For purposes of this §34.8(a), (i) “Excess Funding Guarantor” shall mean, in respect of any Obligations, a Guarantor that has paid an amount in excess of the amount of proceeds of Loans advanced to it by Borrower that have not been repaid as of the date of determination, plus its Pro Rata Share of the remaining portion of such Obligations, (ii) “Excess Payment” shall mean, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of the amount of proceeds of Loans advanced to it by Borrower that have not been repaid as of the date of determination, plus its Pro Rata Share of the remaining portion of such Obligations and (iii) “Pro Rata Share” shall mean, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of Borrower and all of Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and Guarantors hereunder) of Borrower and all of Guarantors, all as of the Effective Date.
(b)    Pursuant to §7.21 of this Agreement, each new wholly owned, direct or indirect Subsidiary of Borrower (other than an Excluded Subsidiary), and each Excluded Subsidiary that is wholly-owned, directly or indirectly, and that ceases to qualify as an Excluded Subsidiary, is required to enter into this Agreement by executing and delivering to Agent a Joinder Agreement (Guarantor). Upon the execution and delivery of a Joinder Agreement (Guarantor) by such Subsidiary, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Joinder Agreement (Guarantor) adding an additional Guarantor as a party to this Agreement shall not require the consent of any other party hereto. The rights and obligations of each party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor hereunder.
(c)    Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty and the other Credit Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty or any other Credit Document, voidable under Debtor Relief Laws and not for any greater amount). Subject to §34.2, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been indefeasibly paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
§35.    EFFECTIVENESS OF AMENDMENT AND RESTATEMENT; NO NOVATION
The amendment and restatement of the Original Credit Agreement pursuant to this Agreement shall be effective upon the Effective Date. All obligations and rights of the Loan Parties, Agent and Lenders relating to the period commencing on the Effective Date shall be governed by the terms and provisions of this Agreement and the Second Amendment; the obligations and rights of the Loan Parties, Agent and Lenders relating to the period prior to the Effective Date shall continue to be governed by the Original Credit Agreement without giving effect to the amendment and restatement provided for herein. The “Obligations” under the Original Credit Agreement are in all respects continuing with only the terms thereof being modified as provided in this Agreement and, except as expressly provided herein, the Liens as granted under the Security Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Obligations defined herein and are fully ratified and affirmed. This Agreement shall not constitute a novation or termination of the Loan Parties’ obligations under the Original Credit Agreement (including, without limitation, the obligations of the Guarantors under §34 of the Original Credit Agreement) or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.
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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

BORROWER: FORESTAR (USA) REAL ESTATE GROUP INC., a Delaware corporation

By:	/s/ Christopher L. Nines
Name:	Christopher L. Nines
Title:	Chief Financial Officer

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

GUARANTORS: FORESTAR GROUP INC., a Delaware corporation

By:	/s/ Christopher L. Nines
Name:	Christopher L. Nines
Title:	Chief Financial Officer

FORESTAR MINERALS LP, a Delaware limited partnership By: Forestar Minerals GP, LLC, general partner

FORESTAR OIL & GAS LLC, a Delaware limited liability company

FORESTAR REALTY INC., a Delaware corporation

FORESTAR HOTEL HOLDING COMPANY INC., a Nevada corporation

CAPITOL OF TEXAS INSURANCE GROUP INC., a Delaware corporation

FORESTAR CAPITAL INC., a Delaware corporation

FORESTAR MINERALS GP LLC, a Delaware limited liability company

JOHNSTOWN FARMS, LLC, a Delaware limited liability company

SAN JACINTO I LLC, a Texas limited liability company

SUSTAINABLE WATER RESOURCES LLC, a Texas limited liability company

SWR HOLDINGS LLC, a Delaware limited liability company

Third Amended and Restated Revolving Credit Agreement

STONEY CREEK PROPERTIES LLC, a Delaware limited liability company

FORCO REAL ESTATE INC., a Delaware corporation

FORESTAR PETROLEUM CORPORATION, a Delaware corporation

SECO ENERGY CORPORATION, a Nevada corporation

UNITED OIL CORPORATION, an Oklahoma corporation

By:	/s/ Christopher L. Nines
Name:	Christopher L. Nines
Title:	Chief Financial Officer

FORESTAR MINERALS HOLDINGS LLC, a Delaware limited liability company
By:	/s/ Michael Quinley
Name:	Michael Quinley
Title:	President

HARBOR LAKES CLUB MANAGEMENT LLC, a Texas limited liability company
By: Harbor Lakes Golf Club LLC, sole member

By:	/s/ David M. Grimm
Name:	David M. Grimm
Title:	Vice President

HARBOR LAKES GOLF CLUB LLC, a Delaware limited liability company

By:	/s/ David M. Grimm
Name:	David M. Grimm
Title:	Vice President
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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

AGENT and LENDERS:

KEYBANK NATIONAL ASSOCIATION, as a Lender, as Swing Line Lender, as a LC Issuer and as Agent

By:	/s/ Nathan Weyer
Name:	Nathan Weyer
Title:	Vice President
Address:
KeyBank National Association
1200 Abernathy Road, NE
Suite 1550
Atlanta, Georgia 30328
Attn: Daniel Silbert
Facsimile: (770) 510-2195

Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

AgFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Matthew H. Jeffords
Name:	Matthew H. Jeffords
Title:	Vice President

Address:

1401 Hampton Street
Columbia, SC 29201

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

NORTHWEST FARM CREDIT SERVICES, PCA, as a Lender

By:	/s/ Carol L. Sobson
Name:	Carol L. Sobson
Title:	Vice President

Address:

1700 South Assembly Street
Spokane, WA 99224

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jennifer Wilkinson
Name:	Jennifer Wilkinson
Title:	Senior Vice President

Address:

10001 Reunion Place, Ste 300
San Antonio, TX 78216

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

CAPITAL ONE N.A., as a Lender

By:	/s/ Michael B. Perrine
Name:	Michael B. Perrine
Title:	Commercial Banking President - Austin

Address:

901 South Mopac
Building 1, Suite 500
Austin, TX 78746

Attn: Kati Smith
Fax #-855-267-0849

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mike McConnell
Name:	Mike McConnell
Title:	SVP

Address:

98 San Jacinto Blvd., Ste. 200
Austin, TX 78701

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Address:

200 West Street
New York, NY 10282
Fax # 917-977-3966

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joe Carroll
Name:	Joe Carroll
Title:	SVP

Address:

TX3-8211
P.O. Box 550
Austin, TX 78767-0550

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew Lucas
Name:	Andrew Lucas
Title:	Vice President

Address:

111 Congress Avenue, Suite 530
Austin, TX 78701

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

SYNOVUS BANK, as a Lender and a LC Issuer

By:	/s/ David W. Bowman
Name:	David W. Bowman
Title:	Senior Vice President

Address:

800 Shades Creek Parkway
Birmingham, AL 35209

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

UNITED FCS, PCA, d/b/a FCS COMMERCIAL FINANCE GROUP, as a Lender

By:	/s/ Lisa Caswell
Name:	Lisa Caswell
Title:	Vice President

Address:

600 Highway 169 South, Suite 850
Minneapolis, MN 55426

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

CADENCE BANK, N.A.as a Lender

By:	/s/ Melinda N. Jackson
Name:	Melinda N. Jackson
Title:	Senior Vice President

Address:

3500 Colonnade Pkwy, Ste. 600
Birmingham, AL 35243

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Third Amended and Restated Revolving Credit Agreement

[Execution of Third Amended and Restated Revolving Credit Agreement Continued]

METROPOLITAN LIFE INSURANCE COMPANY, .as a Lender

By:	/s/ W. Kirk Purvis
Name:	W. Kirk Purvis
Title:	Director

Address:

6750 Poplar Avenue
Suite 109
Germantown, TN 38138

[END OF SIGNATURES]

Third Amended and Restated Revolving Credit Agreement